                                                   Filed Pursuant Rule 424(b)(3)
                                                      Registration No. 333-64893

PROSPECTUS

                             EVENFLO COMPANY, INC.

                            OFFER TO EXCHANGE UP TO
           $110,000,000 OF ITS 11 3/4% SERIES B SENIOR NOTES DUE 2006
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                         11 3/4% SENIOR NOTES DUE 2006

    Evenflo Company, Inc., a Delaware corporation (the "Company" or "Evenflo"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (together, constituting the "Exchange Offer"), to exchange an aggregate of up to $110,000,000 principal amount of 11 3/4% Series B Senior Notes due 2006 (the "Exchange Notes") of the Company for an identical face amount of the issued and outstanding 11 3/4% Senior Notes due 2006 (the "Old Notes" and, together with the Exchange Notes, the "Notes") of the Company from the holders thereof. As of the date of this Prospectus, there is $110,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain provisions providing for an increase in the interest rate on the Old Notes under the circumstances described in the Registration Rights Agreement (as defined), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer. See "Description of the Exchange Notes-- Registration Rights; Liquidated Damages."

    The Exchange Notes will bear interest at a rate of 11 3/4% per annum, payable semi-annually on August 15 and February 15 of each year, commencing February 15, 1999. The Exchange Notes will mature on August 15, 2006. At any time or from time to time on or after August 15, 2002, the Company may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, at any time or from time to time on or prior to August 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued at a redemption price equal to 111.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more Equity Offerings (as defined); PROVIDED that at least 65% in aggregate principal amount of the Exchange Notes originally issued remains outstanding after each such redemption. The Exchange Notes will not be subject to any sinking fund requirements. Upon the occurrence of a Change of Control (as defined), the Company will have the option, at any time on or prior to August 15, 2002, to redeem the Exchange Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control, if the Company does not so redeem such Exchange Notes or if a Change of Control occurs after August 15, 2002, the Company will be required to make an offer to purchase all of the outstanding Exchange Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Risk Factors--Change of Control" and "Description of the Exchange Notes--Repurchase at the Option of Holders--Change of Control."

    The Exchange Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of payment to all existing and future senior indebtedness of the Company. The Exchange Notes will be effectively subordinated to all existing and future senior secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all obligations of the subsidiaries of the Company. As of December 31, 1998, the Exchange Notes would have been effectively subordinated to $7.8 million of senior secured indebtedness and $6.1 million of obligations of the Company's subsidiaries. As of December 31, 1998, the aggregate principal amount of the Company's long-term indebtedness was approximately $117.8 million, $7.8 million of which was senior secured indebtedness under the Credit Facility (as defined) (excluding $61.0 million of availability under the Credit Facility after giving effect to $31.2 million of outstanding letters of credit and bankers' acceptances). See "Description of the Exchange Notes." As of December 31, 1998, the aggregate principal amount of the outstanding liabilities and commitments of the subsidiaries of the Company was approximately $6.1 million (excluding guarantees in respect of the Credit Facility). The Company currently does not have any indebtedness which would be subordinate to the Exchange Notes. See "Description of the Exchange Notes--General," "Risk Factors--Effective Structural Subordination" and "--Encumbrances on Assets to Secure Credit Facility."
                                                        (CONTINUED ON NEXT PAGE)
                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

 THE EXCHANGE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY 13, 1999

(CONTINUED FROM COVER PAGE)

    The Old Notes were issued and sold on August 20, 1998 (the "Closing Date") in a private placement to initial purchasers, which offered the Old Notes for resale within the United States to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act (the "Offering"). In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on interpretations by the staff (the "Staff") of the Securities and Exchange Commissions (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). A broker-dealer may not participate in the Exchange Offer with respect to Old Notes acquired other than as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." If any holder of Old Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) can not rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction.

    The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the Exchange Notes. The Company currently does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation of the Exchange Notes through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The date of acceptance and exchange of the Old Notes (the "Exchange Date") will be the third business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer. The Exchange Offer will expire 5:00 p.m., New York City Time, on June 15, 1999 (the "Expiration Date"). The Company does not currently intend to extend the Expiration Date.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. While the Company believes that the material information has been provided regarding the contracts and documents described herein, the statements contained in this Prospectus as to the contents of any such contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of the Exchange Offer, the Company will be subject to the information requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the Commission. The Registration Statement, such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, pursuant to the Indenture governing the Notes, the Company has agreed that, beginning with the fiscal period ending September 30, 1998 and for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes (the "Holders") within 15 days after it is or would have been required to file such with the Commission, quarterly and annual financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. Such requirements may be satisfied through the filing and provision of such documents and reports which would otherwise be required pursuant to Section 13 in respect of the Company.

    UNTIL AUGUST 12, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                           FORWARD-LOOKING STATEMENTS

    This Prospectus, including the "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "plan," "the Company believes," "management believes," "estimate," "continue," or "position" or the negative thereof or other variations thereon or comparable terminology. In particular, any statements, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the Exchange Notes are forward-looking statements. Investors in the Exchange Notes offered hereby are cautioned that reliance on any forward-looking statements involves risks and uncertainties and that, although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could be incorrect, and actual results may differ materially from any results indicated or suggested thereby. The uncertainties in this regard include, but are not limited to, those identified herein under "Risk Factors." In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved. All forward-looking statements are expressly qualified by such cautionary statements, and the Company expressly disclaims any duty to update such forward-looking statements.

                  CERTAIN DEFINED TERMS AND MARKET SHARE DATA

    As used in this Prospectus, unless the context otherwise requires, the "Company" or "Evenflo" refers to Evenflo Company, Inc. and its direct and indirect subsidiaries and "Spalding" refers to Spalding Holdings Corporation (formerly known as Evenflo & Spalding Holdings Corporation), and its direct and indirect subsidiaries. Through September 30, 1998, the Company's fiscal year ended September 30, and thus all references to "fiscal 1998" refer to the twelve months ended September 30, 1998 and all references to prior fiscal years refer to the twelve months ended September 30 of the referenced year. Commencing with fiscal 1999, the Company's fiscal year end will be December 31. To avoid confusion, references to the fiscal year ended December 31, 1999 will be referred to as "calendar 1999." References to "fiscal 1997 pro forma net sales" give effect to the April 1997 acquisition of Gerry Baby Products as if such acquisition had occurred as of October 1, 1996.

    As used in this Prospectus, unless the context otherwise requires, the "juvenile products industry" refers to hard goods, as opposed to clothing, linens and other apparel items, manufactured for infants and juveniles. Although the Company's previous fiscal years ended on September 30, market share data, the size of given markets and the Company's relative ranking within a certain product category have each been prepared on the basis of a calendar year and on the basis of U.S. dollar sales for the domestic market. The Company has defined its markets to include "On The Go" products, "Play Time" products, "Bed and Bath" products and "Feeding Time" products and has presented market share and other data on the basis of such product categories, although industry sources do not similarly divide the juvenile products industry. This Prospectus includes market share information for certain products in each of these categories and such products do not represent the entirety of the Company's product line in each such category. In addition, the Company does not compete in every product line it includes in its definition of On The Go, Play Time, Bed and Bath and Feeding Time products. With respect to data relating to the juvenile products industry as a whole and the size of given markets, such data was prepared by the Juvenile Products Manufacturing Association ("JPMA") for the 1997 calendar year (the latest year for which such data is available) on the basis of net sales reported by its members. Unless otherwise indicated, all references to market share data and the Company's relative ranking within a certain product category with respect to feeding products are prepared on the basis of U.S. retail sales data prepared by ACNielsen Corporation ("ACNielsen") reporting for food stores, drug stores and mass merchandisers for the 1997 calendar year (the latest year for which such data is available). In all other product categories, such data is based on U.S. retail sales data prepared by The NPD Group, Inc. ("NPD") reporting for a sampling of retailers, excluding all specialty retailers, which have elected to participate in its database for the 1997 calendar year.

    BELTRIGHT-Registered Trademark-, CARRY RIGHT-TM-,
CHAMPION-Registered Trademark-, DISCOVERY-TM-, DISCOVERY TRAVEL SYSTEM-TM-, EVENFLO-Registered Trademark-, EVENFLO-Registered Trademark- TO GROW-TM-, EVOLUTION-Registered Trademark-, EXERSAUCER-Registered Trademark-, FIRST CHOICE-TM-, GERRY-Registered Trademark-, HAPPY CAMPER-Registered Trademark-, HIKE 'N ROLL-Registered Trademark-, HORIZON-TM-, HOUDINI-Registered Trademark-, MEDALLION-Registered Trademark-, ON MY WAY-Registered Trademark-, ON MY WAY TRAVEL SYSTEM-Registered Trademark-, PHASES-Registered Trademark-, PLAY CRIB-TM-, SCOUT-Registered Trademark- (registered trademark in Australia only), SIDEKICK-TM-, SNUGLI-Registered Trademark-, SUPERSAUCER-TM-, TEACH ME TOYS-TM-, TRAVEL TANDEM-Registered Trademark-, TRENDSETTER-TM-,
TROOPER-Registered Trademark-, TWO-IN-ONE (registration pending), ULTARA-Registered Trademark- and ULTARA I-Registered Trademark- are trademarks of the Company. This Prospectus also includes references to companies other than the Company, including Babies "R" Us ("Babies "R" Us"), a division of Toys "R" Us, Inc. ("Toys "R" Us"), the Children's National Medical Center, a non-profit corporation that operates the National SAFE KIDS CAMPAIGN-Registered Trademark- (the "SAFE KIDS CAMPAIGN-Registered Trademark-"), Disney Enterprises, Inc. ("Disney"), Huffy Corporation ("Huffy"), Kmart Corporation ("Kmart"), Lamaze Institute for Higher Education ("Lamaze"), Lordship Industrial Co. ("Lordship"), OshKosh B'Gosh, Inc. ("OshKosh"), Sears, Roebuck & Co. ("Sears"), Serta, Inc. ("Serta"), Service Merchandise Company, Inc. ("Service Merchandise"), Target (a division of Dayton Hudson Corporation) ("Target"), Wal-Mart Stores, Inc. ("Wal-Mart") and Warner Bros., a division of Time Warner Entertainment Company L.P. ("Warner Bros."), and to trademarks of other companies, including DISNEY BABIES-Registered Trademark-, BABY LOONEY TUNES-Registered Trademark-, OSHKOSH B'GOSH-Registered Trademark- and SERTA-Registered Trademark-.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND OTHER FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

GENERAL

    Evenflo is one of the largest manufacturers and marketers of juvenile products in the United States as well as a leader in several international markets based on pro forma net sales in 1997. Established in 1920, Evenflo is one of the oldest and most recognized names in the juvenile products industry, with a 97% brand awareness for infant feeding products among new mothers in the United States. The Company believes it is a leading supplier of juvenile products to such key national retailers as Toys "R" Us, Wal-Mart, Sears, Kmart and Target.

    Evenflo distinguishes itself from its competitors by developing innovative, high quality products which have sometimes redefined their product categories. For example, the 1994 introduction of the EXERSAUCER redefined the activity product category. Evenflo followed this success with the introduction of the ON MY WAY TRAVEL SYSTEM in 1996, which was, according to NPD, the single largest selling product in the juvenile products industry by dollar volume in 1997. The Company further distinguishes itself from its competitors through its co-branded product offerings with other national brands such as OSHKOSH
B'GOSH-Registered Trademark- and SERTA-Registered Trademark-. For the three months ended December 31, 1998, the Company had net sales of $72.6 million and Adjusted EBITDA (as defined) of $1.4 million. For the same period, the Company's operating activities used $8.3 million of cash, its investing activities used $2.4 million of cash and financing activities provided $7.8 million of cash. For fiscal 1998, the Company had net sales of $339.1 million and Adjusted EBITDA of $20.7 million. For the same period, the Company's operating activities used $6.8 million of cash, its investing activities used $18.1 million of cash and financing activities provided $30.5 million of cash.

    The Company's products fall into four principal categories, representing the daily activities in which the products are used: (i) "On The Go" products, including car seats, strollers, travel systems and carriers, (ii) "Play Time" products, including stationary activity products, swings, gates and doorway jumpers, (iii) "Bed and Bath" products, including cribs, portable play yards, monitors, mattresses, bath items and toilet trainers and (iv) "Feeding Time" products, including reusable and disposable nurser systems, breastfeeding aids, high chairs, oral development items such as teethers and pacifiers, bibs and other feeding accessories.

    During fiscal 1997 and fiscal 1998, Evenflo invested an aggregate of approximately $108 million to improve its operations, expand its product lines and support the growth of its base business. In March 1998, Evenflo completed a $15.9 million capital expenditure program ($12.8 million of which was invested in fiscal 1997 and fiscal 1998) ("Project Discovery") to improve productivity and increase capacity levels by reengineering its Piqua, Ohio assembly lines and reconfiguring its principal warehouse. In April 1997, Evenflo acquired certain net assets of Gerry Baby Products ("Gerry") for a purchase price of $68.7 million (the "Gerry Acquisition"). The Gerry Acquisition provided Evenflo with additional market leading products in categories such as gates, monitors, infant carriers and baths, which complemented the Company's traditional strengths in juvenile furniture and infant feeding products. To realize the manufacturing efficiencies achievable through the Gerry Acquisition, Evenflo invested an additional $7.4 million to integrate the Gerry operations into the Company's Piqua, Ohio and Canton, Georgia plants. The Company anticipates that significant production efficiencies will be realized in calendar 1999 from Project Discovery and the integration of Gerry. In addition, the Company has implemented a stock-keeping unit ("SKU") rationalization program (the "SKU Rationalization") to discontinue a substantial number of SKUs the Company has produced in order to eliminate certain low margin SKUs and to decrease the manufacturing burden of producing a significant number of product variations. The SKU Rationalization generated a $7.9 million non-cash charge in the three months ended December 31, 1998 to eliminate certain items of inventory that will not be carried forward. The Company believes that this effort will contribute to a reduction in inventory levels and an improvement in margins.

BUSINESS STRATEGY

    The Company's primary business objective is to increase net sales and improve cash flow by increasing worldwide market share and improving operating efficiencies. Evenflo seeks to achieve this objective by leveraging its leading market positions, strong brand recognition and innovative product development efforts in the pursuit of the following strategies:

    ATTAIN LEADING MARKET SHARE IN ADDITIONAL KEY PRODUCT AREAS. In 1997, Evenflo was the largest domestic manufacturer of juvenile products measured by total pro forma dollar sales, with products competing in ten of the fifteen highest dollar volume product categories for juvenile products. Evenflo has the number one or number two market share (by dollars based on pro forma net sales in 1997) in many of its key product categories as demonstrated by the following table.

                                                                                                       1997 U.S.
                                                                     1997               1997         RETAIL MARKET
                                                                  U.S. MARKET        U.S. MARKET         SIZE
                     PRODUCT CATEGORY(1)                             SHARE              RANK          (MILLIONS)
-------------------------------------------------------------  -----------------  -----------------  -------------
ON THE GO
  Infant Car Seats...........................................             45%                 1        $    46.0
  Convertible Car Seats......................................             47%                 1        $   113.9
  Stroller Travel Systems....................................             43%                 1        $    58.0
  Soft Infant Carriers.......................................             62%                 1        $    15.2
  Frame Infant Carriers......................................             99%                 1        $     4.0
PLAY TIME
  Gates......................................................             58%                 1        $    50.7
  Stationary Activity Products (excluding walkers)...........             51%                 1        $    31.8
BED AND BATH
  Baby Baths.................................................             40%                 1        $    15.7
  Play Yards.................................................             14%                 2        $    82.2
  Baby Monitors..............................................             23%                 2        $    38.5
FEEDING TIME
  Breastfeeding Products.....................................             48%                 1        $    39.9
  Reusable Nurser Systems....................................             26%                 2        $   110.8
  High Chairs................................................             27%                 2        $    55.9

------------------------

Source: NPD and ACNielsen sales data.

(1) The Company has defined its four principal categories to include "On The Go" products, "Play Time" products, "Bed and Bath" products and "Feeding Time" products and has presented market share and other data on the basis of such product categories, although industry sources do not similarly divide the juvenile products industry. The above chart includes market share information for selected products in each of these categories and such products do not represent the entirety of the Company's product line in each such category. In addition, the Company does not compete in every product line it includes in its definitions of On The Go, Play Time, Bed and Bath and Feeding Time.

    In 1997, Evenflo held leading market share positions (number one or number two) in products that generated 78% of its pro forma net sales and 85% of its pro forma gross profit. Evenflo believes that its strong market shares are attributable to its dedication to products that appeal to parents' desires for safe, convenient and fashionable products. The Company intends to focus its marketing and product development resources on product categories in which the Company believes it can achieve either a number one or a number two market share. The Company believes that a number one or number two market share for a product category is an important factor in achieving a desirable level of shelf space with its key mass merchant and national accounts.

    CONTINUE TO FOCUS ON PRODUCT DEVELOPMENT AND INNOVATION. The Company believes that it is one of the leading innovators in the juvenile products industry, with frequent introductions of innovative products and refinements that improve a product's design and appeal. Throughout its long history, Evenflo has developed innovative juvenile products, from its introduction of the first fully integrated baby bottle system in 1935, to its successful 1994 introduction of the EXERSAUCER stationary activity product, a safer alternative to infant walkers. Also introduced in 1994 was the ON MY WAY car seat, with its innovative, ergonomically correct CARRY RIGHT handle. The ON MY WAY car seat was the best selling infant car seat in U.S. dollar sales in 1997 (Evenflo's ULTARA I was the best selling convertible car seat in U.S. dollar sales in 1997). In 1995, the Company introduced the PHASES multi-use high chair, which converts from an infant feeding seat to a booster seat to a play table and chair. In 1997, the PHASES line was the second best selling line of high chairs in U.S. dollar sales. In 1996, Evenflo achieved incremental growth opportunities in strollers by designing a stroller that integrates with the ON MY WAY car seat to form the new ON MY WAY TRAVEL SYSTEM, the best selling travel system in U.S. dollar sales in 1997. The Company plans to continue its tradition of product development and innovation by introducing new products to serve each of its four principal product categories with over twenty new products expected to be introduced in the next twelve months.

    CAPITALIZE ON STRONG BRAND IDENTITY. The Company believes that the strength and 78 year history of its brand name creates a significant competitive advantage. Evenflo is one of the most widely recognized names in the juvenile products industry and benefits from a 97% brand awareness for infant feeding products among new mothers in the United States. Evenflo believes that its long history of developing safety-tested, high quality, innovative products is responsible for the high levels of brand loyalty achieved by its products. Evenflo's strength in core products such as car seats and high chairs (required products for most families with infants and juveniles) contributes to customers recognizing Evenflo as a brand name associated with high quality consumer products. By capitalizing on its strong brand identity, Evenflo is able to introduce new lines and related products, such as Evenflo's car seat/stroller combination, or product innovations, such as the EXERSAUCER.

    The Company is implementing measures to improve the appeal of its product line through an increased emphasis on fashionable patterns and fabrics for products such as strollers and play yards. In order to further distinguish its products, the Company has arrangements with other national brands such as Serta, Disney, Warner Bros. and OshKosh in co-branded product offerings such as new infant mattresses by SERTA-Registered Trademark-, Play Time products decorated with BABY LOONEY TUNES-REGISTERED TRADEMARK- characters and Feeding Time products decorated with DISNEY BABIES-Registered Trademark- characters. As part of its co-branding strategy, Evenflo recently introduced a line of OSHKOSH B'GOSH-Registered Trademark- by Evenflo products, including car seats, strollers, play yards and carriers, which the Company believes is the first product grouping with an integrated look of this kind in the industry. The Company intends to pursue additional opportunities to improve the design appeal of its products through co-branding arrangements in the future.

    IMPROVE CUSTOMER SERVICE AND SUPPORT. Evenflo's customer service strategy is premised on management's belief that Evenflo has two customer audiences: the retail merchant and the end-user of its products. To improve service to its retail customers, Evenflo has made significant investments as part of Project Discovery to improve its distribution and warehousing facilities as well as increase the flexibility of its manufacturing operations to satisfy the "just in time" needs of many of its largest customers. In addition, Evenflo is in the process of implementing a $6.5 million information technology program designed to enhance the Company's information systems, electronic data interchange ("EDI") capabilities and data processing capabilities pursuant to which the Company spent $4.8 million in the aggregate in calendar 1998. The Company's improved EDI system will lower order placement costs and increase the accuracy and timeliness of order processing while enabling the customer to manage inventory levels more efficiently. In addition, the enhanced information capabilities will permit improved analyses of orders, sales, customer service levels and inventory and more readily permit the identification of trends in these items. To improve customer service levels to end-users, in the past twelve months the Company completed construction of a consumer service center in Ohio which is staffed with 36 service representatives. In addition, Evenflo has launched its own website (www.evenflo.com) and has formed alliances with Lamaze and the SAFE KIDS CAMPAIGN-Registered Trademark-, a childrens safety advocacy group, to provide safety-related educational materials to new parents. Further, Evenflo has recently launched a marketing and education program targeting Hispanic child birth educators and expectant parents in order to serve the Hispanic community, one of the fastest growing demographic groups in the United States.

    INCREASE INTERNATIONAL PENETRATION. The Company intends to be a global leader in juvenile products and to significantly increase international net sales and cash flow. The Company believes that higher birth rates, increasing income levels, the lowering of trade barriers and the standardization of juvenile product regulations in certain world markets present significant growth opportunities. The Company's international sales have historically been made primarily through its Canadian, Mexican and Philippine operations, as well as through independent distributors selling to customers in 63 foreign countries. Recently, the Company has begun to develop additional sales and marketing capabilities in targeted markets. For example, in May 1998, the Company entered the European market on a direct basis with a line of locally manufactured products sold through its own sales and marketing group. The Company is exploring similar opportunities in Southeast Asia.

    REALIZE BENEFITS OF PROJECT DISCOVERY AND GERRY INTEGRATION. During fiscal 1997 and fiscal 1998, Evenflo invested an aggregate of approximately $88.9 million in capital expenditures to expand its product line (through the Gerry Acquisition), improve its operations and integrate the operations of Gerry into its manufacturing and distribution infrastructure. Evenflo has begun to realize operating efficiencies from these investments, although the challenges posed by the integration of Gerry's operations resulted in increased costs during fiscal 1998 for indirect and non-standard labor, product testing, scrap, freight, inventory obsolescence and delays in product introductions which have more than offset the cost savings achieved through these investments. The Company believes that the process of integrating the manufacture and distribution of Gerry product lines at the Company's facilities has been substantially completed. In calendar 1999, the Company believes that its investments in improved manufacturing and distribution facilities and the increased experience of its workforce in manufacturing and distributing Gerry products will result in significant production efficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effects of Gerry Integration; Factors Affecting Fiscal 1998 Performance." In an effort to improve customer service and operating efficiencies, Evenflo is refining a program to discontinue a substantial number of SKUs it produces in order to eliminate certain low margin SKUs and to decrease its manufacturing burden.

RECENT DEVELOPMENTS

    For the three months ended March 31, 1999, the Company's net sales increased to $94.9 million from $93.0 million for the three months ended March 31, 1998. During the same three month periods, the Company's EBITDA (as defined) increased to $7.9 million from $7.0 million, an increase of 12.4% over the prior year's period.

                            ------------------------

    The Company's principal offices are located at Northwoods Business Center II, 707 Crossroads Court, Vandalia, Ohio 45377, and its telephone number is
(937) 415-3300.

                                THE TRANSACTIONS

    On the Closing Date, the Company (i) issued and sold $110.0 million aggregate principal amount of Old Notes in the Offering and (ii) entered into a $100.0 million revolving credit facility led by Merrill Lynch Capital Corporation, DLJ Capital Funding, Inc. and Bank of America National Trust and Savings Association (the "Credit Facility") and borrowed $10.0 million under the Credit Facility (with an additional $42.0 million of the Credit Facility used to support outstanding letters of credit and bankers' acceptances on the Closing
Date). The Offering and the borrowings under the Credit Facility are collectively referred to in this Prospectus as the "Financings."

    The Company applied the proceeds of the Financings to repay approximately $110.0 million of indebtedness owed to Spalding as part of the Stock Acquisitions, as described below, and pay transaction fees and expenses of approximately $10.0 million. The sources and uses of the funds for the Financings and the related transactions for the Company were as follows:

                                                                               (DOLLARS IN
                                                                                MILLIONS)
                                                                            ------------------
SOURCES OF FUNDS
  Old Notes...............................................................      $    110.0
  Credit Facility.........................................................            10.0
                                                                                   -------
      Total...............................................................      $    120.0
                                                                                   -------
                                                                                   -------
USES OF FUNDS
  Repayment of intercompany debt to Spalding..............................      $    110.0
  Transaction fees and expenses...........................................            10.0
                                                                                   -------
      Total...............................................................      $    120.0
                                                                                   -------
                                                                                   -------

    Also, on the Closing Date, the Company's then existing stockholders entered into the following transactions, which (other than the Preferred Stock Distribution described below) did not have an effect on the Company's financial statements. KKR 1996 Fund L.P., a Delaware limited partnership affiliated with Kohlberg Kravis Roberts & Co. L.P. ("KKR"), entered into a stock purchase agreement (the "KKR Stock Purchase Agreement") pursuant to which KKR 1996 Fund L.P. acquired from Lisco, Inc., a wholly-owned subsidiary of Spalding ("Lisco"),
(i) 51% (5,100,000 shares) of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), for a purchase price of $25.5 million and (ii) 400,000 shares of variable rate cumulative preferred stock with a liquidation preference of $100.00 per share (the "Cumulative Preferred Stock") for a purchase price of $40.0 million, representing 100% of the outstanding shares of Cumulative Preferred Stock (the "Preferred Stock Investment"). Lisco had received the 400,000 shares of newly-authorized Cumulative Preferred Stock as a distribution from the Company prior to the Closing Date (the "Preferred Stock Distribution"). In addition, on the Closing Date, Great Star Corporation ("Great Star"), an affiliate of Abarco N.V. ("Abarco"), entered into a stock purchase agreement (the "Great Star Stock Purchase Agreement") pursuant to which, prior to the acquisition of Common Stock by KKR 1996 Fund L.P., Great Star acquired 6.6% (660,000 shares) of the outstanding shares of Common Stock from Lisco for a purchase price of $3.3 million (collectively, the "Stock Acquisitions"). Lisco continues to own 42.4% (4,240,000 shares) of the Company's outstanding Common Stock after giving effect to the Transactions. Abarco currently holds approximately 7% of the outstanding common stock of Spalding. Spalding is a manufacturer and marketer of branded consumer products in the sporting goods industry. Lisco, a wholly-owned subsidiary of Spalding, holds, directly and indirectly, the intellectual property rights of Spalding as well as its investment in the Company. KKR is a private equity firm specializing in management buyouts. The Financings, the Preferred Stock Distribution, the Preferred Stock Investment, the Stock Acquisitions and the repayment of approximately $110.0 million of indebtedness which was owed to Spalding are collectively referred to in this Prospectus as the "Transactions."
                            ------------------------

    The following charts set forth the ownership of the Company's Common Stock both prior to and following the Stock Acquisitions.

                                     CHART

                               THE EXCHANGE OFFER

The Exchange Offer................  The Company is offering to exchange pursuant to the
                                    Exchange Offer up to $110,000,000 aggregate principal
                                    amount of its Exchange Notes for a like aggregate
                                    principal amount of its Old Notes. The terms of the
                                    Exchange Notes are identical in all material respects
                                    (including principal amount, interest rate and maturity)
                                    to the terms of the Old Notes for which they may be
                                    exchanged pursuant to the Exchange Offer, except that
                                    the Exchange Notes will not bear legends restricting
                                    their transfer, and will not contain provisions
                                    providing for an increase in interest rates under the
                                    circumstances described in the Registration Rights
                                    Agreement. See "The Exchange Offer" and "Description of
                                    the Exchange Notes--Registration Rights; Liquidated
                                    Damages."

Minimum Condition.................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered
                                    for exchange.

Expiration Date; Withdrawal of
  Tender..........................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on June 15, 1999, unless the Exchange Offer
                                    is extended, in which case the term "Expiration Date"
                                    means the latest date and time to which the Exchange
                                    Offer is extended. The Company does not currently intend
                                    to extend the Expiration Date. Tenders may be withdrawn
                                    at any time prior to 5:00 p.m., New York City time, on
                                    the Expiration Date. See "The Exchange Offer--Withdrawal
                                    Rights."

Exchange Date.....................  The date of acceptance for exchange of the Old Notes will be the third business day following the Expiration
                                    Date.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The
                                    Company currently expects that each of the conditions
                                    will be satisfied and that no waivers will be necessary.
                                    See "The Exchange Offer--Certain Conditions to the
                                    Exchange Offer." The Company reserves the right to
                                    terminate or amend the Exchange Offer at any time prior
                                    to the Expiration Date upon the occurrence of any such
                                    condition. If the Company waives or amends any of such
                                    conditions, it will, if required by law, extend the
                                    Exchange Offer for a minimum of five business days from
                                    the date that the Company first gives notice, by public
                                    announcement or otherwise, of such waiver or amendment,
                                    if the Exchange Offer would otherwise expire within such
                                    five business day period.

Procedures for Tendering
  Old Notes.......................  Each Holder wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a
                                    facsimile thereof, in accordance with the instructions
                                    contained herein and therein, and mail or otherwise
                                    deliver such Letter of Transmittal, or such facsimile,
                                    together with the Old Notes and any other required
                                    documentation to the Exchange Agent at the address set
                                    forth therein. See "The Exchange Offer--

                                    Procedures for Tendering Old Notes" and "Plan of
                                    Distribution."

Use of Proceeds...................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Federal Income Tax Consequences...  The exchange of Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax
                                    purposes.

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender should
                                    contact such registered holder promptly and instruct
                                    such registered holder to tender on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such beneficial owner's own behalf, such
                                    beneficial owner must, prior to completing and executing
                                    the Letter of Transmittal and delivering the Old Notes,
                                    either make appropriate arrangements to register
                                    ownership of the Old Notes in such beneficial owner's
                                    name or obtain a properly completed bond power from the
                                    registered holder. The transfer of registered ownership
                                    may take considerable time. See "The Exchange
                                    Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent prior to the
                                    Expiration Date must tender their Old Notes according to
                                    the guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes and
  Delivery of Exchange Notes......  The Company will accept for exchange any and all Old
                                    Notes which are properly tendered in the Exchange Offer
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The Exchange Notes issued pursuant to
                                    the Exchange Offer will be delivered promptly following
                                    the Expiration Date. See "The Exchange Offer--Acceptance
                                    of Old Notes for Exchange; Delivery of Exchange Notes."

Effect on Holders of Old Notes....  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to
                                    the terms of this Exchange Offer, the Company will have
                                    fulfilled a covenant contained in the Registration
                                    Rights Agreement (the "Registration Rights Agreement")
                                    dated as of August 20, 1998 among the Company and
                                    Donaldson, Lufkin & Jenrette Securities Corporation,
                                    Merrill Lynch, Pierce, Fenner & Smith Incorporated and
                                    BancAmerica Robertson Stephens (the "Initial
                                    Purchasers") and, accordingly, there will be no increase
                                    in the interest rate on the Old Notes under the
                                    circumstances described in the Registration Rights
                                    Agreement, and the holders of the Old Notes will have no
                                    further registration or other rights under the
                                    Registration Rights Agreement. Holders of the Old

                                    Notes who do not tender their Old Notes in the Exchange
                                    Offer will continue to hold such Old Notes and will be
                                    entitled to all the rights and limitations applicable
                                    thereto under the Indenture dated as of August 20, 1998
                                    between the Company and HSBC Bank USA (formerly known as
                                    Marine Midland Bank) relating to the Old Notes and the
                                    Exchange Notes (the "Indenture"), except for any such
                                    rights under the Registration Rights Agreement that by
                                    their terms terminate or cease to have further
                                    effectiveness as a result of the making of, and the
                                    acceptance for exchange of all validly tendered Old
                                    Notes pursuant to, the Exchange Offer. All untendered
                                    Old Notes will continue to be subject to the
                                    restrictions on transfer provided for in the Old Notes
                                    and in the Indenture. To the extent that Old Notes are
                                    tendered and accepted in the Exchange Offer, the trading
                                    market for untendered Old Notes could be adversely
                                    affected. See "Description of the Exchange
                                    Notes--Registration Rights; Liquidated Damages."

Consequence of Failure
  to Exchange.....................  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will
                                    continue to be subject to the restrictions on transfer
                                    of such Old Notes as set forth in the legend thereon. In
                                    general, the Old Notes may not be offered or sold,
                                    unless registered under the Securities Act, except
                                    pursuant to an exemption from, or in a transaction not
                                    subject to, the Securities Act and applicable state
                                    securities laws. Other than in connection with the
                                    Exchange Offer, the Company does not currently
                                    anticipate that it will register the Old Notes under the
                                    Securities Act.

Exchange Agent....................  HSBC Bank USA is serving as exchange agent (the
                                    "Exchange Agent") in connection with the Exchange Offer.
                                    See "The Exchange Offer--Exchange Agent."

                               THE EXCHANGE NOTES

Issuer:...........................  Evenflo Company, Inc.

Securities Offered:...............  $110,000,000 aggregate principal amount of 11 3/4%
                                    Series B Senior Notes due 2006.

Maturity Date:....................  August 15, 2006.

Interest Payment Dates:...........  Interest on the Exchange Notes will accrue at the rate of 11 3/4% per annum, payable semi-annually in cash in
                                    arrears on August 15, and February 15, of each year,
                                    commencing February 15, 1999.

Optional Redemption:..............  At any time or from time to time on or after August 15,
                                    2002, the Company may redeem the Exchange Notes, at the
                                    redemption prices set forth herein, plus accrued and
                                    unpaid interest, if any, to the date of redemption.
                                    Notwithstanding the foregoing, at any time or from time
                                    to time on or prior to August 15, 2001, the Company may
                                    redeem, at its option, up to 35% of the aggregate
                                    principal amount of the Exchange Notes

                                    originally issued at a redemption price equal to 111.75%
                                    of the principal amount thereof, plus accrued and unpaid
                                    interest, if any, to the date of redemption with the net
                                    cash proceeds of one or more Equity Offerings; PROVIDED
                                    that at least 65% in aggregate principal amount of the
                                    Exchange Notes originally issued remains outstanding
                                    after each such redemption. See "Description of the
                                    Exchange Notes--Optional Redemption."

Ranking:..........................  The Exchange Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of
                                    payment to all existing and future senior indebtedness
                                    of the Company. The Exchange Notes will be effectively
                                    subordinated to all existing and future senior secured
                                    indebtedness of the Company to the extent of the value
                                    of the assets securing such indebtedness and will be
                                    effectively subordinated to all obligations of the
                                    subsidiaries of the Company. As of December 31, 1998,
                                    the Exchange Notes would have been effectively
                                    subordinated to $7.8 million of senior secured
                                    indebtedness and $6.1 million of obligations of the
                                    Company's subsidiaries. As of December 31, 1998, the
                                    aggregate principal amount of long-term indebtedness of
                                    the Company was approximately $117.8 million, $7.8
                                    million of which was senior secured indebtedness under
                                    the Credit Facility (excluding $61.0 million of
                                    availability under the Credit Facility after giving
                                    effect to $31.2 million of outstanding letters of credit
                                    and bankers' acceptances). As of December 31, 1998, the
                                    aggregate principal amount of the outstanding
                                    liabilities and commitments of the subsidiaries of the
                                    Company was approximately $6.1 million (excluding
                                    guarantees in respect of the Credit Facility). The
                                    Company currently does not have any indebtedness which
                                    would be subordinate to the Exchange Notes. See "Risk
                                    Factors--Effective Structural Subordination",
                                    "--Encumbrances on Assets to Secure Credit Facility" and
                                    "Description of the Credit Facility."

Change of Control:................  Upon the occurrence of a Change of Control, the Company will have the option, at any time on or prior to August
                                    15, 2002, to redeem the Exchange Notes, in whole but not
                                    in part, at a redemption price equal to 100% of the
                                    aggregate principal amount thereof plus the Applicable
                                    Premium, together with accrued and unpaid interest, if
                                    any, to the date of redemption. Upon the occurrence of a
                                    Change of Control, if the Company does not so redeem the
                                    Exchange Notes or if a Change of Control occurs after
                                    August 15, 2002, the Company will be required to make an
                                    offer to purchase all of the outstanding Exchange Notes
                                    at a price equal to 101% of the principal amount thereof
                                    plus accrued and unpaid interest, if any, to the date of
                                    purchase. See "Description of the Exchange Notes--
                                    Repurchase at the Option of Holders--Change of Control."

Certain Covenants:................  The Indenture (as defined) contains certain covenants that, among other things, limit the ability of the
                                    Company and its Restricted Subsidiaries (as defined) to:
                                    (i) incur additional indebtedness; (ii) repay certain
                                    other indebtedness; (iii) pay dividends or make certain
                                    other distributions; (iv) repurchase equity interests;
                                    (v) consummate certain asset sales; (vi) enter into
                                    certain transactions with affiliates; (vii) enter into
                                    sale and leaseback transactions; (viii) incur liens;
                                    (ix) merge or consolidate with any other person; (x)
                                    enter into certain guarantees of indebtedness; (xi)
                                    sell, assign, transfer, lease, convey or otherwise
                                    dispose of all or substantially all of the assets of the
                                    Company or a Restricted Subsidiary; or (xii) enter into
                                    certain agreements which restrict the rights of
                                    subsidiaries to make dividends or sell assets. See "Risk
                                    Factors--Restrictive Covenants" and "Description of the
                                    Exchange Notes--Certain Covenants." In addition, under
                                    certain circumstances, the Company is required to make
                                    an offer to purchase the Exchange Notes at a price equal
                                    to 100% of the principal amount thereof, plus accrued
                                    and unpaid interest, if any, to the date of purchase,
                                    with the proceeds of certain Asset Sales (as defined).
                                    See "Description of the Exchange Notes--Repurchase at
                                    the Option of Holders--Asset Sales."

Use of Proceeds:..................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by holders of Old Notes prior to tendering Old Notes in the Exchange Offer.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table sets forth certain summary historical and pro forma consolidated financial data of the Company. The historical consolidated operating statement data of the Company for the three fiscal years ended September 30, 1998 and the three months ended December 31, 1998 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus. The historical financial data for the three months ended December 31, 1997 have been derived from unaudited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The pro forma consolidated financial data have been derived from the Pro Forma Financial Statement (as defined) and the related notes thereto included elsewhere in this Prospectus. The pro forma operating statement data for fiscal 1998 give effect to the Transactions as if such transactions were consummated on October 1, 1997. See "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Condensed Consolidated Financial Statement" and the historical Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                                THREE MONTHS ENDED
                                                 FISCAL YEAR ENDED SEPTEMBER 30,                   DECEMBER 31,
                                                 -------------------------------   PRO FORMA   --------------------
                                                   1996       1997       1998        1998        1997       1998
                                                 ---------  ---------  ---------  -----------  ---------  ---------
                                                        (DOLLAR AMOUNTS IN THOUSANDS)
                                                              (AS RESTATED)(11)
OPERATING STATEMENT DATA
Net sales......................................   $237,165   $296,743   $339,077    $339,077     $69,650    $72,552
Cost of sales(1)...............................    178,733    235,925    270,708     270,708      58,070     66,811
                                                 ---------  ---------  ---------  -----------  ---------  ---------
Gross profit...................................     58,432     60,818     68,369      68,369      11,580      5,741
Selling, general and administrative
  expenses(2)..................................     42,801     52,232     63,133      65,699      13,203     16,071
Allocated Spalding expenses(3).................      2,500      2,900      2,566           0         700          0
Restructuring costs(4).........................          0      8,371      2,666       2,666          60          0
1994 Management Stock Ownership Plan
  expense(5)...................................      2,621          0          0           0           0          0
                                                 ---------  ---------  ---------  -----------  ---------  ---------
Income (loss) from operations..................     10,510     (2,685)         4           4      (2,383)   (10,330)
Interest expense, net..........................      4,128      7,243     11,458      16,268       2,494      4,220
Currency (gain) loss, net......................        204         47      1,076       1,076          77       (251)
                                                 ---------  ---------  ---------  -----------  ---------  ---------
Earnings (loss) before income taxes and
  extraordinary loss...........................      6,178     (9,975)   (12,530)    (17,340)     (4,954)   (14,299)
Income taxes (benefit).........................      3,197     (4,364)    (4,171)     (6,047)     (1,255)    (5,413)
                                                 ---------  ---------  ---------  -----------  ---------  ---------
Earnings (loss) before extraordinary loss......      2,981     (5,611)    (8,359)   $(11,293)(6)    (3,699)    (8,886)
                                                                                  -----------
                                                                                  -----------
Extraordinary (loss) on early extinguishment of
  debt, net of tax benefit of $360 and $696....       (560)         0     (1,304)                      0          0
                                                 ---------  ---------  ---------               ---------  ---------
Net earnings (loss)............................     $2,421    $(5,611)   $(9,663)                $(3,699)   $(8,886)
                                                 ---------  ---------  ---------               ---------  ---------
                                                 ---------  ---------  ---------               ---------  ---------

OTHER DATA
EBITDA(7)......................................    $16,808    $14,952     15,463      15,463       1,009     (6,511)
Adjusted EBITDA(7).............................     20,450     24,710     20,657      20,657       1,358      1,372
Statement of cash flows:
  Operating activities.........................     24,287       (942)    (6,789)                 (5,936)    (8,345)
  Investing activities.........................     (9,740)   (89,579)   (18,118)                 (4,228)    (2,400)
  Financing activities.........................    (12,244)    87,312     30,513                  10,036      7,800
Capital expenditures...........................      9,377     20,927     18,118                   4,228      2,400
Cash interest expense paid(8)..................      3,732      6,763      9,824                   2,537        942
Depreciation and amortization..................      6,502      9,313     13,869                   3,409      3,568
Adjusted EBITDA to pro forma cash interest expense..............................         1.3x
Total debt to Adjusted EBITDA...................................................         5.3x

                                                                                                         AS OF
                                                                                                     DECEMBER 31,
                                                                                                         1998
                                                                                                     -------------
BALANCE SHEET DATA
Cash and cash equivalents..........................................................................    $   4,197
Working capital(9).................................................................................       56,626
Total assets.......................................................................................      275,453
Total debt(10).....................................................................................      117,800
Shareholders' equity...............................................................................       64,386

------------------------------

 (1) Included in cost of sales are unusual costs related to (i) Project Discovery for the manufacturing and warehouse reconfiguration at Piqua, Ohio, consisting of charges of $2.7 million in fiscal 1997, $0.2 million in fiscal 1998 and $0.2 million in the three months ended December 31, 1997,
     (ii) the integration of Gerry for (a) a $3.1 million inventory write-down in fiscal 1997 resulting from a decision to discontinue the sale of certain Gerry products, (b) a charge of $1.3 million in fiscal 1997 as a result of expensing the increase to fair value of Gerry's inventories as such inventory was sold, such increase resulting from the application of purchase accounting in the Gerry Acquisition and (c) a charge of $0.2 million in fiscal 1998, for expenses to relocate the Gerry Colorado warehouse operations to Evenflo's Ohio and Georgia locations and (iii) the SKU Rationalization, consisting of a non-cash charge of $7.9 million for an inventory write-down in the three months ended December 31, 1998.

 (2) Included in selling, general and administrative expenses are unusual costs related to (i) combining Evenflo's feeding and furniture operations which were previously managed separately, consisting of charges of $1.3 million in fiscal 1996 and $2.6 million in fiscal 1997, (ii) accounts receivable charge-offs as a result of the bankruptcy of two of its customers consisting of a charge of $2.3 million in fiscal 1996, (iii) $4.0 million in legal fees, accounting fees and other charges related to the Transactions in fiscal 1998 and (iv) Year 2000 conversion costs consisting of a charge of $0.8 million in fiscal 1998 and $0.2 million in the three months ended December 31, 1997.

 (3) Represents an allocation from Spalding (based on the Company's net sales as a percentage of those of Spalding) of administrative expenses for assistance provided in the areas of accounting, auditing, employee relations, insurance, legal, planning, tax and treasury and $0.8 million in allocated out-of-pocket expenses relating to acquisition activity incurred by Spalding on behalf of the Company in fiscal 1997. After the Transactions, the Company will incur expenses pursuant to the Transition Services Agreement (as defined) with Spalding at the cost of providing such services for the continuation of such services during the period in which the Company develops its internal capabilities. Such costs will be reflected as a selling, general and administrative expense. After the termination of the Transition Services Agreement, the Company expects to incur $3.0 million of expense on an annual basis to replace such services. The Transition Services Agreement terminated with respect to the majority of such services on September 30, 1998.

 (4) In fiscal 1997, fiscal 1998 and the three months ended December 31, 1997, the Company incurred $8.4 million, $2.7 million and $0.1 million, respectively, of restructuring costs to relocate the Gerry Colorado administrative and manufacturing operations to Evenflo's Ohio and Georgia locations. See Note G of the Notes to the Consolidated Financial Statements appearing elsewhere in this Prospectus.

 (5) Represents $2.6 million of compensation expense for fiscal 1996 related to the increase in the value of common stock of Spalding held by certain members of Company management through the 1994 Management Stock Ownership Plan and to the settlement of such plan in the 1996 recapitalization of Spalding (the "Recapitalization").

 (6) Represents pro forma earnings (loss) before extraordinary loss and before reduction for annual preferred stock dividend requirement of $5.6 million, at the annual dividend rate of 14% as of September 30, 1998.

 (7) "EBITDA", as defined, represents earnings (loss) before interest expense, income taxes, depreciation, amortization, extraordinary items and restructuring costs. "Adjusted EBITDA" represents EBITDA before unusual costs. The Company believes that EBITDA and Adjusted EBITDA provide useful information regarding the Company's ability to service its debt, and the Company understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest and repay debt. EBITDA and Adjusted EBITDA do not, however, represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Because EBITDA and Adjusted EBITDA are not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. EBITDA, as defined, has been presented before giving effect to restructuring costs for fiscal 1997, fiscal 1998 and the three months ended December 31, 1997. After giving effect to such restucturing costs, earnings (loss) before interest expense, income taxes, depreciation, amortization and extraordinary items for such periods are $6.6 million for fiscal 1997, $12.8 million for fiscal 1998, $0.9 million for the three months ended December 31, 1997 and a loss of $6.5 million for the three months ended December 31, 1998. See the Company's Consolidated Financial Statements, and related notes thereto, included elsewhere in this Prospectus.

    The components of EBITDA and Adjusted EBITDA are as follows:

                                                                                                       THREE MONTHS ENDED
                                                              FISCAL YEAR ENDED SEPTEMBER 30,
                                                        --------------------------------------------      DECEMBER 31,
                                                                                          PRO FORMA   --------------------
                                                          1996       1997       1998        1998        1997       1998
                                                        ---------  ---------  ---------  -----------  ---------  ---------
                                                                           (DOLLAR AMOUNTS IN MILLIONS)
Earnings (loss) before income taxes and extraordinary
 loss.................................................  $     6.2  $   (10.0) $   (12.5)  $   (17.3)  $    (5.0) $   (14.3)
Interest expense......................................        4.1        7.2       11.5        16.3         2.5        4.2
Depreciation and amortization.........................        6.5        9.3       13.9        13.9         3.4        3.6
Restructuring costs(a)................................     --            8.4        2.7         2.7         0.1     --
                                                        ---------  ---------  ---------  -----------  ---------  ---------
EBITDA................................................       16.8       15.0       15.5        15.5         1.0       (6.5)

Unusual costs(a):
    Project Discovery.................................     --            2.7        0.2         0.2         0.2     --
    Combining feeding and furniture operations........        1.3        2.6     --          --          --         --
    Gerry integration.................................     --            4.4        0.2         0.2      --         --
    Transaction related expenses......................     --         --            4.0         4.0      --         --
    SKU Rationalization...............................     --         --         --          --          --            7.9
    Other.............................................        2.3     --            0.8         0.8         0.2     --
                                                        ---------  ---------  ---------  -----------  ---------  ---------
Adjusted EBITDA.......................................  $    20.5  $    24.7  $    20.7   $    20.7   $     1.4  $     1.4
                                                        ---------  ---------  ---------  -----------  ---------  ---------
                                                        ---------  ---------  ---------  -----------  ---------  ---------
------------------------------

    (a) For a more complete description of such items, see footnotes (1), (2) and (3) above.

 (8) Cash interest expense is defined as interest expense paid exclusive of amortization of deferred financing costs.

 (9) Working capital excludes cash and cash equivalents.

 (10) Historical total debt includes the Old Notes.

 (11) Restructuring costs of $1.2 million originally recorded in fiscal 1997 and reversed in fiscal 1998 have been restated, along with the related income tax effect of $0.5 million. See Note G of the Notes to the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISKS BEFORE DECIDING TO TENDER OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE EXCHANGE NOTES.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently intend to register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

SIGNIFICANT LEVERAGE AND DIVIDEND REQUIREMENTS

    The Company incurred substantial indebtedness and preferred stock dividend requirements in connection with the Transactions. As a result, the Company is highly leveraged. As of December 31, 1998, the Company had $117.8 million of consolidated indebtedness and $24.4 million of consolidated common shareholders' equity. Interest expense for fiscal 1998, after giving pro forma effect to the Financings, would have been $16.3 million. See "Capitalization" and "Pro Forma Condensed Consolidated Financial Statements." In addition, the Company issued $40.0 million of aggregate liquidation preference of Cumulative Preferred Stock on August 20, 1998. On a pro forma basis after giving effect to the Transactions, for fiscal 1998, the Company would have had preferred stock dividends of $5.6 million. As of December 31, 1998, the Exchange Notes would have been effectively subordinated to $7.8 million of senior secured indebtedness and $6.1 million of obligations of the Company's subsidiaries. The Company currently does not have any indebtedness which would be subordinate to the Exchange Notes. The Company and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness, including the Exchange Notes. Accordingly, the Company will have significant debt service obligations.

    The Company's debt service obligations could have important consequences to the Holders, including the following: (i) a substantial portion of the Company's cash flow will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for operations, product research and development, future business opportunities and other purposes and increasing the Company's vulnerability to adverse general economic and industry conditions; (ii) the Company's ability to obtain additional financing in the future may be limited; (iii) certain of the Company's borrowings (including, but not limited to, $7.8 million of borrowings under the Credit Facility as of December 31, 1998) are and will continue to be at variable rates of interest, which could cause the Company to be vulnerable to increases in interest rates; (iv) all of the indebtedness incurred in connection with the Credit Facility will become due prior to the time the principal payments on the Exchange Notes will become due and the Credit Facility contains cross-default provisions which, in the event the Company fails to comply with the obligations contained in the Indenture, could result in acceleration of the related debt together with indebtedness under the Credit Facility and any other indebtedness which contains cross-default provisions; and (v) the Company will be substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage.

    The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Exchange Notes), to make scheduled payments under its leases, to fund planned capital expenditures and finance acquisitions depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, together with available borrowings under the Credit Facility, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, lease payments, interest payments and scheduled principal payments. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to the Company on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." There can also be no assurance that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt, make necessary capital expenditures or meet its other cash needs. If unable to do so, the Company may be required to refinance all or a portion of its existing debt, including the Exchange Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved on terms reasonably favorable to the Company.

RESTRICTIVE COVENANTS

    The Credit Facility and the Indenture contain numerous financial and operating covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. See "Description of the Credit Facility" and "Description of the Exchange Notes--Certain Covenants." The Credit Facility also requires the Company to meet certain financial ratios and tests. The ability of the Company to comply with these and other provisions of the Credit Facility and the Indenture may be affected by changes in economic or business conditions or other events beyond the Company's control. A failure to comply with the obligations contained in the Credit Facility or the Indenture could result in an event of default under either the Credit Facility or the Indenture which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Exchange Notes.

EFFECTIVE STRUCTURAL SUBORDINATION

    The Company derives a substantial portion of its revenue from its subsidiaries. The Company's major subsidiaries are: Evenflo Mexico, S.A. de C.V., R.B.D. de Mexico, S.A., Muebles Para Ninos de Baja, S.A. de C.V., Evenflo (Philippines), Inc., Lisco Feeding, Inc., Lisco Furniture, Inc., Evenflo Canada, Inc. and Evenflo Europe SARL, all of which are engaged in the juvenile products industry. Holders of indebtedness of, and trade creditors of, subsidiaries of the Company would generally be entitled to payment of their claims from the assets of the affected subsidiaries before such assets were made available for distribution to the Company. The Indenture permits the incurrence of substantial indebtedness by the Company's subsidiaries and permits significant investments by the Company in subsidiaries, including Restricted Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of a subsidiary, holders of any of such subsidiary's indebtedness will have a claim to the assets of the subsidiary that is prior to the Company's interest in those assets. As of December 31, 1998, the aggregate principal amount of the outstanding liabilities and commitments of the subsidiaries of the Company was $6.1 million (excluding guarantees in respect of the Credit Facility). As of December 31, 1998, the Exchange Notes would not have been senior to any indebtedness of the Company.

ENCUMBRANCES ON ASSETS TO SECURE CREDIT FACILITY

    The Exchange Notes will not be secured by any of the Company's assets. The Exchange Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, including indebtedness under the Credit Facility. The Company's obligations under the Credit Facility are secured by a first priority pledge of and security interest in (i) the stock of all the existing and subsequently acquired material direct domestic subsidiaries of the Company other than common stock of unrestricted subsidiaries and certain subsidiaries created or acquired in connection with permitted acquisitions, (ii) 65% of the common stock of existing and subsequently acquired material direct foreign subsidiaries, with certain exceptions, and (iii) accounts receivable, inventory and certain intangible assets, including intellectual property, with certain exceptions. In addition, the Company's obligations under the Credit Facility are guaranteed by each of its domestic subsidiaries, with certain exceptions, and the Exchange Notes will not be similarly guaranteed. If the Company becomes insolvent or is liquidated, or if payment under the Credit Facility is accelerated, the lenders under the Credit Facility will be entitled to exercise the remedies available to a secured lender under applicable law. Holders will participate ratably with all holders of unsecured indebtedness of the Company that is deemed to be of the same class as the Exchange Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Exchange Notes. As a result, Holders may receive less, ratably, than holders of secured indebtedness.

    As of December 31, 1998, $7.8 million was outstanding under the Credit Facility (excluding $61.0 million of availability under the Credit Facility, subject to certain limitations after giving effect to $31.2 million of outstanding letters of credit and bankers' acceptances). The Indenture permits the incurrence of substantial secured indebtedness by the Company and its Restricted Subsidiaries in the future. See "Description of the Credit Facility" and "Description of the Exchange Notes."

POTENTIAL INABILITY TO MAKE A CHANGE OF CONTROL OFFER

    The Indenture provides that, upon the occurrence of a Change of Control (unless the Change of Control occurs on or prior to August 15, 2002 and the Company elects to redeem the Exchange Notes), the Company will make an offer to purchase all of the Exchange Notes at a price in cash equal to 101% of the aggregate principal amount thereof together with accrued and unpaid interest, if any, to the date of purchase. The Credit Facility prohibits the Company from repurchasing any Exchange Notes, except with the proceeds of one or more Equity Offerings and a portion of excess cash flow and other amounts not applied to repay borrowings. The Credit Facility also provides that certain change of control events with respect to the Company will constitute a default thereunder. A default under the Credit Facility would result in an Event of Default under the Indenture if the lenders under the Credit Facility accelerate their loans. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, or if the Company is required to make an Asset Sale Offer (as defined) pursuant to the terms of the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture, which would result in an event of default under the Credit Facility. The provisions relating to a Change of Control included in the Indenture may increase the difficulty of a potential acquiror obtaining control of the Company. See "Description of the Exchange Notes--Repurchase at the Option of Holders--Change of Control" and "Description of the Credit Facility."

POTENTIAL FOR INCREASED COMPETITION

    The juvenile products industry is highly competitive and is characterized by frequent introductions of new products, often accompanied by advertising and promotional programs. Evenflo competes with numerous national and international companies which manufacture and distribute infant and juvenile products, a number of which have greater financial and other resources at their disposal. Evenflo's principal competitors include Century Products Company, Inc. (a subsidiary of Rubbermaid, Inc., which was recently acquired by Newell Co.) ("Century"), Graco Children's Products, Inc. (a subsidiary of Rubbermaid, Inc.) ("Graco"), Cosco Inc. (a subsidiary of Dorel Industries Inc.) ("Cosco"), The First Years, Inc. ("First Years"), Fisher-Price (a division of Mattel, Inc.) ("Fisher-Price"), Gerber Products Company (a subsidiary of Sandoz Ltd.) ("Gerber"), Johnson & Johnson, Kolcraft Enterprises, Inc. ("Kolcraft"), Playtex Products, Inc. ("Playtex") and Safety 1st, Inc. ("Safety 1st").

    A number of factors affect competition in the juvenile products manufactured and/or sold by the Company, including quality, price competition from competitors and price points parameters established by the Company's customers. Shelf space is a key factor in determining retail sales of juvenile care products. A competitor that is able to maintain or increase the amount of retail space allocated to its product may gain a competitive advantage for that product. The allocation of retail space is influenced by many factors, including brand name recognition, quality and price of the product, level of service by the manufacturer and promotions.

    In addition, new product introductions are an important factor in the categories in which the Company's products compete. Other important competitive factors are brand identification, style, design, packaging and the level of service provided to customers. The importance of these competitive factors varies from customer to customer and from product to product. See "--Product Innovation" and "Business--Competition." There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the current and future competitive pressures faced by the Company will not adversely affect its profitability or financial performance.

    In the On The Go product category, Graco has recently entered the monitor and travel system markets, which has resulted in an increase in competition in these markets.

NO PRIOR OPERATIONS AS AN INDEPENDENT COMPANY

    Prior to the Transactions, the Company was operated as a wholly-owned subsidiary of Spalding. While a wholly-owned subsidiary of Spalding, Spalding provided the Company with credit support, as well as accounting, auditing, employee relations, insurance, legal, planning, tax, treasury and other administrative support services. Spalding has agreed to continue to provide many of these services for up to six months after the Closing Date, after which time the Company will be required to provide for such services either internally or through third parties. The Transition Services Agreement terminated with respect to the majority of such services on September 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Certain Relationships and Related Transactions." There can be no assurance that the Company will be able to obtain replacement sources for such services, or if obtained, that the cost of such services will not be significantly in excess of allocated Spalding expenses for periods prior to the Transactions or that the provision of such services during the transition period after the termination of the Transition Services Agreement will be performed without interruption or delay due to unanticipated circumstances. The historical financial statements and Pro Forma Financial Statements presented in this Prospectus may not necessarily be indicative of the results that would have been attained had the Company operated as an independent entity.

POTENTIAL INABILITY TO IMPLEMENT BUSINESS STRATEGY

    The Company is pursuing a strategy of attaining leading market shares in additional product areas, focusing on production and development, capitalizing on its strong brand identity, improving customer service and support, increasing its international penetration and realizing the benefits of Project Discovery and the Gerry integration. The Company's ability to achieve its objectives is subject to a variety of factors, many of which are beyond the Company's control. In recent periods, the Company's financial results have been adversely affected by inventory reductions by Toys "R" Us, declines in international sales due to, among other things, economic disruptions in certain Asian economies, the effects of product recalls and corrective actions, delays in product introductions, delays in the shipment of products to certain customers, product introductions by competitors and a change in the mix of sales as the Company expedites the sale of certain slower moving inventory in anticipation of the SKU reduction program. In addition, while the Company has begun to realize operating efficiencies from its investments in integrating Gerry and from Project Discovery, the challenges posed by the integration of Gerry's operations have resulted in increased costs during fiscal 1998 for indirect and non-standard labor, product testing, scrap, freight, inventory obsolescence and delays in product introductions which have more than offset the cost savings achieved from these investments. While the process of integrating the manufacture and distribution of Gerry product lines at the Company's facilities was substantially completed by the end of fiscal 1998, there can be no assurance that the anticipated savings will be achieved or that any such savings will not be offset by the factors discussed above or other factors, some of which may be beyond the control of the Company. There can be no assurance that the Company will be successful in implementing its business strategy or that the implementation of this strategy will improve operating results. See "--Risks Associated with International Markets; Dependence on Foreign Manufacturing," "--Product Regulation; Product Recalls," "--Product Liability Litigation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effects of Gerry Integration; Factors Affecting Fiscal 1998 Performance."

DEPENDENCE ON CERTAIN CUSTOMERS

    IMPORTANCE OF MAJOR CUSTOMERS

    Certain customers are material to the business and operations of the Company. The five largest customers of Evenflo represented approximately 70% of Evenflo's net sales for the three months ended December 31, 1998. The five largest customers of Evenflo represented approximately 65% of Evenflo's net sales for fiscal 1998 with Toys "R" Us, Wal-Mart, Target and Sears representing 25%, 17%, 8% and 8%, respectively, of net sales for such period. For fiscal 1997, the five largest customers of Evenflo represented approximately 59% of Evenflo's pro forma net sales with Toys "R" Us, Wal-Mart and Sears representing 20%, 17% and 8%, respectively, of pro forma net sales for such period. In addition, Service Merchandise (one of the ten largest customers of the Company) recently announced its decision to discontinue the sale of juvenile products. In fiscal 1998, the Company's net sales to Service Merchandise totaled approximately $5 million.

    EFFECTS OF TOYS "R" US INVENTORY REDUCTION

    Toys "R" Us announced in April 1998 that it would change its buying patterns to reduce inventory and spread purchasing more evenly throughout the year. The Company, as a result of this action, recorded lower net sales to Toys "R" Us in the third quarter of fiscal 1998 than in the comparable period of the prior year, although the Company's overall sales to Toys "R" Us in fiscal 1998 exceeded fiscal 1997 sales. In addition, in September 1998, Toys "R" Us announced additional measures to restructure its business, including closing 59 U.S. and international stores and further reducing inventory levels. In its fourth quarter of fiscal 1998, Toys "R" Us reported that it decreased inventory levels by $200 million over the same period in 1997. As Toys "R" Us achieves its year-end inventory objectives, further sales reductions could have an impact on the Company's net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Integration of Gerry; Factors Affecting Fiscal 1998."

    EFFECTS ON NO LONG-TERM AGREEMENTS WITH CUSTOMERS

    The Company does not have long-term sales agreements or other contractual assurances as to future sales to its major customers. Decreased levels or the deferral of orders by the Company's major customers in the past have had, and in the future may have, a material adverse effect on the Company's results of operations. In addition, due to the allocation of retail shelf space to suppliers' products far in advance of the placement and shipment of orders for such products, the Company's net sales are reliant to a certain extent on the ability of its national accounts to successfully execute on such plans, and any deferral of orders may not allow sufficient notice to obtain satisfactory alternative arrangements for the sale of such products. Although management does not currently expect to lose any of these customers, the loss of one or more such customers would have a material adverse effect on the business and operations of the Company.

    RISKS OF INDUSTRY CONSOLIDATION

    In addition, continued consolidation within the retail industry has resulted in an increasingly concentrated retail base. To the extent such consolidation continues to occur, the Company's net sales and profitability may be increasingly sensitive to a deterioration in the financial condition of or other adverse developments in its relationships with one or more customers.

RISKS ASSOCIATED WITH INTERNATIONAL MARKETS; DEPENDENCE ON FOREIGN MANUFACTURING

    DECLINES IN INTERNATIONAL SALES

    A significant portion of the Company's sales is derived from international markets. During fiscal 1998, approximately 13% of the Company's net sales were generated outside of the United States, primarily in Mexico and Canada. In recent periods, the Company has experienced declines in net sales in its international markets and there can be no assurance that such trend will not continue in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    POTENTIAL INABILITY TO INCREASE SALES TO INTERNATIONAL MARKETS

    Increasing its sales in international markets, particularly Europe, Latin America and Asia, is a component of the Company's business strategy. As a result, economic conditions in these markets could have an increasingly significant effect on the Company's operating results. Certain Asian economies have experienced recent economic disruptions, including significant currency devaluation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISKS INVOLVED IN FOREIGN MANUFACTURING

    For fiscal 1998, sales of products which were manufactured by suppliers in foreign countries, primarily in China, Thailand, Taiwan, Hong Kong and other countries in Southeast Asia, represented approximately 27% of the Company's net sales, with one supplier, Lordship, manufacturing products representing approximately 14% of Evenflo's net sales for fiscal 1998. For the three months ended December 31, 1998, sales of products which were manufactured in foreign countries represented approximately 41% of the Company's net sales for that period. Although the Company believes that products manufactured by its foreign suppliers could be replaced over time, any interruption in the supply of such goods or increase in price or decline in quality could have a material adverse effect on its results of operations. In addition, the Company owns two manufacturing facilities in Mexico. The facility in Mexico City produces goods for sale in Mexico and elsewhere in Latin America and the facility in Tijuana produces goods for sale in the United States and Canada. Products produced by the Company's facilities in Mexico generated 6.4% of the Company's fiscal 1998 net sales and 7.3% of the Company's net sales for the three months ended December 31, 1998.

    The Company's international sales, operations and arrangements with foreign manufacturers are also subject to other risks, including different legal and regulatory requirements in local jurisdictions; export duties or import quotas; domestic and foreign customs and tariffs or other trade barriers; potential difficulties in staffing and labor disputes; managing and obtaining support and distribution for local operations; increased costs of transportation or shipping; credit risk or financial condition of local customers and distributors; potential difficulties in protecting intellectual property; risk of nationalization of private enterprises; potential imposition of restrictions on investments; potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; foreign exchange restrictions; and local political and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries. There can be no assurance that the foregoing factors will not have a material adverse effect on the Company's international operations or sales or arrangements with foreign manufacturers and therefore upon its financial condition and results of operations.

    The Company's continued growth is dependent in part upon its ability to expand its operations into international markets where it currently has little presence. The Company may experience difficulty entering new international markets due to greater regulatory barriers than in the United States, the necessity of adapting to new regulatory systems and problems related to entering new markets with different cultural bases and political systems. As the Company continues to expand its international operations, these and other risks associated with international operations are likely to increase. In addition, as the Company enters new geographic markets, it may encounter significant competition from the primary participants in such markets, some of which may have substantially greater resources than the Company.

    CURRENCY EXCHANGE RATE FLUCTUATIONS

    Approximately 18% of the Company's international net sales in fiscal 1998 and 15% in the three months ended December 31, 1998 were made in U.S. dollars, with the balance realized in other currencies. Currency exchange rate fluctuations may significantly affect the Company's foreign sales and earnings. Increased strength of the U.S. dollar will increase the effective price of the Company's products sold in U.S. dollars and therefore may materially adversely affect net sales. The Company's costs are primarily denominated in U.S. dollars, although the Company sources product from China, Thailand, Taiwan, Hong Kong and other countries in Southeast Asia. In fiscal 1998, approximately 10% of the Company's net sales were generated in non-U.S. currencies. With respect to the sales generated in foreign currencies, the increased strength of the U.S. dollar could decrease the Company's reported revenues and margins in respect of such sales to the extent the Company is unable or unwilling to increase local currency prices. The Company has had and will continue to have a less favorable sales mix due to the strength of the U.S. dollar versus certain international currencies and a less favorable margin due to increased costs without a corresponding increase in selling price. The exchange rate fluctuations during fiscal 1998 impacted the Company's profitability by $1.9 million. In fiscal 1998, the Company's costs of goods sold increased due to currency changes by $0.8 million, and the reported currency loss was $1.1 million. For the three months ended December 31, 1998, costs of goods sold were not affected by currency changes, and the reported currency gain was $0.3 million.

PRODUCT REGULATION; PRODUCT RECALLS

    The Company's products are subject to the provisions of the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act, the Highway Safety Act of 1970 (collectively, the "Safety Acts") and the regulations promulgated thereunder. The Safety Acts authorize the Consumer Product Safety Commission ("CPSC") to protect the public from products which present a substantial risk of injury. The Highway Safety Act of 1970 authorizes the National Highway Traffic Safety Administration (the "NHTSA") to protect the public from risks of injury from motor vehicles and motor vehicle equipment.

The CPSC, the NHTSA and the Federal Trade Commission (the "FTC") can initiate litigation requesting that a manufacturer be required to remedy, repurchase or recall articles which fail to comply with federal regulations, which contain a safety related defect or which represent a substantial risk of injury to users. They may also impose fines or penalties on the manufacturer. Similar laws exist in some states and in other countries in which the Company markets its products. Any recall of its products could have a material adverse effect on the Company.

    In the past five years, Evenflo had two product recalls and took twelve corrective actions with respect to recalled and other products. Corrective actions are steps taken by the Company short of a recall which involve delivering instructions or repair kits to consumers in order to assure proper usage and performance of a product. Within the last eighteen months, the Company executed two recalls and took five corrective actions, including: the offer of a repair kit for the ON MY WAY car seat in March 1998 affecting approximately 800,000 units due to the potential for slippage of the handle lock when used as a carrier; and the provision of a retrofit plastic reinforcing sleeve for the HAPPY CAMPER play yard in June 1997 affecting approximately 1.2 million units to encourage full rotation of the locking hinge and to prevent breaking or cracking of the plastic hinges. These two corrective actions accounted for 59% of the Company's expenditures for recalls and corrective actions in fiscal 1997 and fiscal 1998. In fiscal 1997 and fiscal 1998, the aggregate cost of recalls and other corrective actions was $4.4 million and $5.2 million, respectively (including costs related to the May 1998 recall of the TWO-IN-ONE booster car seat affecting approximately 32,000 units due to cracking and breakage during testing). In addition, the Company has reannounced its December 1996 corrective action for its HOUDINI play yards affecting approximately 200,000 units, as part of an industrywide corrective action for play yards with protruding rivets. The Company anticipates that this recall will cost approximately $0.1 million in the aggregate. The Company believes it is indemnified by Spalding for the costs of the recall of the HOUDINI play yards under the terms of the Indemnification Agreement (as defined below) entered into on the Closing Date. See "Transactions." Expenditures during the three months ended December 31, 1998 were less than $0.1 million. The Company expects that recalls had an effect on fiscal 1998 net sales and may continue to have such an effect in calendar 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition to product recalls and corrective actions required by the CPSC or the NHTSA, Consumers Union, the publisher of CONSUMER REPORTS, and other product evaluation groups conduct product safety testing and publish the results of such evaluations. The results of these reports are widely disseminated and may spur investigations by governmental agencies or result in negative publicity.

    Child safety is a principal factor in the purchase decision for car seats and other juvenile products, as consumers in the highly competitive juvenile products industry are particularly sensitive to safety and quality issues. The Company's reputation for safety and quality is essential to maintain its market share in all of its product categories. Although the Company does not believe that its recent recalls and corrective actions have adversely affected its reputation, recalls and/or corrective actions taken in connection with the Company's products as well as negative reports by Consumer Union or other adverse media coverage may adversely affect the reputation of the Company as a manufacturer of high-quality, safe juvenile products and could have a material adverse effect on the Company's results of operations.

    Pursuant to the Indemnification Agreement entered into on the Closing Date, Spalding indemnified the Company for the expense of product recalls and corrective actions relating to products manufactured by the Company prior to the Closing Date.

    In January 1999, the Company purchased an insurance policy to cover the costs of recalls and corrective actions. The policy has a premium for calendar 1999 of $0.5 million and a deductible of $0.5 million per occurrence and coverage of up to $10.0 million per year.

PRODUCT LIABILITY LITIGATION

    Due to the nature of its products, the Company has been engaged in, and will continue to be engaged in, the defense of product liability claims related to its products, particularly with respect to juvenile car seats and play yards. Such claims have caused the Company to incur material litigation and insurance expenses. From April 1, 1988 to December 31, 1998, approximately 293 product liability claims have been brought against the Company, 201 of which related to juvenile car seats.

    Since 1988, out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for car seat claims (including damage awards, settlements, attorneys' fees and other related expenses) have averaged approximately $1.6 million per year, when allocated to the policy periods when the related injuries occurred, while the total out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for all product liability claims have averaged approximately $2.0 million per year, on a similar basis. From fiscal 1993 through fiscal 1998, the Company has incurred average costs for out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for all product liability claims of approximately $2.7 million per year when allocated to the policy periods when the related injuries occurred. The increase in average costs for product liability claims from $2.0 million per year for the ten-year average to $2.7 million per year for the five-year average is due to an increase in Spalding's insurance policy deductibles. Prior to the Transactions, the Company's insurance was purchased on a consolidated basis by Spalding. Spalding increased the size of its insurance deductibles due to industry wide increases in insurance premiums. As described below, Spalding purchased separate additional indemnity insurance in 1995 to reduce the size of its insurance deductibles. The Company anticipates that it will continue to incur average product liability claims of levels similar to the five-year average for the next several years.

    Based on its experience with product liability claims, the amount of reserves established for product liability claims against it and the levels of insurance that it maintains, the Company believes that there are no product liability claims pending which, if adversely determined, would have a material adverse effect on its consolidated financial position, results of operations or cash flows. However, due to the inherent uncertainty of litigation, it is possible that the Company may be subject to adverse judgments which, singly or in the aggregate, could be substantial in amount and may not be covered by insurance or reserves. In addition, no assurance can be given that in the future a claim will not be brought against the Company which would have a material adverse effect on the Company. In addition, in any product liability claim, a judgment against the Company may include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. In addition, because there may be a lapse of time between a product recall or corrective action and the filing of lawsuits against the Company relating to alleged defects, the Company may experience, due to the occurrence of a number of recent recalls and corrective actions, an increase in the number of product liability claims in future periods. See "Business--Legal Proceedings."

    Prior to the Transactions, the Company's insurance was purchased on a consolidated basis by Spalding. In fiscal 1998, the cost of such insurance allocated to the Company was $1.3 million. Spalding product liability insurance coverage has been established on policy years beginning April 1 of each year. Spalding's primary insurance per occurrence deductible for 1998 was $2.0 million and the corresponding policy aggregate deductible was $4.5 million. Spalding purchased separate additional indemnity insurance to effectively reduce the per occurrence deductible from $2.0 million to $0.5 million and to reduce the policy year aggregate deductible from $4.5 million to $3.0 million. Spalding's lead umbrella insurance carrier provided for $5.0 million of insurance coverage above the deductible amount of $2.0 million per occurrence and $4.5 million in the aggregate. Commencing in 1992, Spalding purchased a total of $75 million in umbrella coverage for each policy year. The Company believes that, for periods prior to the Transactions, its reserve levels for out-of-pocket indemnities and expenses for product liability claims are adequate. The Company is currently in the process of implementing an insurance program with substantially the same coverage and deductibles for slightly increased premiums.

    The Gerry Acquisition did not impact insurance coverage or materially impact product liability premium costs. The Company is indemnified by Huffy pursuant to the Gerry Acquisition purchase agreement for any liability arising out of claims with respect to products shipped prior to the date of the Gerry Acquisition. There have not been any known significant claims with respect to Gerry products since the date of the Gerry Acquisition.

NEED FOR PRODUCT INNOVATION TO REMAIN COMPETITIVE

    The Company depends, in part, on the continued introduction of products which represent an improvement over existing products offered by the Company or other manufacturers. The Company believes that its future growth and success will depend significantly on its continued ability to introduce innovative juvenile products, and there can be no assurance of the Company's ability to do so. Innovative designs are often not successful, and successful product designs are frequently displaced by the introduction of other product designs by competitors which shift market preferences in their favor. The Company's operating results may fluctuate as a result of the amount, timing and market acceptance of new product introductions by the Company or its competition.

FLUCTUATIONS IN COST AND AVAILABILITY OF CERTAIN MATERIALS USED IN THE COMPANY'S
  PRODUCTS

    Plastic resins, natural and synthetic rubbers, wood, textiles and paper products are significant components of the Company's products and packaging. A shortage of any of these components or significant increases in price could adversely affect the Company's ability to maintain its profit margin in the event price competition did not permit the Company to increase prices. Plastic resins prices may fluctuate as a result of changes in natural gas and crude oil prices and the capacity, supply and demand for resins and the petrochemical intermediates from which they are produced.

IMPACT OF ENVIRONMENTAL REGULATIONS

    The Company's operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and the remediation of environmental contamination (collectively, "Environmental Laws"). Risks of significant costs and liabilities are inherent in the Company's operations and facilities as they are with other companies engaged in like businesses. The Company believes that its operations are in substantial compliance with the terms of all applicable Environmental Laws as currently interpreted.

    While historically the costs of environmental compliance have not had a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company, the Company cannot predict with certainty its future costs of environmental compliance because of continually changing compliance standards and technology. Compliance with such requirements may make it necessary, at costs which may be substantial, to retrofit existing facilities with additional pollution-control equipment and to undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes.

    The Company has been named as a potentially responsible party ("PRP") with respect to the generation and disposal of hazardous substances at the Miami County Incinerator Site, in Miami County, Ohio (the "Miami Site") and the Mid-State Disposal Landfill (the "Mid-State Site") in Marathon County, Wisconsin under the federal "Superfund" statute. Pursuant to various federal, state and local laws and regulations, PRPs can become liable for the costs of removal and/or remediation of those hazardous substances disposed on, or in or about such properties. The liability imposed by the Superfund statute and analogous state statutes generally is joint and several and imposed without regard to whether the generator knew of, or was responsible for, the presence of such hazardous substances. The Company estimates its liability with respect to the Miami Site is approximately $86,000 in the aggregate, $54,000 of which was paid through December 31, 1998, and with respect to the Mid-State Site is $105,000 in the aggregate, all of which has been paid, based on its share of Environmental Protection Agency estimates of cleanup costs, settlement negotiations and discussions with contractors. However, there can be no assurance that such liabilities will not exceed this estimate. Prior to the consummation of the Transactions, Spalding and its subsidiaries were identified as PRPs at 14 sites, including the Miami Site and the Mid-State Site. Pursuant to the KKR Stock Purchase Agreement, the Company has been indemnified by Spalding for environmental liabilities unrelated to the business of the Company which might be incurred regarding these sites. The Company does not anticipate that any material expenditures will be required regarding these sites.

CONTROL BY KKR

    Following the Transactions, 51% (5,100,000 shares) of the outstanding shares of Common Stock is owned by KKR 1996 Fund L.P. and 42.4% (4,240,000 shares) is owned by Spalding. Approximately 9% of the outstanding shares of Spalding are currently owned by KKR 1996 Fund L.P. KKR 1996 Fund L.P. is a Delaware limited partnership whose sole general partner is KKR Associates 1996 L.P. KKR Associates 1996 L.P. is a Delaware limited partnership whose sole general partner is KKR 1996 GP LLC. KKR 1996 GP LLC is a Delaware limited liability company whose members are also the members of the limited liability company that is the general partner of KKR. Strata Associates L.P. ("Strata"), of which KKR Associates (Strata), L.P. ("KKR Associates (Strata)") is the general partner, owns approximately 79% of the outstanding shares of Spalding. The general partner of KKR Associates (Strata) is Strata L.L.C., a limited liability company organized under Delaware law. The members of Strata L.L.C. are also the members of the limited liability company which is the general partner of KKR. Accordingly, affiliates of KKR control the Company and have the power to elect all of its directors, appoint new management and approve any action requiring the approval of the Company's shareholders, including adopting amendments to the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. There can be no assurance that the interests of the members of KKR and its affiliates will not conflict with the interests of Holders. See "Management," "Ownership of Common Stock" and "Certain Relationships and Related Transactions."

DEPENDENCE ON MANAGEMENT; NEED FOR ADDITIONAL PERSONNEL

    The Company is currently dependent upon the ability and experience of certain members of its senior management team and administrative services provided by Spalding. In particular, the Company believes it has benefited from the services of its Chief Executive Officer, Richard W. Frank. As part of the Company's transition to stand-alone capabilities, the Company is currently in the process of an executive search for the position of Treasurer. Competition for qualified personnel is intense, and the process of hiring such qualified personnel can be lengthy. The loss of the services of key personnel or the inability to attract and retain additional qualified personnel could have an adverse effect on the Company's operations. Pursuant to the Transition Services Agreement, which expired with respect to the majority of such services on September 30, 1998, Spalding provided certain administrative services to the Company following the Stock Acquisitions. There can be no assurance, however, that after the termination of the Transition Services Agreement that the Company will be able to replace Spalding's services under such agreement for the fees charged by Spalding, that the functions assumed by the Company will not cost significantly in excess of allocated Spalding expenses for periods prior to the Transactions or that the provision of such services during the transition period after the Transactions will be performed without interruption or delay due to unanticipated circumstances. The Company does not maintain key man life insurance polices on any of its executives nor has it entered into employment agreements with any of its executives. See "Management."

RISKS ASSOCIATED WITH LABOR RELATIONS

    As of December 31, 1998, approximately 29% of the Company's employees were covered by collective bargaining agreements. While the Company believes that its relations with its employees are good, a prolonged labor dispute could have a material adverse effect on the Company.

FRAUDULENT TRANSFER CONSIDERATIONS

    Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issues the Exchange Notes, (a) incurs such indebtedness with the intent to hinder, delay or defraud creditors, or (b)(i) receives less than reasonably equivalent value or fair consideration, and (ii)(A) is insolvent at the time of such incurrence, (B) is rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) is engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or
(D) intends to incur, or believes that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Exchange Notes or, in the alternative, subordinate the Exchange Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. Management of the Company believes that, for purposes of the U.S. Bankruptcy Code and state fraudulent transfer or conveyance laws, the Exchange Notes are being issued without the intent to hinder delay or defraud creditors and for proper purposes and in good faith, and that the Company will receive reasonably equivalent value or fair consideration therefor. Based on projections prepared by the Company of expected cash flows and estimates of the fair value of the Company's assets and liabilities, management believes that after the issuance of the Exchange Notes and the application of the net proceeds therefrom, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Company's management.

ABSENCE OF A PUBLIC MARKET

    The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in August 1998 to a small number of institutional investors and are eligible for trading in the PORTAL Market.

    The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. Although there is currently no market for the Exchange Notes, the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued at any time without notice.

    The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities.

                                  TRANSACTIONS

GENERAL

    KKR 1996 Fund L.P. entered into the KKR Stock Purchase Agreement with Lisco on the Closing Date pursuant to which KKR 1996 Fund L.P. acquired from Lisco (i) 5,100,000 shares of Common Stock for a purchase price of $25.5 million, representing 51% of the outstanding shares of Common Stock, and (ii) 400,000 shares of Cumulative Preferred Stock for a purchase price of $40.0 million, representing 100% of the outstanding shares of Cumulative Preferred Stock, subsequent to the Preferred Stock Distribution. In addition, Great Star entered into the Great Star Stock Purchase Agreement on the Closing Date pursuant to which, prior to the acquisiton of Common Stock by KKR 1996 Fund L.P., Great Star acquired from Lisco 660,000 shares of Common Stock for a purchase price of $3.3 million, representing 6.6% of the outstanding shares of Common Stock. Concurrently with the Stock Acquisitions and the Preferred Stock Investment, the Company (i) issued and sold $110.0 million aggregate principal amount of Old Notes in the Offering and (ii) entered into the Credit Facility and borrowed $10.0 million under the Credit Facility (with an additional $42.0 million of the Credit Facility used to support outstanding letters of credit and bankers' acceptances on the Closing Date).

    The Company applied the proceeds of the Financings to repay approximately $110.0 million of indebtedness owed to Spalding as part of the Stock Acquisitions, and to pay transaction fees and expenses of approximately $10.0 million. As of December 31, 1998, $7.8 million was outstanding under the Credit Facility (excluding $61.0 million of availability under the Credit Facility after giving effect to $31.2 million of outstanding letters of credit and bankers' acceptances).

TRANSITION SERVICES AGREEMENT

    On the Closing Date, Spalding and the Company entered into a Transition Services Agreement (the "Transition Services Agreement"). Pursuant to the Transition Services Agreement, for a period of up to six months Spalding will provide certain financial, accounting and other corporate related services to the Company for the costs associated with providing such services. The Company also reimburses Spalding for its out-of-pocket expenses incurred in rendering such services. The Transition Services Agreement terminated with respect to the majority of such services on September 30, 1998.

STOCKHOLDERS AGREEMENTS

    On the Closing Date, the Company, KKR 1996 Fund L.P. and Lisco entered into a stockholders agreement (the "KKR Stockholders Agreement"). Pursuant to the KKR Stockholders Agreement, Lisco has the right to participate pro rata in certain sales of Common Stock by KKR 1996 Fund L.P. and affiliates (a "Tag Along"), and KKR 1996 Fund L.P. has the right to require Lisco to participate pro rata in certain sales of Common Stock by KKR 1996 Fund L.P. and affiliates (a "Drag Along"). The KKR Stockholders Agreement provides Lisco with "piggyback" registration rights and two demand registration rights and provides for certain restrictions and rights regarding the transfer of Common Stock by Lisco. The KKR Stockholders Agreement also grants Lisco the right to appoint one member of the Company's Board of Directors, subject to maintaining specified ownership thresholds.

    On the Closing Date, the Company, KKR 1996 Fund L.P. and Great Star entered into a stockholders agreement (the "Great Star Stockholders Agreement"). Pursuant to the Great Star Stockholders Agreement, Great Star has a Tag Along right with respect to sales of Common Stock by KKR 1996 Fund L.P. and KKR 1996 Fund L.P. has a Drag Along right to require Great Star to participate in certain sales of Common Stock by KKR 1996 Fund L.P. The Great Star Stockholders Agreement also provides Great Star certain "piggyback" registration rights and provides for certain restrictions and rights regarding the transfer of Common Stock held by Great Star.

REGISTRATION RIGHTS AGREEMENT

    KKR 1996 Fund L.P. has the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by it and its affiliates pursuant to a registration rights agreement entered into between KKR 1996 Fund L.P. and the Company on the Closing Date (the "Fund Registration Rights Agreement"). The Fund Registration Rights Agreement provides, among other things, that the Company will pay all registration expenses in connection with the first six demand registrations requested by KKR 1996 Fund L.P. or its affiliates.

INDEMNIFICATION AGREEMENT

    On the Closing Date, Spalding and the Company entered into an Indemnification Agreement (the "Indemnification Agreement") pursuant to which Spalding agreed to indemnify the Company for all losses and liabilities of any kind relating to any non-Evenflo related matters and the Company agrees to indemnify Spalding for all losses and liabilities of any kind relating to the Evenflo business. In addition, Spalding agreed to indemnify the Company for the expense of product recalls and corrective actions relating to products manufactured by the Company prior to the Closing Date. As of September 30, 1998, for active recalls and corrective actions indemnified by Spalding, the Company has incurred actual expenses of approximately $0.2 million and recorded a product recall liability for additional estimated costs of approximately $0.9 million. As a result of the indemnification, the Company has also recorded a receivable from Spalding for approximately $1.1 million.

EMPLOYEE MATTERS AGREEMENT

    On the Closing Date, the Company and Spalding entered into an Employee Matters Agreement (the "Employee Matters Agreement") to allocate assets and liabilities with respect to labor, employment and employee benefit matters. The Employee Matters Agreement provides that the Company will retain all employment-related responsibility no matter when incurred for current and former employees of Evenflo. The Company will provide, for at least one year following the Closing Date, employee benefits that are, in the aggregate, no less favorable than those maintained for the Evenflo employees immediately prior to the closing of the Transactions.

TAX ALLOCATION AND INDEMNITY AGREEMENT

    Prior to the Closing Date, Evenflo and its subsidiaries filed a consolidated United States federal income tax return together with Spalding and its other subsidiaries (collectively, the "Spalding Consolidated Group"). As of the Closing Date, Evenflo and its subsidiaries (collectively, the "Evenflo Group") will no longer be eligible to file United States federal income tax returns on a consolidated basis with Spalding and its subsidiaries (other than members of the Evenflo Group) (collectively, the "Spalding Group"). Consequently, on the Closing Date, Spalding and Evenflo entered into a tax allocation and indemnity agreement (the "Tax Allocation Agreement").

    Pursuant to the Tax Allocation Agreement, (i) the tax attributes of the Spalding Consolidated Group (e.g., net operating losses, net capital losses and tax credits) will be allocated and apportioned among the members of the Evenflo Group and the members of the Spalding Group in accordance with the applicable United States Treasury regulations, (ii) Spalding will be responsible for (x) preparing and filing all consolidated United States federal income tax returns (including any amended returns) for the taxable years during which Evenflo and its subsidiaries were members of the Spalding Consolidated Group and (y) paying all taxes shown as due and owing on such consolidated returns, and (iii) Spalding will have the sole right to represent Evenflo's and its subsidiaries' interests in any audit or other administrative or judicial proceeding related to such consolidated returns.

    Under the Tax Allocation Agreement, Evenflo and its subsidiaries are required to pay to Spalding the amount of United States federal income taxes that are attributable to Evenflo and its subsidiaries (as determined in accordance with the provisions of the Consolidated Federal Income Tax Liability Allocation Agreement among Spalding and its Subsidiaries, dated as of September 30, 1993 (the "Old Tax Sharing Agreement")) for all taxable years during which Evenflo and its subsidiaries were members of the Spalding Consolidated Group (including, without limitation, any such taxes that are imposed as a result of an audit or other adjustment). Evenflo and its subsidiaries will be entitled to any refunds of such taxes and Spalding is required to pay Evenflo and its subsidiaries the amount of any tax refund attributable to such parties. In addition, under the Tax Allocation Agreement, the members of the Evenflo Group will be required to reimburse the Spalding Group for any tax attributes of the Spalding Group that are utilized by the Evenflo Group (or any member thereof) to reduce its tax liability and Spalding and the other members of the Spalding Group will have similar obligations to reimburse the Evenflo Group for any tax attributes of the Evenflo Group that are utilized by the Spalding Group (or any member thereof).

    Spalding and the other members of the Spalding Group will jointly and severally indemnify and hold harmless Evenflo and its subsidiaries for any taxes imposed on Spalding or other members of the Spalding Group other than taxes that are attributable to Evenflo and its subsidiaries.

    Pursuant to the terms of the Tax Allocation Agreement, the above principles will govern the filing of any state, local or foreign tax returns required to be filed by Spalding or other members of the Spalding Group on a consolidated, combined or unitary basis with Evenflo or any of its subsidiaries and the allocation of the liability for any taxes with respect thereto.

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the exchange of Old Notes for New Notes pursuant to the Exchange Offer. The Company used the gross proceeds from the Financings to (i) repay approximately $110.0 million of indebtedness owed to Spalding as part of the Stock Acquisitions and (ii) pay transaction fees and expenses of approximately $10.0 million. See "Transactions" and "Description of the Credit Facility." The approximately $110.0 million of indebtness that was owed to Spalding consisted of (i) a $59.0 million intercompany balance which was the Company's allocated portion of indebtedness payable by Spalding under the credit facility entered into in connection with the Recapitalization, (ii) a $49.1 million note payable to Spalding issued to finance a portion of the Gerry Acquisition and (iii) a $1.9 million intercompany balance which did not bear interest.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1998:

                                                                   AS OF
                                                               DECEMBER 31,
                                                                   1998
                                                              ---------------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Long-term debt (including current portion):
  Credit Facility(1)........................................     $     7.8
  Old Notes.................................................         110.0
                                                                   -------
    Total long-term debt....................................         117.8
Cumulative Preferred Stock..................................          40.0
Common shareholders' equity.................................          24.4
                                                                   -------
    Total capitalization....................................     $   182.2
                                                                   -------
                                                                   -------

------------------------

(1) At December 31, 1998, the Company had borrowing availability of approximately $61.0 million under the Credit Facility subject to certain conditions (after giving effect to $31.2 million of outstanding letters of credit and bankers' acceptances). See "Description of the Credit Facility."

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

    The following unaudited pro forma condensed statement of consolidated earnings (loss) for the year ended September 30, 1998 (the "Pro Forma Financial Statement") has been derived by the application of pro forma adjustments to the Company's historical statement of consolidated earnings (loss) and comprehensive earnings (loss) included elsewhere in this Prospectus. The Pro Forma Financial Statement gives effect to the (i) Financings and related repayment of $110.0 million owed to Spalding and (ii) the Preferred Stock Investment as if such transactions had occurred on October 1, 1997. The adjustments necessary to record such transactions are described in the accompanying notes. The Financings and related debt repayment to Spalding, the Preferred Stock Investment and the Stock Acquisitions have been accounted for as a recapitalization; accordingly, the historical carrying values of the Company's assets and liabilities have not been impacted by such transactions. The Pro Forma Financial Statement should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate results of operations for any future period. The Pro Forma Financial Statement should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES
    UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED EARNINGS (LOSS)
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                          ADJUSTMENTS
                                                                                            FOR THE
                                                                             HISTORICAL   TRANSACTIONS  PRO FORMA
                                                                            ------------  ------------  ----------
Net sales.................................................................   $  339,077                 $  339,077
Cost of sales.............................................................      270,708                    270,708
                                                                            ------------                ----------
Gross profit..............................................................       68,369                     68,369
Selling, general and administrative expenses..............................       63,133    $    2,566(a)     65,699
Restructuring costs.......................................................        2,666                      2,666
Allocated Spalding expenses...............................................        2,566        (2,566)(a)          0
                                                                            ------------  ------------  ----------
Income from operations....................................................            4             0            4
Interest expense, net.....................................................       11,458         4,810(b)     16,268
Currency loss, net........................................................        1,076                      1,076
                                                                            ------------  ------------  ----------
Earnings (loss) before income taxes and extraordinary loss................      (12,530)       (4,810)     (17,340)
Income taxes (benefit)....................................................       (4,171)       (1,876)(c)     (6,047)
                                                                            ------------  ------------  ----------
Earnings (loss) before extraordinary loss.................................   $   (8,359)   $   (2,934)  $  (11,293)
                                                                            ------------  ------------  ----------
                                                                            ------------  ------------  ----------
Preferred stock dividend requirement (d)..................................                              $    5,600
                                                                                                        ----------
                                                                                                        ----------

Ratio of earnings to fixed charges (e)....................................                                      --
                                                                                                        ----------
                                                                                                        ----------

Deficiency of earnings to fixed charges...................................                              $   17,340
                                                                                                        ----------
                                                                                                        ----------

Deficiency of earnings (loss) to combined fixed
  charges and preferred stock dividends (e)...............................                              $   26,520
                                                                                                        ----------
                                                                                                        ----------

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   STATEMENT OF CONSOLIDATED EARNINGS (LOSS)
                         (DOLLAR AMOUNTS IN THOUSANDS)

(a) Historically, the Company has been allocated certain administrative expenses (based on the Company's net sales as a percentage of those of Spalding) and has been allocated out-of-pocket expenses relating to acquisition activity incurred by Spalding on behalf of the Company. After the Transactions, the Company expected to incur approximately the same amount of expenses on an annual basis pursuant to the Transition Services Agreement with Spalding for the continuation of such administrative services through September 30, 1998 as the Company developed its internal capabilities. After the termination of the Transition Services Agreement, the Company expects to continue to incur approximately the same amount of expenses on an annual basis to replace such services.

(b) The pro forma adjustment to interest expense for the year ended September 30, 1998 is calculated as follows:

  Historical interest on letters of credit, bankers' acceptances, and non-U.S. debt
    and historical special facility fees.............................................  $   1,618
  Pro forma interest expense on Revolving Credit Facility borrowings of $10 million
    at 9 1/4%, due 2005..............................................................        925
  Pro forma interest expense on Exchange Notes of $110 million at 11 3/4%, due
    2006.............................................................................     12,925
  Pro forma amortization of deferred financing costs of $6 million...................        800
                                                                                       ---------
      Total pro forma interest expense...............................................     16,268
  Deduct historical interest expense for the year ended September 30, 1998 (see Note
      below).........................................................................     11,458
                                                                                       ---------
      Net increase in interest expense...............................................  $   4,810
                                                                                       ---------
                                                                                       ---------

--------------------
   Note--Historical interest expense includes interest on (i) the note payable to Spalding, (ii) the allocated portion of Spalding debt and (iii) the Senior Notes due 2006 and the borrowings under the Revolving Credit Facility for the period from August 20, 1998 to September 30, 1998, as well as amortization of deferred financing costs, interest on letters of credit, bankers' acceptances and non-U.S. debt and special facility fees.

   A 0.125% change in the weighted average interest rate would change annual pro forma interest expense by $150. A $1,000 change in borrowings under the Credit Facility would change annual pro forma interest expense by $93.

(c) Reflects the tax effect of deductible adjustments at a 39% U.S. federal and state statutory income tax rate for 1998.

(d) As a part of the Transactions, Spalding received $40.0 million (400,000 shares) of the Company's Cumulative Preferred Stock. This amount reflects the annual cumulative dividend requirement on shares of Cumulative Preferred Stock at a rate of 14% as of September 30, 1998.

(e) For purposes of determining the pro forma ratios of earnings (loss) to fixed charges and of earnings (loss) to combined fixed charges and preferred stock dividends, earnings (loss) is defined as earnings (loss) before income taxes and extraordinary loss and before other comprehensive earnings (loss) plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all indebtedness, whether expensed or capitalized, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest. For purposes of the computation of the ratio of earnings (loss) to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were increased to an amount representing the pre-tax earnings which are required to cover such dividend requirements.

(f) "EBITDA", as defined, represents earnings (loss) before interest expense, income taxes, depreciation, amortization, extraordinary items and restructuring costs. "Adjusted EBITDA" represents EBITDA before unusual costs. The Company believes that EBITDA and Adjusted EBITDA provide useful information regarding the Company's ability to service its debt, and the Company understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest and repay debt. EBITDA and Adjusted EBITDA do not, however, represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Because EBITDA and Adjusted EBITDA are not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. EBITDA, as defined, has been presented before giving effect to restructuring costs for the pro forma year ended September 30, 1998. After giving effect to such restructuring costs, earnings (loss) before interest expense, income taxes, depreciation, amortization and extraordinary loss for such year is $12.8 million. See the Company's consolidated financial statements, and related notes thereto, included elsewhere in this Prospectus.

    The components of EBITDA and Adjusted EBITDA are as follows:

Pro forma earnings (loss) before income taxes and extraordinary loss..........  $   (17.3)
Interest expense..............................................................       16.3
Depreciation and amortization.................................................       13.9
Restructuring costs...........................................................        2.7
                                                                                ---------
    EBITDA....................................................................       15.5
Unusual costs:
  Project Discovery...........................................................        0.2
  Gerry integration...........................................................        0.2
  Transaction related expenses................................................        4.0
  Other.......................................................................        0.8
                                                                                ---------
    Adjusted EBITDA...........................................................  $    20.7
                                                                                ---------
                                                                                ---------

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The following table sets forth certain selected historical consolidated financial data of the Company. The historical consolidated financial data for each of the three fiscal years ended September 30, 1998 and the three months ended December 31, 1998 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus. The historical consolidated financial data for the year ended September 30, 1995 have been derived from audited financial statements of the Company that do not appear elsewhere in this Prospectus. The historical consolidated financial data for the three months ended December 31, 1997 have been derived from unaudited consolidated financial statements of the Company that appear elsewhere in this Prospectus. The historical consolidated financial data for the fiscal year ended September 30, 1994 have been derived from unaudited consolidated financial statements of the Company that do not appear elsewhere in this Prospectus. In the opinion of management, the unaudited financial data include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Condensed Consolidated Financial Statement," and the historical Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                                   THREE MONTHS ENDED
                                                         YEAR ENDED SEPTEMBER 30,                     DECEMBER 31,
                                           -----------------------------------------------------  --------------------
                                             1994       1995       1996       1997       1998       1997       1998
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (DOLLAR AMOUNTS IN THOUSANDS)
                                                                             (AS RESTATED)(13)
OPERATING STATEMENT DATA
Net sales................................  $ 171,533  $ 210,039  $ 237,165  $ 296,743  $ 339,077  $  69,650  $  72,552
Cost of sales(1).........................    123,501    157,611    178,733    235,925    270,708     58,070     66,811
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.............................     48,032     52,428     58,432     60,818     68,369     11,580      5,741
Selling, general and administrative
  expenses(2)............................     37,070     41,518     42,801     52,232     63,133     13,203     16,071
Allocated Spalding expenses(3)...........      2,300      2,500      2,500      2,900      2,566        700          0
Restructuring costs(4)...................          0          0          0      8,371      2,666         60          0
1994 Management Stock Ownership Plan
  expense(5).............................          0        107      2,621          0          0          0          0
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from operations............      8,662      8,303     10,510     (2,685)         4     (2,383)   (10,330)
Interest expense, net....................      1,203      4,273      4,128      7,243     11,458      2,494      4,220
Currency (gain) loss, net................       (120)       833        204         47      1,076         77       (251)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes and
  extraordinary loss.....................      7,579      3,197      6,178     (9,975)   (12,530)    (4,954)   (14,299)
Income taxes (benefit)...................      3,523      1,052      3,197     (4,364)    (4,171)    (1,255)    (5,413)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before extraordinary
  loss...................................      4,056      2,145      2,981     (5,611)    (8,359)    (3,699)    (8,886)
Extraordinary (loss) on early
  extinguishment of debt, net of tax
  benefit of $360 and $696...............          0          0       (560)         0     (1,304)         0          0
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)......................      4,056      2,145      2,421     (5,611)    (9,663)    (3,699)    (8,886)
Other comprehensive earnings (loss)(6)...       (149)      (551)      (260)      (367)    (1,720)      (313)    (1,175)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Comprehensive earnings (loss)............  $   3,907  $   1,594  $   2,161  $  (5,978) $ (11,383) $  (4,012) $ (10,061)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings (loss) to fixed
  charges(7)(8)..........................       6.27x      1.68x      2.32x    --         --         --         --

OTHER DATA
EBITDA(9)................................  $  14,350  $  12,988  $  16,808  $  14,952  $  15,463  $   1,009  $  (6,511)
Adjusted EBITDA(9).......................     14,350     12,988     20,450     24,710     20,657      1,358      1,372
Statements of cash flows:
  Operating activities...................       (382)     1,419     24,287       (942)    (6,789)    (5,936)    (8,345)
  Investing activities...................    (10,425)    (6,531)    (9,740)   (89,579)   (18,118)    (4,228)    (2,400)
  Financing activities...................     11,165      5,613    (12,244)    87,312     30,513     10,036      7,800
Capital expenditures.....................      9,668      6,531      9,377     20,927     18,118      4,228      2,400
Cash interest expense(10)................      1,095      4,266      3,732      6,763      9,824      2,537        942
Depreciation and amortization............      5,568      5,518      6,502      9,313     13,869      3,409      3,568

                                                                    AS OF SEPTEMBER 30,                      AS OF DECEMBER 31,
                                                   -----------------------------------------------------  ------------------------
                                                     1994       1995       1996       1997       1998        1997         1998
                                                   ---------  ---------  ---------  ---------  ---------  -----------  -----------
BALANCE SHEET DATA
Cash and cash equivalents........................  $   1,941  $   2,442  $   4,745  $   1,536  $   7,142   $   1,408    $   4,197
Working capital(11)..............................     22,269     29,308     17,074     50,690     57,060      54,886       56,626
Total assets.....................................    139,674    155,496    177,391    255,205    285,361     244,006      275,453
Total debt(12)...................................     12,000     32,000     43,000     95,966    110,000      96,120      117,800
Shareholders' equity.............................     72,969     66,858     61,825     63,719     74,447      65,917       64,386

------------------------------

(1) Included in cost of sales are unusual costs related to (i) Project Discovery for the manufacturing and warehouse reconfiguration at Piqua, Ohio, consisting of charges of $2.7 million in fiscal 1997, $0.2 million in fiscal 1998 and $0.2 million in the three months ended December 31, 1997, (ii) the integration of Gerry for (a) a $3.1 million inventory write-down in fiscal 1997 resulting from a decision to discontinue the sale of certain Gerry products, (b) a charge of $1.3 million in fiscal 1997, as a result of expensing the increase to fair value of Gerry's inventories as such inventory was sold, such increase resulting from the application of purchase accounting in the Gerry Acquisition and (c) a charge of $0.2 million in fiscal 1998, for expenses to relocate the Gerry Colorado warehouse operations to Evenflo's Ohio and Georgia locations and (iii) the SKU Rationalization, consisting of a non-cash charge of $7.9 million for an inventory write-down in the three months ended December 31, 1998.

(2) Included in selling, general and administrative expenses are unusual costs related to (i) combining Evenflo's feeding and furniture operations which were previously managed separately, consisting of charges of $1.3 million in fiscal 1996 and $2.6 million in fiscal 1997, (ii) accounts receivable charge-offs as a result of the bankruptcy of two of its customers consisting of a charge of $2.3 million in fiscal 1996, (iii) $4.0 million in legal fees, accounting fees and other charges related to the Transactions in fiscal 1998 and (iv) Year 2000 conversion costs consisting of a charge of $0.8 million in fiscal 1998 and $0.2 million in the three months ended December 31, 1997. Selling, general and administrative expenses, on a pro forma basis, include an amount equal to the expense incurred by the Company for allocated Spalding expenses. See footnote 3.

(3) Represents an allocation from Spalding (based on the Company's net sales as a percentage of those of Spalding) of administrative expenses for assistance provided in the areas of accounting, auditing, employee relations, insurance, legal, planning, tax and treasury and $0.8 million in allocated out-of-pocket expenses relating to acquisition activity incurred by Spalding on behalf of the Company in fiscal 1997. After the Transactions, the Company will incur expenses pursuant to the Transition Services Agreement with Spalding at the cost of providing such services for the continuation of such services during the period in which the Company develops its internal capabilities. Such costs will be reflected as a selling, general and administrative expense. After the termination of the Transition Services Agreement, the Company expects to incur $3.0 million of expense on an annual basis to replace such services. The Transition Services Agreement terminated with respect to the majority of such services on September 30, 1998.

(4) In fiscal 1997, fiscal 1998 and the three months ended December 31, 1997, the Company incurred $8.4 million, $2.7 million and $0.1 million, respectively, of restructuring costs to relocate the Gerry Colorado administrative and manufacturing operations to Evenflo's Ohio and Georgia locations. See Note G of the Notes to the Consolidated Financial Statements appearing elsewhere in this Prospectus.

(5) Represents $0.1 million and $2.6 million of compensation expense for fiscal 1995 and 1996, respectively, related to the increase in the value of common stock of Spalding held by certain members of Company management through the 1994 Management Stock Ownership Plan and to the settlement of such plan in the Recapitalization.

(6) Other comprehensive earnings (loss) includes changes in currency translation adjustment.

(7) For purposes of determining the ratio of earnings (loss) to fixed charges, earnings are defined as earnings (loss) before income taxes and extraordinary loss and before other comprehensive earnings (loss) plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all indebtedness, whether expensed or capitalized, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

(8) The deficiency of earnings to fixed charges for fiscal 1997 and fiscal 1998 was approximately $10.0 million and $12.5 million, respectively. The deficiencies of earnings to fixed charges for the three months ended December 31, 1997 and 1998 were approximately $5.0 million and $14.3 million, respectively.

(9) "EBITDA", as defined, represents earnings (loss) before interest expense, income taxes, depreciation, amortization, extraordinary items and restructuring costs. "Adjusted EBITDA" represents EBITDA before unusual costs. The Company believes that EBITDA and Adjusted EBITDA provide useful information regarding the Company's ability to service its debt, and the Company understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest and repay debt. EBITDA and Adjusted EBITDA do not, however, represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Because EBITDA and Adjusted EBITDA are not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. EBITDA, as defined, has been presented before giving effect to restructuring costs for fiscal 1997, fiscal 1998 and the three months ended December 31, 1997. After giving effect to such restructuring costs, earnings (loss) before interest expense, income taxes, depreciation, amortization and extraordinary items for such periods are $6.6 million for fiscal 1997, $12.8 million for fiscal 1998, $0.9 million for the three months ended December 31, 1997 and a loss of $6.5 million for the three months ended December 31, 1998. See the Company's Consolidated Financial Statements, and related notes thereto, included elsewhere in this Prospectus. The components of EBITDA and Adjusted EBITDA are as follows:

                                                                                                                   THREE
                                                                                                                  MONTHS
                                                                                                                   ENDED
                                                                                                                 DECEMBER
                                                                     FISCAL YEAR ENDED SEPTEMBER 30,                31,
                                                          -----------------------------------------------------  ---------
                                                            1994       1995       1996       1997       1998       1997
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLAR AMOUNTS IN MILLIONS)
Earnings (loss) before income taxes and
  extraordinary loss....................................  $     7.6  $     3.2  $     6.2  $   (10.0) $   (12.5) $    (5.0)
Interest expense........................................        1.2        4.3        4.1        7.2       11.5        2.5
Depreciation and amortization...........................        5.6        5.5        6.5        9.3       13.9        3.4
Restructuring costs(a)..................................     --         --         --            8.4        2.7        0.1
                                                          ---------  ---------  ---------  ---------  ---------  ---------
EBITDA..................................................       14.4       13.0       16.8       15.0       15.5        1.0

Unusual costs(a):
  Project Discovery.....................................     --         --         --            2.7        0.2        0.2
  Combining feeding and furniture operations............     --         --            1.3        2.6     --         --
  Gerry integration.....................................     --         --         --            4.4        0.2     --
  Transaction related expenses..........................     --         --         --         --            4.0     --
  SKU Rationalization...................................     --         --         --         --         --         --
  Other.................................................     --         --            2.3     --            0.8        0.2
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Adjusted EBITDA.........................................  $    14.4  $    13.0  $    20.5  $    24.7  $    20.7  $     1.4
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------
------------------------------

                                                            1998
                                                          ---------
Earnings (loss) before income taxes and
  extraordinary loss....................................  $   (14.3)
Interest expense........................................        4.2
Depreciation and amortization...........................        3.6
Restructuring costs(a)..................................     --
                                                          ---------
EBITDA..................................................       (6.5)
Unusual costs(a):
  Project Discovery.....................................     --
  Combining feeding and furniture operations............     --
  Gerry integration.....................................     --
  Transaction related expenses..........................     --
  SKU Rationalization...................................        7.9
  Other.................................................     --
                                                          ---------
Adjusted EBITDA.........................................  $     1.4
                                                          ---------
                                                          ---------
------------------------------

   (a) For a more complete description of such items, see footnotes (1), (2) and
       (3) above.

(10) Cash interest expense is defined as interest expense paid exclusive of amortization of deferred financing costs.

(11) Working capital excludes cash and cash equivalents.

(12) Total debt includes the Old Notes.

(13) Restructuring costs of $1.2 million originally recorded in fiscal 1997 and reversed in fiscal 1998 have been restated, along with the related income tax effect of $0.5 million. See Note G of the Notes to the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Evenflo, with net sales of $339 million in fiscal 1998, is a leader in the $2.0 billion U.S. juvenile products industry, as well as a market leader in such products in several international markets. The Company's products fall into four principal categories, representing the daily activities in which the products are used: (i) On The Go products, including car seats, strollers, travel systems and carriers, (ii) Play Time products, including stationary activity products, swings, gates and doorway jumpers, (iii) Bed and Bath products, including cribs, portable play yards, monitors, mattresses, bath items and toilet trainers and
(iv) Feeding Time products, including reusable and disposable nurser systems, breastfeeding aids, high chairs, oral development items such as teethers and pacifiers, bibs and other feeding accessories.

    In April 1997, Evenflo completed the acquisition of Gerry for a purchase price of $68.7 million. The Gerry acquisition provided Evenflo with additional market leading products in categories such as gates, monitors, infant carriers and baths, which complemented the Company's traditional strengths in juvenile furniture and feeding products. To realize the manufacturing efficiencies achievable through the Gerry Acquisition, the Company elected to close the Gerry operations in Colorado and transfer these operations into the Company's Piqua, Ohio and Canton, Georgia plants. This eliminated all manufacturing processes and distribution of Gerry products from the 381,000 square foot facility in Thorton, Colorado; where, in April of 1997, approximately 434 people were employed.

RESTRUCTURING CHARGES (AS RESTATED, SEE NOTE FOLLOWING THE TABLE BELOW)

    In July 1997, Company management initiated the development of a plan to integrate the Gerry Colorado administrative and manufacturing operations into Evenflo's Ohio and Georgia locations. As a result of this plan, the Company recorded a charge of $8,371 for restructuring costs. At September 30, 1997, the remaining accrual of $7,027, represented restructuring charges that meet the definition of "exit costs" in accordance with EITF Issue No. 94-3. This accrual included: severance and outplacement benefit costs for most of the personnel at the Gerry Colorado location; shutdown of the facility and termination of the lease; and other costs, principally asset impairment and costs to settle supplier contractual obligations arising from, or affected by, the Colorado shut-down.

    The table below shows the components of the fiscal 1997 and fiscal 1998 restructuring provisions, which include a reserve balance of $7,027 as of September 30, 1997, and the activity affecting the reserve balance through December 31, 1998, as follows:

                                                   1997                          1998
                                     1997        ACTIVITY      BALANCE AT      ACTIVITY        1998         BALANCE AT
                                 RESTRUCTURING  CHARGED TO    SEPTEMBER 30,   CHARGED TO   RESTRUCTURING   SEPTEMBER 30,
                                   PROVISION      RESERVE         1997          RESERVE      PROVISION         1998
                                 -------------  -----------  ---------------  -----------  -------------  ---------------
Severance costs................    $   4,105     $    (163)     $   3,942      $  (3,681)    $     (61)      $     200
Facility shutdown..............        2,630          (201)         2,429         (4,005)        1,576               0
Other..........................        1,619          (963)           656            (92)         (564)              0
                                 -------------  -----------       -------     -----------  -------------         -----
Total reserve activity.........        8,354     $  (1,327)     $   7,027      $  (7,778)          951       $     200
                                                -----------       -------     -----------                        -----
                                                -----------       -------     -----------                        -----
Additional relocation related
  costs........................           17                                                     1,715
                                 -------------                                             -------------
Restructuring costs for fiscal
  1997 and 1998 (see Note).....    $   8,371                                                 $   2,666
                                 -------------                                             -------------
                                 -------------                                             -------------

                                                      BALANCE AT
                                 ACTIVITY CHARGED    DECEMBER 31,
                                    TO RESERVE           1998
                                 -----------------  ---------------
Severance costs................      $      (3)        $     197
Facility shutdown..............              0                 0
Other..........................              0                 0
                                           ---             -----
Total reserve activity.........      $      (3)        $     197
                                           ---             -----
                                           ---             -----
Additional relocation related
  costs........................
Restructuring costs for fiscal
  1997 and 1998 (see Note).....

----------------------------------

    Note-- On May 6, 1999, after discussion with the staff of the Securities and Exchange Commission, the Company's management reconsidered its accrual for computer conversion costs. Such costs were originally accrued as a component of the Company's restructuring charges in fiscal 1997 and were reversed in fiscal 1998 when the Company's management adopted a different approach to resolve its computer conversion requirements. As a result, restructuring charges in fiscal 1997 have been reduced by $1,220, and restructuring charges in fiscal 1998 have been increased by $1,220. The fiscal 1997 and 1998 financial statements have been restated to reflect such changes together with the related income tax effects of $520.

    Explanations of the amounts in the table above are summarized as follows:

    - Severance costs of $4,105 were accrued for 176 salaried personnel and 241 collective bargaining unit personnel. Severance payments were made to 128 salaried personnel and 237 collective bargaining unit personnel from December 1997 through April 1998. The lower number of terminated employees resulted from individuals voluntarily leaving the Company before qualifying for the full severance payment.

    - Various sections of the facility were closed during the period from December 1997 through April 1998 and the facility was turned over to the landlord in July 1998. Costs for facility shutdown of $2,630 include noncancelable lease obligations and costs to be incurred subsequent to operations ceasing but prior to termination of the lease. These costs include repairs to the facilities to meet the landlord's specifications, utilities during facility closing and salaries and benefits of employees retained to complete the closure of the facilities. Actual costs of $1,576 in excess of the restructuring accrual were caused by the cessation of operations earlier than anticipated, resulting in more of the facility costs being considered exit costs as opposed to ongoing operating costs.

    In fiscal 1998, the Company revised its estimate for the fiscal 1997 restructuring costs and recorded the following: an additional charge of $1,576 for the Gerry Colorado facility shutdown and a reversal of $625 of severance and other costs. The Company incurred an additional $1,715 of restructuring costs in fiscal 1998 that did not meet the criteria under EITF 94-3 for accrual as of September 30, 1997. These costs, which were incurred and recorded in fiscal 1998, consist of recruitment and training, freight on transfer of inventory to Evenflo's Ohio and Georgia locations, computer conversion costs and costs related to transferring molds and tooling. The net of the additional fiscal 1998 charges and the above reversal of the fiscal 1997 restructuring provision are included in the restructuring costs of $2,666 for fiscal 1998.

    The integration of Gerry to date has been more difficult than the Company originally contemplated and, as a result, the Company's results for fiscal 1998 do not reflect the manufacturing and distribution efficiencies previously anticipated. For the first nine months of fiscal 1998, and to a lesser extent for the remainder of fiscal 1998, the integration process resulted in higher costs for indirect and non-standard labor, product testing, scrap, freight, inventory obsolescence and delays in product introductions which more than offset the cost savings achieved by the Company's capital expenditure program. In addition, the demands of the integration process have resulted in the delayed introduction of new Gerry products and reduced levels of customer service as the Company redesigned certain Gerry products, each of which negatively impacted net sales and costs of production per unit. The Company expects that these efficiencies will be realized in calendar 1999 from the investments made in Project Discovery and the integration of Gerry into the Company's manufacturing and distribution infrastructure.

    A substantial portion of the Company's net sales growth since April 1997 is the result of the acquisition of certain net assets of Gerry, which was accounted for under the purchase method of accounting. Gerry's product lines, which include gates, booster car seats, bath products, monitors and toilet trainers, are lower margin items than the Company's traditional strengths in car seats and stationary activity products. As a result, the Company's historical consolidated results of operations are not directly comparable for the periods discussed below. Since the acquisition of Gerry, the Company has eliminated Gerry's manufacturing and distribution operations at Thornton, Colorado and integrated them into the Company's Piqua, Ohio and Canton, Georgia facilities. During fiscal 1997 and fiscal 1998, Evenflo invested approximately $108 million to improve its operations, expand its product lines and support the growth of its base business. The following chart outlines these expenditures:

                                                                                                          FISCAL 1997
                                                                           FISCAL 1997    FISCAL 1998   AND FISCAL 1998
                                                                          -------------  -------------  ---------------
                                                                                  (DOLLAR AMOUNTS IN MILLIONS)
Gerry Acquisition.......................................................    $    68.7         --           $    68.7
Capital expenditures:
  Project Discovery(1)..................................................         12.2      $     0.6            12.8
  Integration of Gerry..................................................          0.1            7.3             7.4
  Other capital expenditures............................................          8.6           10.2            18.8
                                                                                -----          -----          ------
Total...................................................................    $    89.6      $    18.1       $   107.7
                                                                                -----          -----          ------
                                                                                -----          -----          ------

------------------------

(1) In addition, the Company invested $3.1 million in fiscal 1996 for Project Discovery.

    Net sales are gross sales net of returns, allowances, trade discounts, freight on goods sold and royalties paid on third-party trademarks used on the Company's products. Evenflo's products are distributed through mass merchants (such as Wal-Mart, Kmart and Target), national accounts (such as Toys "R" Us and Sears), grocery and drugstores, as well as other retail outlets.

    Gross profit is net sales less cost of sales which includes the costs necessary to make the Company's products, including the costs of raw materials, production, warehousing and procurement. The principal elements of the Company's cost of sales are raw materials and packaging supplies, labor, manufacturing overhead and purchased product costs. Raw materials, among other things, consist of plastic resins, fabrics, wood and paper products, the overall costs of which have remained relatively stable during the periods discussed below, despite susceptibility to significant price fluctuations. Labor costs consist primarily of hourly wages plus employee fringe benefits. Manufacturing overhead generally includes indirect labor, plant costs and manufacturing supplies. See "Risk Factors--Cost and Availability of Certain Materials."

    Selling, general and administrative expenses include the costs necessary to sell the Company's products and the general and administrative costs of managing the business, including salaries and related benefits, commissions, advertising and promotion expenses, bad debts, travel, amortization of intangible assets, insurance and product liability costs, corrective action and product recall costs and professional fees.

    Allocated Spalding expenses represent an allocation from Spalding (based on the Company's net sales as a percentage of those of Spalding) of expenses for assistance provided in the areas of accounting, auditing, employee relations, insurance, legal, planning, tax and treasury as well as $0.8 million in allocated out-of-pocket expenses relating to acquisition activity incurred by Spalding on behalf of the Company in fiscal 1997. Allocated Spalding expenses increased or decreased depending on the total corporate expenses incurred by Spalding and on the level of acquisition activity benefiting the Company. Pursuant to the Transition Services Agreement, Spalding has agreed to continue to provide many of these services for six months after the Closing Date at the cost of providing such services, after which time the Company will be required to provide for such services either internally or through third parties, with such expenses being accounted for as SG&A. After the termination of the Transition Services Agreement, the Company expects to incur $3.0 million of expense on an annual basis for such services. The Transition Services Agreement terminated with respect to the majority of such services on September 30, 1998. See "Risk Factors--No Prior Operations as an Independent Company" and "--Dependence on Management; Need for Additonal Personnel."

SEPARATION FROM SPALDING

    Prior to the Transactions, the Company operated as a wholly-owned subsidiary of Spalding. During this period, Spalding provided assistance to the Company in the areas of accounting, auditing, employee relations, insurance, legal, planning, tax and treasury. For these services, the Company paid Spalding an allocated charge based on the Company's net sales as a percentage of those of Spalding as well as allocated out-of-pocket expenses relating to acquisition activity incurred by Spalding on behalf of the Company, which are set forth on the historical income statements as allocated Spalding expenses. Under the Transition Services Agreement entered into on the Closing Date, Spalding continues to provide these services at negotiated rates; however, the Transition Services Agreement terminated with respect to the majority of such services on September 30, 1998.

    During the effectiveness of the Transition Services Agreement, the Company has been developing its internal capabilities to provide these services or has entered into arrangements with third parties for the provision of such services at costs consistent with the fees to be charged by Spalding under the Transition Services Agreement (which are estimated to be $3.0 million annually). However, there can be no assurance that after the termination of the Transition Services Agreement that the Company will be able to replace Spalding's services under the Transition Services Agreement for the fees charged by Spalding or that the provision of such services during the transition period after the termination of the Transition Services Agreement will be performed without interruption or delay due to unanticipated circumstances.

EFFECTS OF GERRY INTEGRATION; FACTORS AFFECTING FISCAL 1998 PERFORMANCE

    The integration of Gerry to date has been more difficult than the Company originally contemplated and, as a result, the Company's results for fiscal 1998 do not reflect the manufacturing and distribution efficiencies previously anticipated. The Company expects that these efficiencies will be realized in calendar 1999 from the investments made in Project Discovery and the integration of Gerry into the Company's manufacturing and distribution infrastructure. For the first nine months of fiscal 1998, and to a lesser extent for the remainder of fiscal 1998, the integration process resulted in higher costs for indirect and non-standard labor, product testing, scrap, freight, inventory obsolescence and delays in product introductions which more than offset the cost savings achieved by the Company's capital expenditure program. In addition, the demands of the integration process have resulted in the delayed introduction of new Gerry products and reduced levels of customer service as the Company redesigned certain Gerry products, each of which negatively impacted net sales and costs of production per unit. Other factors which adversely affected the Company's results in fiscal 1998 include inventory reductions by Toys "R" Us, the effects of product recalls and corrective actions and product introductions by competitors and declines in international sales due to lower net sales in Canada and Malaysia and the effect of weaker currencies compared to the U.S. dollar. In its fourth quarter of fiscal 1998, the Company implemented a program to evaluate its product platforms and SKUs to eliminate low volume, low profit products to improve the margin mix of the Company's product lines. The SKU Rationalization has generated a $7.9 million non-cash charge in the three months ended December 31, 1998 to eliminate certain items of inventory that will not be carried forward. While the SKU reduction program is expected to enhance the Company's gross margin percentage in fiscal 1999, during fiscal 1998 the Company's gross margin was affected by a change in mix of sales as the Company expedites the sale of certain slower moving inventory as part of the SKU reduction program. In addition, in September 1998, Toys "R" Us announced additional measures to restructure its business including closing 59 U.S. and international stores and further reducing inventory levels. In the fourth quarter of fiscal 1998, Toys "R" Us reported that it decreased inventory levels by $200 million over the same period in 1997. During fiscal 1998, Toys "R" Us did not, compared to fiscal 1997, reduce its level of purchases from the Company. As Toys "R" Us achieves its year end inventory objectives, further sales reductions could have an impact on the Company's net sales. In addition, Service Merchandise (a top 10 customer) recently announced its decision to discontinue the sale of juvenile products. In fiscal 1998, the Company's sales to Service Merchandise totalled approximately $5 million.

RESULTS OF OPERATIONS

    The following discussion and analysis of the results of operations of the Company covers periods before completion of the Transactions, including those periods during fiscal 1998 prior to August 20, 1998. Accordingly, the discussion and analysis of such periods does not reflect the significant impact that the Transactions had on the Company. In addition, the Gerry Acquisition had a significant impact on the Company's results of operations. As a result, the Company's historical consolidated results of operations are not directly comparable for the periods discussed below. See "Risk Factors," and the discussion below under "--Liquidity and Capital Resources" for further discussion relating to the impact that the Transactions may have on the Company.

    The following table sets forth operating results of the Company expressed as a percentage of net sales for the periods indicated.

                                                                                               THREE MONTHS ENDED
                                                                       YEAR ENDED
                                                                      SEPTEMBER 30,               DECEMBER 31,
                                                             -------------------------------  --------------------
                                                               1996       1997       1998       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
Net sales..................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales..............................................       75.4       79.5       79.8       83.4       92.1
                                                             ---------  ---------  ---------  ---------  ---------
Gross profit...............................................       24.6       20.5       20.2       16.6        7.9
Selling, general and administrative expenses...............       18.0       17.6       18.6       18.9       22.1
Restructuring costs (as restated for fiscal 1997 and
  1998)....................................................        0.0        2.8        0.8        0.1        0.0
Allocated Spalding expenses................................        1.1        1.0        0.8        1.0        0.0
1994 Management Stock Ownership Plan Expense...............        1.1        0.0        0.0        0.0        0.0
                                                             ---------  ---------  ---------  ---------  ---------

Income (loss) from operations..............................        4.4       (0.9)       0.0       (3.4)     (14.2)
Interest expense, net......................................        1.7        2.4        3.4        3.6        5.8
Currency (gain) loss, net..................................        0.1        0.1        0.3        0.1       (0.3)
                                                             ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes and extraordinary
  loss.....................................................        2.6       (3.4)      (3.7)      (7.1)     (19.7)
Income taxes (benefit) (as restated for fiscal 1997 and
  1998)....................................................        1.3       (1.5)      (1.2)      (1.8)      (7.4)
                                                             ---------  ---------  ---------  ---------  ---------
Earnings (loss) before extraordinary loss..................        1.3       (1.9)      (2.5)      (5.3)     (12.3)
Extraordinary loss on early extinguishment of debt, net of
  tax benefit of $360,000 and $696,000.....................        0.3        0.0        0.4        0.0        0.0
                                                             ---------  ---------  ---------  ---------  ---------
Net earnings (loss)........................................        1.0       (1.9)      (2.9)      (5.3)     (12.3)
Other comprehensive earnings (loss)--currency translation
  adjustment...............................................       (0.1)      (0.1)      (0.5)      (0.5)      (1.6)
                                                             ---------  ---------  ---------  ---------  ---------
Comprehensive earnings (loss)..............................        0.9%      (2.0)%      (3.4)%      (5.8)%     (13.9)%
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED DECEMBER 31, 1998 ("1998 THREE MONTHS") COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1997 ("1997 THREE MONTHS")

    NET SALES. The Company's net sales increased to $72.6 million for the 1998 three months from $69.7 million for the 1997 three months, an increase of $2.9 million or 4.2%. The net sales increase was principally due to (i) increased distribution of the convenience stroller line and travel systems due to an expanded product line following the Gerry Acquisition and (ii) increased net sales of play yards due to the introduction of the PLAY CRIB during 1998, partially offset by (i) the discontinuance of certain Gerry booster car seats and high chairs and (ii) the reduction in sales of convertible car seats and activity centers due to competition from new entries.

    GROSS PROFIT. The Company's gross profit decreased to $5.7 million in the 1998 three months from $11.6 million in the 1997 three months, a decrease of $5.9 million. The Company's gross margin decreased to 7.9% in the 1998 three months from 16.6% in the 1997 three months, due principally to a $7.9 million inventory write-down resulting from a decision to discontinue certain products due to the SKU Rationalization. Without this write-down the Company's gross margin would have increased to 18.8% in the 1998 three months from 16.6% in the 1997 three months, due principally to (i) the Gerry integration, (ii) a reduction in some material prices and (iii) improved manufacturing costs due to Project Discovery.

    SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES. The Company's SG&A expenses increased to $16.1 million in the 1998 three months from $13.2 million in the 1997 three months. As a percentage of net sales, SG&A expenses increased to 22.1% in the 1998 three months from 18.9% in the 1997 three months. The Company's $2.9 million increase in SG&A expenses was principally due to (i) a $1.2 million royalty income settlement on play yards and strollers that offset SG&A expenses in 1997 and was not repeated in 1998, (ii) $0.7 million in corporate administrative expenses previously allocated from Spalding and included as a separate line item in 1997, (iii) increased outside services to aid in re-engineering processes and (iv) a $0.3 million increase in product liability expense. A decrease in expense of $0.4 million resulted from lower product safety campaign expenses.

    RESTRUCTURING COSTS. In the 1998 three months and the 1997 three months, the Company incurred no expense and $0.1 million, respectively.

    INTEREST EXPENSE. Interest expense increased to $4.2 million in the 1998 three months from $2.5 million in the 1997 three months. The increase was due primarily to the issuance of the Notes.

    CURRENCY (GAIN) LOSS. The currency gain of $0.3 million in the 1998 three months compares to the currency loss of $0.1 million in the 1997 three months.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1997

    NET SALES. The Company's net sales increased to $339.1 million for fiscal 1998 from $296.7 million for fiscal 1997, an increase of $42.4 million or 14.3%. The net sales increase was principally due to the inclusion of Gerry net sales in fiscal 1998 compared to the inclusion of Gerry net sales for approximately five months in 1997 as a result of the April 1997 acquisition of Gerry. The increase in net sales was partially offset by (i) lower net sales of play yards due to the expiration of a patent license for the manufacture of play yards and a nine-month delay in introducing the PLAY CRIB, the Company's newest entrant in the play yard product category, which began to be shipped to retailers in February 1998, (ii) the discontinuance of certain Gerry products that did not fit with the Company's product line strategies, (iii) the withdrawal of certain Gerry products from the marketplace to re-engineer such products to meet Evenflo's standards, (iv) the effect of certain product safety campaigns and (v) increased levels of returns of breast pumps, monitors and strollers. See "Business--Legal Proceedings." While net sales to Toys "R" Us have increased for the comparable fiscal year, Toys "R" Us has recently announced a plan to reduce its inventory levels.

    GROSS PROFIT. The Company's gross profit increased to $68.4 million in fiscal 1998 from $60.8 million in fiscal 1997, an increase of $7.6 million or 12.5%. However, the Company's gross margin decreased to 20.2% in fiscal 1998 from 20.5% in fiscal 1997 principally due to (i) the addition of lower margin products such as gates, booster car seats, bath products, monitors and toilet trainers acquired in the Gerry Acquisition, (ii) the impact of the factors discussed in "--Effects of Gerry Integration; Factors Affecting Fiscal 1998 Performance," partially offset by operating efficiencies attributable to Project Discovery, (iii) an increased level of returns of breast pumps, monitors and strollers, (iv) an increase in distribution costs, (v) a less favorable international sales mix due to the strength of the U.S. dollar versus certain international currencies and (vi) a less favorable margin in international markets due to increased costs without a corresponding price increase.

    SG&A EXPENSES. The Company's SG&A expenses increased to $63.1 million in fiscal 1998 from $52.2 million in fiscal 1997. As a percentage of net sales, SG&A expenses increased to 18.6% in fiscal 1998 from 17.6% in fiscal 1997. The Company's $10.9 million increase in SG&A expenses was principally due to (i) an increased number of selling and administrative personnel during the Gerry integration, (ii) $1.7 million in increased product development and engineering costs relating to a number of the Company's product lines, (iii) $0.8 million for higher safety campaign and corrective action costs relating to the HAPPY CAMPER play yard, the ON MY WAY infant car seat, the TWO-IN-ONE booster car seat and the Canadian ULTARA car seat, (iv) higher advertising and promotional costs,
(v) higher product liability expenses of $2.7 million and (vi) $4.0 million in transaction related expenses including legal fees, accounting fees and other charges, partially offset by (i) reduced sales commissions of $1.3 million, (ii) $1.2 million of royalty income settlements on play yards and strollers and (iii) lower costs from the elimination of certain redundant functions as part of the Gerry integration.

    RESTRUCTURING COSTS. In fiscal 1998 and fiscal 1997, the Company incurred $2.7 million, and $8.4 million, respectively, of restructuring costs to relocate the Gerry Colorado administrative and manufacturing operations to Evenflo's Ohio and Georgia locations.

    ALLOCATED SPALDING EXPENSES. In fiscal 1998, allocated Spalding expenses were $2.6 million, compared to $2.9 million in fiscal 1997.

    INTEREST EXPENSE. Interest expense increased to $11.5 million in fiscal 1998 from $7.2 million in fiscal 1997, an increase of $4.3 million. The increase was primarily due to the Company's issuance of a $49.1 million note to Spalding as a result of the Gerry Acquisition.

    CURRENCY LOSS. The currency loss of $1.1 million was $1.0 million higher in fiscal 1998 than in fiscal 1997. See "--Liquidity and Capital Resources."

    INCOME TAXES. Evenflo had a tax benefit of $4.2 million for fiscal 1998, which represents an effective tax rate of 33% in relation to a loss before income taxes of $12.5 million. The effective tax rate for fiscal 1997 was 44%.

    EXTRAORDINARY LOSS. The extraordinary loss on early extinquishment of debt relates to a $2.0 million pre-tax (and $1.3 million after-tax) write-off of unamortized deferred financing costs related to certain Spalding bank borrowings as allocated to the Company by Spalding.

    NET LOSS. The Company had a net loss of $9.7 million for fiscal 1998 compared to a net loss of $5.6 million for fiscal 1997. The $4.1 million decrease in earnings was the result of a $4.3 million higher interest expense, $1.0 million higher currency loss, $1.3 million extraordinary loss, and a $0.2 million lower income tax benefit, offset by a $5.3 million increase in income from operations.

YEAR ENDED SEPTEMBER 30, 1997 ("FISCAL 1997") COMPARED TO YEAR ENDED SEPTEMBER
  30, 1996 ("FISCAL 1996")

    NET SALES. The Company's net sales increased to $296.7 million for fiscal 1997 from $237.2 million for fiscal 1996, an increase of $59.5 million or 25.1%. When compared to fiscal 1996, Evenflo net sales were flat after excluding the April 1997 Gerry Acquisition which contributed $60.3 million in net sales for the final five months of fiscal 1997. Evenflo's net sales of car seats and stationary activity products decreased from fiscal 1996 levels, principally due to shortages of fabric pads and competitive pricing. Evenflo's net sales of play yards decreased from fiscal 1996 levels principally due to the expiration of a patent license for the manufacture of play yards and safety campaigns. Offsetting the decreases were 1997 net sales of strollers and high chairs which were up 74% and 27%, respectively, over the fiscal 1996 comparable period. International net sales were up $4.7 million compared to fiscal 1996 due primarily to higher net sales in Canada, Mexico and certain other export markets.

    GROSS PROFIT. The Company's gross profit grew to $60.8 million in fiscal 1997 from $58.4 million in fiscal 1996, an increase of $2.4 million or 4.1%. The Company's gross margin decreased to 20.5% in fiscal 1997 from 24.6% in fiscal 1996 principally due to (i) the addition of lower margin products, such as gates, booster car seats, bath products, monitors and toilet trainers acquired in the Gerry Acquisition, (ii) a shift to increased sales of strollers and high chairs which have lower margins than car seats and stationary activity products,
(iii) $2.8 million in unusual costs associated with the manufacturing and warehouse reconfiguration at Piqua, Ohio, (iv) $3.1 million in inventory write-downs resulting from a decision to discontinue the sale of certain Gerry products as a result of the integration of Gerry into the Company and (v) $1.3 million as a result of expensing the increase to fair value of Gerry's inventory as such inventory was sold, such increase resulting from the application of purchase accounting in the Gerry Acquisition.

    SG&A EXPENSES. The Company's SG&A expenses increased to $52.2 million during fiscal 1997 from $42.8 million in fiscal 1996, an increase of $9.4 million or 22.0%. However, as a percentage of net sales, SG&A expenses decreased to 17.6% for fiscal 1997 from 18.0% for fiscal 1996. The fiscal 1997 $9.4 million increase in SG&A expenses over fiscal 1996 is principally due to (i) $6.5 million for five months of Gerry expenses (excluding promotion costs) in fiscal 1997, (ii) $3.6 million in higher corrective action costs (in fiscal 1997, Evenflo incurred $4.4 million on four corrective actions on certain car seats and play yards), (iii) $2.9 million in higher promotion costs and (iv) $1.3 million in higher unusual costs to combine Evenflo's feeding and furniture operations which were previously managed separately, partially offset by (i) $2.7 million lower product liability expenses from a lower number of claims,
(ii) $1.6 million in transaction bonuses from the Recapitalization and (iii) $0.6 million in other costs.

    RESTRUCTURING COSTS. In fiscal 1997, the Company incurred $8.4 million of restructuring costs to relocate the Gerry Colorado administrative and manufacturing operations to Evenflo's Ohio and Georgia locations.

    ALLOCATED SPALDING EXPENSES. In fiscal 1997, allocated Spalding expenses were $2.9 million, an increase of $0.4 million from fiscal 1996. Evenflo's increased allocation of Spalding resources was due primarily to $0.8 million of allocated out-of-pocket expenses relating to acquisition activity, partially offset by lower SG&A expenses at Spalding to be allocated to Evenflo.

    INTEREST EXPENSE. Interest expense increased to $7.2 million in fiscal 1997 from $4.1 million in fiscal 1996, an increase of $3.1 million. The increase was primarily due to higher interest expense related to allocated indebtedness from Spalding as a result of Spalding's higher average borrowings and a higher average borrowing rate after the Recapitalization, as well as the Company's issuance of a $49.1 million note to Spalding as a result of the Gerry Acquisition.

    CURRENCY LOSS. The Company incurred an insignificant currency loss in fiscal 1997 compared to a currency loss of $0.2 million in fiscal 1996. See "--Liquidity and Capital Resources."

    INCOME TAXES. The Company had a tax benefit of $4.4 million for fiscal 1997, which represents an effective tax rate of 44% in relation to a loss before income taxes of $10.0 million. The effective tax rate varied from a U.S. federal and state statutory rate of 39% due to utilization of non-U.S. net operating losses. The effective tax rate for the prior year of 52% varied from the statutory rate due primarily to the effect of the 1994 Management Stock Ownership Plan expense which was not deductible on the Company's income tax return.

    NET LOSS. The Company had a net loss of $5.6 million for fiscal 1997 compared to net earnings of $2.4 million for fiscal 1996. The $8.0 million decrease in earnings was a result of a $13.2 million decrease in earnings from operations and $3.1 million higher interest expense, partially offset by $8.6 million higher income tax benefit, $0.1 million lower currency loss and $0.6 million in fiscal 1996 extraordinary loss on early extinguishment of debt, net of a $0.4 million tax benefit.

LIQUIDITY AND CAPITAL RESOURCES

    GENERAL. The Company currently believes that cash flow from operating activities, together with borrowings available under the Credit Facility, will be sufficient to fund the Company's currently anticipated working capital, capital expenditures, interest payments and other liquidity needs for the Company's next fiscal year. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to the Company on acceptable terms or at all. There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt, make necessary capital expenditures or meet its other cash needs. If unable to do so, the Company may be required to refinance all or a portion of its existing debt, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved on terms reasonably favorable to the Company.

    The Company incurred substantial indebtedness in connection with the Transactions. As of December 31, 1998, the Company had $117.8 million of combined indebtedness and a common shareholders' equity of $24.4 million. Following the Transactions, the Company's liquidity requirements have been significantly increased, primarily due to increased interest expense obligations. Had the Transactions been consummated on October 1, 1997, interest expense (net) incurred in fiscal 1998 associated with indebtedness under the Notes and the Credit Facility would have been $16.3 million, compared with the $11.5 million of interest expense (net) actually incurred. In addition, on a pro forma basis after giving effect to the Transactions, for fiscal 1998, the Company would have had preferred stock dividends of $5.6 million. See "Pro Forma Condensed Consolidated Financial Statement." The known commitments for fiscal 1999 will be $12.9 million of interest on the Notes and $5.6 million in preferred stock dividends. Because indebtedness under the Credit Facility bears a floating rate of interest and the Company is unable to predict the amount of borrowings it will make under the Credit Facility, which is dependent on its results of operations, the Company cannot predict its level of interest expense for fiscal 1999. The Credit Facility and the Indenture permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations. See "Description of the Credit Facility" and "Description of the Exchange Notes."

    On the Closing Date, the Company entered into the Credit Facility, which provides for $100.0 million of commitments. The obligations of the Company under the Credit Facility are secured by certain assets of the Company and its subsidiaries and are guaranteed by certain subsidiaries of the Company. On the Closing Date, the Company borrowed $10.0 million under the Credit Facility and applied approximately $42.0 million of the commitments to support outstanding letters of credit and bankers' acceptances. As of December 31, 1998, there was $7.8 million outstanding under the Credit Facility. The remaining commitments under the Credit Facility are available to fund the working capital, capital expenditures, general corporate and other cash needs of the Company. Borrowings under the Credit Facility bear interest at a rate per annum equal (at the Company's option) to a margin over either a base rate or a "eurodollar rate." At December 31, 1998, the Credit Facility bore interest at a rate of 9.25%. All outstanding revolving credit borrowings under the Credit Facility will become due on the date that is seven years after the Closing Date. The Company expects that its working capital needs and other cash requirements will require it to obtain replacement revolving credit facilities at that time. No assurance can be given that any such replacement can be successfully obtained. See "Description of the Credit Facility."

    The Exchange Notes will mature in 2006. The obligations of the Company under the Exchange Notes and the Indenture will not be guaranteed by subsidiaries of the Company on the issuance date of the Exchange Notes and will not be secured by any assets of the Company or any of its subsidiaries. The Credit Facility and the Indenture contain numerous financial and operating covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, pay dividends and other distributions, prepay subordinated indebtedness, enter into sale and leaseback transactions, create liens or other encumbrances, make capital expenditures, make certain investments or acquisitions, engage in certain transactions with affiliates, sell or otherwise dispose of assets and merge or consolidate with other entities and otherwise restrict corporate activities. The Credit Facility also requires the Company to meet certain financial ratios and tests. The Credit Facility and the Indenture contain customary events of default. See "Description of the Credit Facility" and "Description of the Exchange Notes."

CASH FLOWS

    1998 THREE MONTHS COMPARED TO THE 1997 THREE MONTHS. For the 1998 three months, the Company used $10.7 million in cash before financing activities to fund $8.3 million in operating activities and invest $2.4 million in capital expenditures. Cash used in operating activities and investing activities in the 1998 three months was funded from $7.8 million of financing activities, resulting in a $2.9 million decrease in cash.

    Net cash flow used in operating activities in the 1998 three months was $8.3 million compared to $5.9 million in the 1997 three months. The $2.4 million higher use of cash for operating activities when compared to the 1997 three months was due to a $5.2 million decrease in net earnings, a $3.4 million decrease in deferred taxes and other non-cash items, and a $0.6 million increase in the use of cash for working capital. The source of cash from working capital in the 1998 three months was unfavorable as compared to 1997 due to a $0.4 million increase in current liabilities and other items and a $5.2 million increase in inventories, partially offset by a $4.2 million decrease in receivables.

    FISCAL 1998 COMPARED TO FISCAL 1997. For fiscal 1998, the Company used $24.9 million in cash before financing activities to fund $6.8 million in operating activities and invest $18.1 million in capital expenditures. Cash used in operating and investing activities in fiscal 1998 was funded from $30.5 million of financing activities, resulting in a $5.6 million increase in cash.

    Net cash flow used in operating activities in fiscal 1998 was $6.8 million compared to $0.9 million for fiscal 1997. The $5.9 million higher use of cash for operating activities when compared to fiscal 1997 was due to a $2.1 million decrease in net earnings, a $4.0 million increase in the use of cash for working capital and a $2.4 million increase in deferred taxes and other non-cash items, partially offset by $4.6 million higher depreciation and amortization and a $2.0 million extraordinary loss due to the early extinguishment of debt. The use of cash for working capital in fiscal 1998 was unfavorable as compared to fiscal 1997 due to a $20.8 million increase in the use of cash for receivables and a $1.6 million decrease in cash provided from current liabilities and other items, partially offset by a $18.4 million decrease in the use of cash for inventories.

    Capital expenditures were $18.1 million for fiscal 1998 compared to $20.9 million in fiscal 1997. Capital expenditures for fiscal 1998 were $2.8 million lower than fiscal 1997, with the Company investing $0.6 million to complete Project Discovery, $7.3 million to complete the expansion of its warehousing and shipping facilities in Piqua, Ohio and Canton, Georgia in order to improve efficiency and accommodate the consolidation of Gerry's Colorado operations and $3.6 million on computer hardware and software to unify and upgrade its management information systems to achieve Year 2000 compliance. The Company also incurred $6.6 million in other capital expenditures for fiscal 1998. In fiscal 1999, the Company expects to make $12.5 million of capital expenditures, of which $3.1 million is related to maintenance capital expenditures, $6.5 million is related to new product development and introduction and $2.9 million is related to upgrades in the Company's information systems. See "--Year 2000 Compliance."

    FISCAL 1997 COMPARED TO FISCAL 1996. For fiscal 1997, the Company used $90.5 million in cash before financing activities to invest $20.9 million in capital expenditures, $68.7 million in the acquisition of Gerry, and $0.9 million in cash used by operating activities. Cash used in operating and investing activities in fiscal 1997 was funded from $87.5 million of financing activities with Spalding, $68.7 million of which related to the Gerry Acquisition, offset by a $0.2 million reduction in non-U.S debt, which in the aggregate resulted in a $3.2 million decrease in cash.

    Net cash flow used in operating activities for fiscal 1997 was $0.9 million compared to $24.3 million generated by operating activities in fiscal 1996. The $25.2 million lower generation of cash by operating activities when compared to fiscal 1996 was due to $8.0 million lower net earnings, a $14.8 million increase in the use of cash for working capital and an $5.2 million decrease in deferred taxes and other non-cash items; partially offset by $2.8 million higher depreciation and amortization. The use of cash for working capital in fiscal 1997 compared unfavorably to fiscal 1996 due to a $9.1 million decrease in cash provided by payables and other accounts, plus a $7.3 million increase in the use of cash for inventories, partially offset by a $1.6 million decrease in the use of cash for receivables.

    Capital expenditures for fiscal 1997 were $20.9 million compared with $9.4 million in fiscal 1996. The Company's fiscal 1997 capital expenditures of $20.9 million included $12.2 million to expand and upgrade its warehousing and shipping facilities, modernize distribution systems and reconfigure assembly operations at its Piqua, Ohio operations as part of Project Discovery and $0.1 million to integrate Gerry's operations into the Company's Ohio and Georgia plants. The other capital expenditures of $8.6 million were used primarily for new product introductions and to upgrade existing production equipment.

EBITDA

    EBITDA, as defined (earnings before interest expense, income taxes, depreciation, amortization, extraordinary items and restructuring costs), is included because the Company believes it provides useful information regarding its ability to service its debt and because the Company understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest and repay debt. EBITDA does not, however, represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. The following sets forth certain information regarding the Company's EBITDA and other net cash flow items for fiscal 1997, fiscal 1998 and the three months ended December 31, 1997 and 1998:

                                                                        FISCAL YEAR ENDED     THREE MONTHS ENDED
                                                                          SEPTEMBER 30,          DECEMBER 31,
                                                                      ---------------------  ---------------------
                                                                        1997        1998       1997        1998
                                                                      ---------  ----------  ---------  ----------
                                                                             (DOLLAR AMOUNTS IN THOUSANDS)
EBITDA..............................................................  $  14,952  $   15,463  $   1,009  $   (6,511)
Other items affecting EBITDA........................................      9,758       5,194        349       7,883

Historical cash flow net cash provided by (used in)
  Operating activities..............................................       (942)     (6,789)    (5,936)     (8,345)
  Investing activities..............................................    (89,579)    (18,118)    (4,228)     (2,400)
  Financing activities..............................................     87,312      30,513     10,036       7,800

    The Company's fiscal 1997 EBITDA was adversely affected by $9.8 million of unusual costs consisting of (i) $7.1 million in cost of sales unusual charges for the following items: (a) $2.7 million attributable to the manufacturing and warehouse reconfiguration at Piqua, Ohio, (b) a $3.1 million inventory write-down resulting from a decision to discontinue the sale of certain Gerry products as a result of the integration of Gerry into the Company and (c) $1.3 million as a result of expensing the increase to fair value of Gerry's inventory as such inventory was sold, such increase resulting from the application of purchase accounting in the Gerry Acquisition and (ii) $2.6 million of selling, general and administrative expenses unusual charges for costs to combine Evenflo's feeding and furniture operations which were previously managed separately.

    The Company's fiscal 1998 EBITDA was adversely affected by $5.2 million in unusual costs consisting of (i) cost of sales unusual charges for the following items (a) $0.2 million attributable to the manufacturing and warehouse reconfiguration at Piqua, Ohio; (b) a charge of $0.2 million for expenses to relocate the Gerry Colorado warehouse operations to Evenflo's Ohio and Georgia locations and (ii) $4.8 million in selling and administrative expenses consisting of (a) $4.0 million in transaction related expenses including legal fees, accounting fees and other charges and (c) $0.8 million of expenses related to Year 2000 conversion costs.

    The Company's EBITDA for the three months ended December 31, 1997 was adversely affected by $0.4 million in unusual costs consisting of (i) $0.2 million of cost of sales unusual charges attributable to the manufacturing and warehouse reconfiguration at Piqua, Ohio and (ii) $0.2 million of selling general and administrative expenses unusual charges for Year 2000 conversion costs.

    The Company's EBITDA for the three months ended December 31, 1998 was adversely affected by $7.9 million in unusual costs due to a non-cash charge for the SKU Rationalization.

CURRENCY HEDGING

    In fiscal 1998, approximately 10% of the total Company net sales were generated in non-U.S. currencies. Fluctuations in the value of these currencies relative to the U.S. dollar could have a material effect on the Company's results of operations. The Company's costs could be adversely affected if the Chinese Renminbi appreciates significantly relative to the U.S. dollar. Although the Company generally pays for its products in U.S. dollars, the cost of such products fluctuates with the value of the Chinese Renminbi. The Company is exposed to the impact of changes in foreign currency exchange rates on its results of operations as a result of U.S. dollar-denominated intercompany balances owed from international subsidiaries, primarily for purchases of products from the Company's U.S. operations and long-term notes receivable. The impact of a hypothetical unfavorable change in foreign currency exchange rates of 10% would result in additional losses before taxes of approximately $1.1 million and $0.8 million based on intercompany balances as of September 30, 1998 and December 31, 1998, respectively.

INTEREST RATE RISK

    The Company is subject to market risk from exposure to changes in interest rates based on its financing, investing and cash management activities. The Company has the Notes and the Credit Facility to maintain the desired level of exposure to risk of interest rate fluctuations and to minimize interest expense. The Company utilizes a mix of debt maturities along with both fixed- and variable-rate debt to manage its exposure to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in calendar 1999, although there can be no assurances that interest rates will not materially change.

INFLATION

    Inflation has not been material to the Company's operations within the periods presented.

YEAR 2000 COMPLIANCE

    Many computer software and hardware systems currently are not able to read, calculate or output correctly using dates after 1999, and such systems will require significant modifications in order to be "Year 2000 compliant." The Company has reviewed its computer hardware and software systems and has recently begun to identify those systems that are not Year 2000 compliant. The Company expects to spend approximately $6.5 million by December 1999 to unify and upgrade the Company's information systems, to improve the Company's electronic data interchange ("EDI") capabilities and to resolve the Company's Year 2000 compliance issues, $4.8 million of which was invested in the aggregate in calendar 1998. The enhanced system will be completed by December 1999 with the upgrades required for Year 2000 compliance to be completed by June 1999. To date, the Company has assessed 95% of its systems and has identified 85% as requiring replacement or remediation. The Company expects that 100% of the systems will be replaced and tested by June 1999. As of December 31, 1998, none of these systems had been replaced in anticipation of the Company's information systems upgrade discussed above. The Company is currently developing alternative plans in the event that critical system upgrades are not completed on time. The Company will complete the development of such contingency plans by April 30, 1999. Contingency plans will exist in each of the business units to correct and upgrade those existing systems where potential failures could occur should the targeted implementation dates of the new systems not be met or if the implementation dates are after the end of the century. All costs associated with Year 2000 compliance will be expensed as incurred, other than acquisition of new software or hardware, which will be capitalized. The capital expenditures budget for fiscal 1998 included and for fiscal 1999 includes the cost of the compliant systems.

    A Corporate Oversight Committee ("COC") has been formed to deal with both non-information technology ("non-IT") and information technology ("IT") issues. Its members will coordinate with all major functional areas within the Company. The COC has developed an initial Year 2000 Concerns list, conducted strategic planning sessions, launched a Corporate Year 2000 awareness program and is in the process of corresponding with suppliers requesting Year 2000 certification. Efforts with major customers are planned for the near future to discuss, identify, test and remediate, if required, potential issues. The COC is working with each business unit to identify potential impacts on both IT and non-IT systems at their specific location, prioritizing each risk, and developing and implementing remediation plans where necessary.

    Although the Company is not aware of any material operational impediments associated with upgrading its computer hardware and software systems to be Year 2000 compliant, the Company cannot make any assurances that the upgrade of the Company's computer systems will be completed on schedule, that the upgraded systems will be free of defects, or that the Company's alternative plans will meet the Company's needs. If any such risks materialize, the Company could experience material adverse consequences, material costs or both.

    There are many risks associated with the year 2000 compliance issue and the most reasonably likely worst case scenario for the Company is undeterminable in the current environment, but may include, without limitation, the possible failure of the Company's computer and information systems, the possible failure in the timely conversion of the systems of other companies on which the Company's systems rely or the possibility that a conversion may be incompatible with the Company's systems. Any such failure could have a material adverse effect on the Company including the inability to bill and collect payments from customers, the inability to order and receive materials and services from suppliers and the potential for errors and omissions in accounting and financial data. In addition, the Company is exposed to the inability of third parties to perform as a result of year 2000 compliance. Any such failure by a third party, including a bank, software product or service provider, utility or other entity may have a material adverse financial or operational effect on the Company. The Company expects to have developed a contingency plan to deal with this scenario by April 30, 1999.

    The Company is currently contacting its significant suppliers and customers in an attempt to identify any potential Year 2000 compliance issues with them. The Company is currently unable to anticipate the magnitude of the operational or financial impact on the Company of Year 2000 compliance issues with its suppliers and customers. See "Business--Information Technology."

SEASONALITY

    The Company's business is seasonal based on the juvenile product buying patterns of Evenflo's major customers. For fiscal 1998, quarterly net sales as a percentage of total sales were approximately 21%, 27%, 24%, and 28%, respectively, for the first through the fourth quarters of the fiscal year. The Company's need for cash historically has been greater in its first and second quarters when cash generated from operating activities coupled with drawdowns from bank lines have been invested in receivables and inventories.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires public entities to report certain information about operating segments, their products and services, the geographic areas in which they operate, and their major customers, in complete financial statements and in condensed interim financial statements issued to shareholders. The Company adopted SFAS No. 131 during the three months ended December 31, 1998. This standard addresses disclosure issues and therefore did not affect the Company's financial position or results of operations.

    In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits" ("SFAS No. 132"). SFAS No. 132 revises employers' disclosures about pension and other post-retirement benefit plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 is not expected to have a material effect on the Company's consolidated financial statements. This standard addresses disclosure issues and therefore will not affect the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends upon the intended use of the derivative and resulting designation as a hedge. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company has not evaluated whether this standard will have a material effect on the Company's financial position or results of operations.

                                    BUSINESS

GENERAL

    Evenflo is one of the largest manufacturers and marketers of juvenile products in the United States as well as a leader in several international markets based on pro forma net sales in 1997. Established in 1920, Evenflo is one of the oldest and most recognized names in the juvenile products industry, with a 97% brand awareness for infant feeding products among new mothers in the United States. The Company believes it is a leading supplier of juvenile products to such key national retailers as Toys "R" Us, Wal-Mart, Sears, Kmart and Target.

    Evenflo distinguishes itself from its competitors by developing innovative, high quality products which have sometimes redefined their product categories. For example, the 1994 introduction of the EXERSAUCER redefined the activity product category. Evenflo followed this success with the introduction of the ON MY WAY TRAVEL SYSTEM in 1996, which was, according to NPD, the single largest selling product in the juvenile products industry by dollar volume in 1997. The Company further distinguishes itself from its competitors through its co-branded product offerings with other national brands such as OSHKOSH
B'GOSH-Registered Trademark- and SERTA-Registered Trademark-. For the three months ended December 31, 1998, the Company had net sales of $72.6 million and Adjusted EBITDA (as defined) of $1.4 million. For the same period, the Company's operating activities used $8.3 million of cash, its investing activities used $2.4 million of cash and financing activities provided $7.8 million of cash. For fiscal 1998, the Company had net sales of $339.1 million and Adjusted EBITDA of $20.7 million. For the same period, the Company's operating activities used $6.8 million of cash, its investing activities used $18.1 million of cash and financing activities provided $30.5 million of cash.

    The Company's products fall into four principal categories, representing the daily activities in which the products are used: (i) "On The Go" products, including car seats, strollers, travel systems and carriers, (ii) "Play Time" products, including stationary activity products, swings, gates and doorway jumpers, (iii) "Bed and Bath" products, including cribs, portable play yards, monitors, mattresses, bath items and toilet trainers and (iv) "Feeding Time" products, including reusable and disposable nurser systems, breastfeeding aids, high chairs, oral development items such as teethers and pacifiers, bibs and other feeding accessories.

    During fiscal 1997 and fiscal 1998, Evenflo invested an aggregate of approximately $108 million to improve its operations, expand its product lines and support the growth of its base business. In March 1998, Evenflo completed Project Discovery to improve productivity and increase capacity levels by reengineering its Piqua, Ohio assembly lines and reconfiguring its principal warehouse at a cost of $15.9 million ($12.8 million of which was invested in fiscal 1997 and fiscal 1998) and in April 1997, Evenflo completed the Gerry Acquisition for a purchase price of $68.7 million. The Gerry Acquisition provided Evenflo with additional market leading products in categories such as gates, monitors, infant carriers and baths, which complemented the Company's traditional strengths in juvenile furniture and infant feeding products. To realize the manufacturing efficiencies achievable through the Gerry Acquisition, Evenflo invested an additional $7.4 million to integrate the Gerry operations into the Company's Piqua, Ohio and Canton, Georgia plants. The Company anticipates that significant production efficiencies will be realized in calendar 1999 from Project Discovery and the integration of Gerry. In addition, the Company has implemented the SKU Rationalization aimed at the discontinuance of a substantial number of SKUs the Company has produced in order to eliminate certain low margin SKUs and to decrease the manufacturing burden of producing a significant number of product variations. The SKU Rationalization has generated a $7.9 million non-cash charge in the three months ended December 31, 1998 to eliminate certain items of inventory that will not be carried forward. The Company believes that this effort will contribute to a reduction in inventory levels and an improvement in margins.

BUSINESS DESCRIPTION

ON THE GO (47.1% of Fiscal 1998 Net Sales)

    The Company is a leader in the $488 million United States wholesale market for products in the On The Go category. Evenflo's On The Go products, which include car seats, strollers, travel systems and carriers generated fiscal 1998 net sales of $159.8 million and represent its strongest performing product category.

    Evenflo sold more juvenile car seats in the United States in 1997 (in dollars) than any other company. The U.S. juvenile car seat market consists of infant car seats (for children under twenty pounds), convertible (infant to toddler) car seats and booster car seats. Evenflo had the number one market position in both the infant and convertible car seat categories, and the number three position in booster car seats in 1997, and had $102.3 million of net sales of car seats in fiscal 1998. Evenflo's ON MY WAY car seat was the best selling infant car seat (retail price of approximately $60), and the Company's ULTARA I car seat was the best selling convertible car seat (retail price of approximately $80) in 1997. The Company also offers other innovative products, such as the DISCOVERY car seat introduced in January 1998 (retail price of approximately $50), which was the second best selling infant car seat in the United States in June 1998 behind the ON MY WAY car seat. Evenflo also markets infant car seats under the TRAVEL TANDEM and FIRST CHOICE model names and convertible car seats under the MEDALLION, HORIZON, CHAMPION, TROOPER and SCOUT model names. Evenflo's car seats (depending on the model) offer features such as detachable bases, five-point harness systems, adjustable shields, removable pad and pillow inserts and the exclusive CARRY RIGHT handle which incorporates a uniquely curved shape designed for ease of carrying.

    In addition to net sales of $11.4 million in fiscal 1998 in the standard stroller category, Evenflo has achieved success in the travel system product category with net sales of $27.1 million in the product category with its ON MY WAY TRAVEL SYSTEM, which is designed to integrate the popular ON MY WAY car seat with a stroller to form a car seat/stroller combination product. In 1998, Evenflo introduced the DISCOVERY TRAVEL SYSTEM, which combines the DISCOVERY car seat and the TRENDSETTER stroller. The Company believes its travel systems have provided Evenflo with a substantial opportunity by leveraging its leadership position in car seats into a competitive advantage in strollers. As a result, Evenflo has a number one market position in this innovative product category.

    Additionally, Evenflo's SNUGLI brand is the leading soft infant carrier product with a 62% market share in 1997. Carrier product offerings include soft or frame carriers in face-in, face-out, hip or back-pack styles and accounted for $10.6 million in net sales in fiscal 1998.

PLAY TIME (17.0% of Fiscal 1998 Net Sales)

    The Company is a leading competitor in the $424 million U.S. wholesale market for products in the Play Time product category, which includes activity products, swings, toys, gates, bouncers and doorway jumpers. Evenflo's Play Time products, which include the Company's leading line of EXERSAUCER stationary activity products, swings, gates and doorway jumpers, generated fiscal 1998 net sales of $57.6 million. The EXERSAUCER generated fiscal 1998 net sales of $17.3 million in the United States. The EXERSAUCER captured 21% of the overall U.S. activity products category in 1997 (which includes walkers, a product line that the Company does not produce). The EXERSAUCER offers an innovative exercise and entertainment format which enables a child to play, spin, rock and bounce in place, making the product a desirable alternative to walkers. The EXERSAUCER features a patented saucer base which provides rocking action in all directions and stationary feet which pull down to stop the rocking action when desired. The EXERSAUCER product line covers lower, medium and high price points with such products as the SUPERSAUCER which features a more elaborate play tray than the standard line.

    The Company had the number one market position in safety gates in 1997, and safety gates accounted for $31.3 million in net sales in fiscal 1998. The Company's gates are designed with features to make them both child-resistant and adult-friendly and are offered in a wide variety of models, such as plastic mesh, wood, soft and wire mesh.

    In 1998, Evenflo introduced a line of battery operated swings with wheels, soothing "car ride" vibration options and removable play trays. In addition, Evenflo offers a line of doorway jumpers for infants. In the Company's EVENFLO TO GROW product line, the Company offers a variety of innovative electronic TEACH ME TOYS products which promote the development of tactile, auditory, creative thinking and visual skills.

BED AND BATH (13.6% of Fiscal 1998 Net Sales)

    The Company is a leading competitor in the $726 million U.S. wholesale market for Bed and Bath products, which includes cribs, play yards, monitors, mattresses, bath items and toilet trainers (as well as a variety of soft goods for the nursery that the Company does not produce). For fiscal 1998, Evenflo's Bed and Bath products generated $46.2 million in net sales in the United States. The Company's product offerings in the Bed and Bath category include juvenile furniture products such as cribs, portable play yards, monitors, mattresses, bath items and toilet trainers. Evenflo recently obtained a license to use the SERTA-Registered Trademark- brand on its juvenile mattresses in a co-branded product offering. The Company recently reentered the play yard product category with its PLAY CRIB, with a patented locking hinge design that folds into a convenient container. The Company is also a market leader in the sale of monitors.

    In 1997, the Company was the leader in bath items, offering infant to toddler tubs, splash seats and a wide range of bath toys and accessories. Other baby health products in this category include digital fever thermometers, toothbrushes, humidifiers, vaporizers, medicine droppers and infant manicure sets.

FEEDING TIME (22.3% of Fiscal 1998 Net Sales)

    Evenflo is a leading competitor in the $366 million U.S. wholesale Feeding Time category. For fiscal 1998, Feeding Time products generated $75.6 million in net sales. In this category, Evenflo offers reusable and disposable nurser systems, breastfeeding aids, high chairs, oral development items such as teethers and pacifiers, bibs and other feeding accessories. Evenflo benefits from the right to use Disney's DISNEY BABIES-Registered Trademark- licensed characters on many of its most important feeding products.

    Evenflo's reusable nurser system was the number two selling brand in the United States in 1997 and generated $27.3 million in net sales in fiscal 1998, with a full line of nursers, nipples and accessories at all price points. Evenflo also markets an entire line of disposable bottle-feeding items, including disposable bottle liners, nipples, holders and kits. In 1997, Evenflo maintained its number one market position in breastfeeding products, offering a complete line of breast pumps, including manual pumps as well as battery and electric operated pumps for reusable and disposable nursers. Evenflo also markets washable and disposable nursing pads. The Company anticipates significant growth in sales of breastfeeding products, as recent research in the lactation field demonstrating the benefits of breastfeeding is more widely disseminated.

    Evenflo ranked second in the U.S. high chair market with a 27% market share in 1997, and generated net sales of $12.5 million in fiscal 1998. In recent years, Evenflo has gained substantial market share in high chairs, largely as a result of the 1995 introduction of its PHASES multi-use high chairs, which convert from an infant feeding seat to booster seat to play table and chair.

SUBSIDIARIES

    The Company derives a substantial portion of its revenue from its subsidiaries, of which the material subsidiaries are the following:

    - Lisco Feeding, Inc--holds the intellectual property rights for certain of the Company's products in the Feeding Time category, including reusable and disposable nurser systems and oral development aids

    - Lisco Furniture, Inc.--holds the intellectual property rights for the Company's other products, including car seats, strollers and travel systems

    - R.B.D. de Mexico, S.A.--produces certain of the Company's products in Mexico and sells them to Evenflo Mexico, S.A. de C.V.

    - Evenflo Mexico, S.A. de C.V.--distributes products produced by R.B.D. de Mexico, S.A., as well as imported products of the Company, in Mexico and other countries in Latin America

    - Mueblos Para Ninos de Baja, S.A. de C.V.--produces cribs for sale by the Company in the United States

    -  Evenflo Canada, Inc.--distributes the Company's products in Canada

    - Evenflo Europe SARL--contracts with a third-party manufacturer for the production of certain of the Company's products for distribution in Europe and distributes the Company's products in Europe

    - Evenflo (Philippines), Inc.--distributes the Company's products in the Philippines

INTERNATIONAL

    Evenflo believes that higher birth rates, the adoption of mandatory automobile child restraint laws, increasing income levels, the lowering of trade barriers and the standardization of regulations in certain world markets present significant growth opportunities. Evenflo has had an international presence for over 50 years, selling its products in 63 foreign countries, with established operations in Canada, Mexico and the Philippines. International sales represented $43 million, or 13% of Evenflo's net sales in fiscal 1998. See "Risk Factors--Risks Associated with International Markets; Dependence on Foreign Manufacturing."

DISTRIBUTION AND SALES

    The five largest customers of Evenflo represented approximately 70% of Evenflo's net sales for the three months ended December 31, 1998. For fiscal 1998, the five largest customers of Evenflo represented approximately 65% of Evenflo's net sales with Toys "R" Us, Wal-Mart, Target and Sears representing 25%, 17%, 8% and 8%, respectively, of net sales for such period. For fiscal 1997, the five largest customers of Evenflo represented approximately 59% of Evenflo's pro forma net sales with Toys "R" Us, Wal-Mart and Sears representing 20%, 17% and 8%, respectively, of pro forma net sales for such period. No other customer accounted for more than 10% of Evenflo's worldwide net sales. The Company has strong, long-standing relationships with many of its largest customers. As is customary in the industry, the Company's products are generally purchased by means of purchase orders. The Company's products are sold in the United States and in 63 foreign countries. The Company's sales organization in the United States is divided into national accounts, non-national accounts and food and drug accounts. A national account manager is designated for each of Toys "R" Us, Wal-Mart, Sears, Target and Kmart. For non-national accounts, a vice president coordinates the selling efforts of 5 independent manufacturer's representatives. For food and drug accounts, a vice president and five regional managers oversee 55 food brokers which carry Evenflo's merchandise. A separate account services manager is responsible for customer service and order processing. A business development manager and a forecasting manager report to the senior vice president in charge of sales.

    The Company's international sales have historically been made primarily through its Canadian, Mexican and Philippine operations and independent distributors selling to customers in 63 foreign countries. Recently, the Company has begun to develop additional sales and marketing capabilities in targeted markets. For example, in May 1998, the Company entered the European market on a direct basis with a line of locally manufactured products sold through its own sales and marketing group. The Company is exploring similar opportunities in Southeast Asia and will continue to examine opportunities in overseas markets for establishing sales and marketing offices in the future. See "Risk Factors-- Dependence on Certain Customers."

MARKETING

    Evenflo's marketing efforts are focused on building brand identity through broad advertising and packaging programs as well as emphasizing product innovation and customer service. The Company conducts extensive research on juvenile products industry trends, including consumer buying trends and focus-group research with parents and children. The Company uses this data in making determinations with respect to product offerings and new product introductions to respond to consumer demands.

    In order to further distinguish its products, the Company has arrangements with other national brands such as Serta, Disney, Warner Bros. and OshKosh in co-branded product offerings such as new infant mattresses by SERTA-Registered Trademark-, Play Time products decorated with BABY LOONEY TUNES-Registered Trademark- characters and Feeding Time products decorated with DISNEY BABIES-Registered Trademark- characters. As part of its co-branding strategy, Evenflo recently introduced a line of OSHKOSH
B'GOSH-Registered Trademark- by Evenflo products, including car seats, strollers, play yards and carriers, which the Company believes is the first product grouping with an integrated look of this kind in the industry. The Company intends to pursue additional opportunities to improve the design appeal of its products through co-branding arrangements in the future.

    Marketing programs are national in scope and primarily consist of print advertising, trade and consumer promotions and targeted sampling. The Company collaborates with significant accounts to develop shelf space allocations for the Company's products in upcoming selling seasons. For key accounts, the Company also designs and sets up in-store promotional displays for products, including new product introductions. Advertising and promotion expenditures amounted to approximately 5% of Evenflo's net sales in fiscal 1998, 1997 and 1996.

    In addition to traditional advertising and promotion efforts, the Company is allocating resources to public relations and grass-roots efforts, including promotions with Lamaze and the SAFE KIDS CAMPAIGN-Registered Trademark-. Marketing is supported at the consumer level through the Company's Internet site (www. evenflo.com) and through a toll-free consumer hotline staffed by 36 service representatives to address questions on products and safety. Further, Evenflo has recently launched a marketing and education program targeting Hispanic child birth educators and expectant parents in order to serve the Hispanic community, one of the fastest growing demographic groups in the United States.

RESEARCH & DEVELOPMENT

    Evenflo dedicates substantial resources to its product development efforts, including 24 professionals at December 31, 1998 in research and development. As of December 31, 1998, Evenflo's research and development group has developed over 317 U.S. patents and 121 foreign patents. Evenflo has developed a number of innovative infant and juvenile products, including the first fully transparent baby bottle, the first decorated nurser, the first convertible (infant to toddler) car seat to pass applicable federal testing standards and the first juvenile stationary activity product. Evenflo strives to consistently introduce innovative new products. For example, the Company introduced the HORIZON convertible car seat and the DISCOVERY infant car seat in 1998. In addition, by designing a car seat that attaches to a stroller to form a new travel system, Evenflo has created incremental growth opportunities in the stroller category and expects to introduce a higher-end travel system in 1999. Each new product Evenflo develops is subjected to extensive evaluation for quality and safety. At December 31, 1998, Evenflo had 63 patents pending at the U.S. Patent and Trademark Office.

    In addition to Evenflo's in-house professionals, outside sources are used for research and development, including individual designers/inventors, design houses, universities and engineering services. As a leader in the U.S. car seat market, Evenflo dedicates significant resources to the design and testing of its car seat product line. In addition, the Company has completed the construction of a quality control laboratory at is Piqua, Ohio, facility and implemented a formal hazard analysis process for product testing which will enable the Company to improve the safety and quality of its products.

MANUFACTURING AND DISTRIBUTION FACILITIES, PROCUREMENT AND RAW MATERIALS

    Evenflo maintains six manufacturing and assembly plants located in Ohio, Georgia, Alabama, Wisconsin and two in Mexico. Evenflo also operates distribution centers in Canada and the Philippines and has entered into a joint manufacturing arrangement with a French corporation for the manufacture and distribution of ON MY WAY car seats and the EXERSAUCER in European markets. Evenflo manufactures bottles and nipples and assembles certain infant feeding and baby care products primarily at its facilities in Canton, Georgia and Mexico City. Car seats, high chairs, mattresses and stationary activity products are assembled at Evenflo's plant in Piqua, Ohio. Jasper, Alabama serves as a soft goods manufacturing feeder plant for the final assembly operations in Ohio. Evenflo's cribs are manufactured and assembled at a facility in Tijuana, Mexico, while wood products (primarily gates) are produced at its plant in Suring, Wisconsin. The Company recently completed the elimination of Gerry's manufacturing and distribution operations at Thornton, Colorado and the integration of those operations into the Company's Piqua, Ohio and Canton, Georgia facilities and closed the Thornton facility. In addition to the integration of Gerry into the Company's operations, the Company recently completed the reengineering of the Piqua assembly lines to improve productivity and capacity, including the installation of large-piece injection molding equipment. As part of this project, the Company also redesigned the Piqua and Canton warehouses, installed computer-controlled fabric cutting systems in Jasper and centralized the Company's administrative offices in Vandalia, Ohio. As a result of Project Discovery, Evenflo is the only major U.S. juvenile products manufacturer with ISO 9000 registration status.

    Evenflo's sourced products are manufactured according to its specifications by third-party manufacturers located within the United States and abroad, primarily in China, Thailand, Taiwan, Hong Kong and other Southeast Asian countries. Products representing 27% of Evenflo's net sales in fiscal 1998 were produced by foreign third party manufacturers and only one supplier accounted for products representing more than 10% of Evenflo's fiscal 1998 net sales. For the three months ended December 31, 1998, sales of products which were manufactured in foreign countries represented approximately 41% of the Company's net sales for that period. (Lordship accounted for products representing approximately 14% of Evenflo's fiscal 1998 net sales). Evenflo continually monitors its sourced products with a staff headquartered in Hong Kong to improve the quality of its sourced products. Evenflo believes it has alternative sources of supply for nearly all of the products currently produced by third party manufacturers; however, any interruption in the supply of such goods or increase in price or decline in quality could have a material adverse effect on the Company's results of operations. See "Risk Factors--Risks Associated with International Markets; Dependence on Foreign Manufacturing."

    The principal raw materials used by Evenflo in the manufacture of its products include various plastic resins, natural and synthetic rubbers, wood, textiles and paper products, all of which are normally readily available. While all raw materials are purchased from outside sources, Evenflo is not dependent upon a single supplier in any of its operations for any material essential to its business or not otherwise commercially available to Evenflo. Evenflo does not anticipate any significant material shortages or price movements in its inputs. Plastic resins prices may fluctuate as a result of changes in natural gas and crude oil prices and the capacity, supply and demand for resins and the petrochemical intermediates from which they are produced. See "Risk Factors--Cost and Availability of Certain Materials."

COMPETITION

    The juvenile product industry is highly competitive and is characterized by frequent introductions of new products, often accompanied by advertising and promotional programs. Evenflo competes with numerous national and international companies which manufacture and distribute infant and juvenile products, a number of which have greater financial and other resources at their disposal. Evenflo's principal competitors include Century, Graco, Cosco, First Years, Fisher-Price, Gerber, Johnson & Johnson, Kolcraft, Playtex and Safety 1st. Newell Co. recently acquired Rubbermaid, Inc., the parent company of Century and Graco.

    A number of factors affect competition in the juvenile products manufactured and/or sold by the Company, including quality, price competition from competitors and price points parameters established by the Company's customers. Shelf space is a key factor in determining retail sales of juvenile care products. A competitor that is able to maintain or increase the amount of retail space allocated to its product may gain a competitive advantage for that product. The allocation of retail space is influenced by many factors, including brand name recognition, quality and price of the product, level of service by the manufacturer and promotions.

    In addition, new product introductions are an important factor in the categories in which the Company's products compete. Other important competitive factors are brand identification, style, design, packaging and the level of service provided to customers. The importance of these competitive factors varies from customer to customer and from product to product. See "--Product Innovation." There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the current and future competitive pressures faced by the Company will not adversely affect its profitability or financial performance. See "Risk Factors--Potential for Increased Competition."

    In the On The Go product category, Graco has recently entered the monitor and travel system markets, which has resulted in an increase in competition in these markets.

PROPERTIES

    The Company's manufacturing and distribution facilities and U.S. sales operations are generally located on owned or leased premises. The Company conducts a significant portion of its international sales operations on leased premises, which have remaining terms generally ranging from two to three years. Substantially all leases contain renewal options pursuant to which the Company may extend the lease terms in increments of three to five years. The Company does not anticipate any difficulties in renewing its leases as they expire. The Company believes that its facilities are suitable for their present and intended purposes and are adequate for the Company's current and expected levels of operations. The Company does not believe that the lease of any one facility is material to its business.

    The following table sets forth information as of December 31, 1998 with respect to the manufacturing, warehousing and office facilities used by the Company in its businesses:

                                                                                               OWNED/     SQUARE
LOCATION                                                           DESCRIPTION                 LEASED     FOOTAGE
----------------------------------------------------  --------------------------------------  ---------  ---------
Canton, Georgia.....................................  Manufacturing/Warehousing/Office          Owned      380,500
Piqua, Ohio.........................................  Manufacturing/Warehousing/Office          Owned      347,400
Piqua, Ohio.........................................  Warehousing                              Leased       87,800
Piqua, Ohio.........................................  Warehousing                               Owned      155,000
Piqua, Ohio.........................................  Warehousing                              Leased       30,000
Sidney, Ohio........................................  Warehousing                              Leased      110,000
Vandalia, Ohio......................................  Offices                                  Leased       34,210
Shawano, Wisconsin..................................  Warehousing                              Leased        5,000
Suring, Wisconsin...................................  Manufacturing/Warehousing/Office          Owned      139,984
Suring, Wisconsin...................................  Warehousing                              Leased        3,200
Suring, Wisconsin...................................  Warehousing                              Leased        2,100
Suring, Wisconsin...................................  Warehousing                              Leased        7,000
Suring, Wisconsin...................................  Warehousing                              Leased        3,600
Jasper, Alabama.....................................  Manufacturing/Office                      Owned      103,000
Mexico City, Mexico.................................  Manufacturing/Warehousing/Office          Owned       76,308
Tijuana, Mexico.....................................  Manufacturing                             Owned       50,061
Oakville, Ontario...................................  Warehousing/Office                       Leased       26,780
Philippines.........................................  Office                                   Leased        2,422
Hong Kong...........................................  Office                                   Leased        1,730
France..............................................  Office                                   Leased          900
Taiwan..............................................  Office                                   Leased          700

TRADEMARKS AND PATENTS

    Evenflo has proprietary rights to a number of trademarks that are important to its business, including EVENFLO, GERRY and SNUGLI. In addition the Company has non-exclusive licenses to use DISNEY BABIES-Registered Trademark- and BABY LOONEY TUNES-Registered Trademark- characters on many of its products in the United States and certain international markets, exclusive licenses to use the OSHKOSH B'GOSH-Registered Trademark- brand on car seats, carriers, play yards and strollers in the United States and Canada and a non-exclusive license to use the SERTA-Registered Trademark- brand on its juvenile mattresses in the United States.

    The policy of the Company is to protect proprietary products by obtaining patents for such products when practicable. At December 31, 1998, Evenflo owned 317 patents and 316 trademarks and had 63 patent applications and 81 trademarks pending at the U.S. Patent and Trademark Office. In addition, the Company also maintains patent protection for certain of its products in other countries and has a number of patent applications pending in foreign countries. In addition to its patent portfolio, the Company possesses a wide array of unpatented proprietary technology and know-how. The Company believes that its patents, trademarks, trade names, service marks and other proprietary rights are important to the development and conduct of its business and the marketing of its products. As such, the Company vigorously protects its intellectual property rights. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company or its licensors, to protect trade secrets, know-how or other intellectual property rights owned by the Company, or to determine the scope and validity of the proprietary rights of the Company or of third parties. On April 22, 1998, the Company sued Graco for patent infringement relating to the Company's CARRY RIGHT patent. Graco has filed an answer and a counterclaim alleging infringement by Evenflo of three different patents relating to stroller technology. In addition, on August 7, 1998, Century filed suit against both Evenflo and Spalding alleging the infringement of two patents relating to the design of the storage compartment and base of certain of the Company's car seats. The Company intends to vigorously defend this action and believes that an adverse outcome would not materially adversely affect the Company. There can be no assurance that the Company will prevail in either of these suits or in similar litigation.
See "--Legal Proceedings." Although the Company believes that, collectively, its patents are important to its business, the loss of any one patent would not have a material adverse effect on the Company's business and results of operations.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to federal, state, and local Environmental Laws that continue to be adopted and amended. These Environmental Laws regulate, among other things, air and water emissions and discharges at the Company's manufacturing facilities; the generation, storage, treatment, transportation and disposal of solid and hazardous waste by the Company; the remediation of environmental contamination; the release of toxic substances, pollutants and contaminants into the environment at properties operated by the Company and at other sites; and, in some circumstances, the environmental condition of property prior to a transfer or sale (including certain facilities previously owned or operated by the Company). Risks of significant costs and liabilities are inherent in the Company's operations and facilities, as they are with other companies engaged in like businesses. The Company believes, however, that its operations are in substantial compliance with all applicable Environmental Laws as currently interpreted.

    While historically the costs of environmental compliance have not had a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company, the Company cannot predict with certainty its future costs of environmental compliance because of continually changing compliance standards and technology. Compliance with such requirements may make it necessary, at costs which may be substantial, to retrofit existing facilities with additional pollution-control equipment and to undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes. See "Risk Factors--Environmental Matters."

PRODUCT REGULATION

    The Company's products are subject to the provisions of the Safety Acts and the regulations promulgated thereunder. The Safety Acts authorize the CPSC to protect the public from products which present a substantial risk of injury. The Highway Safety Act of 1970 authorizes the NHTSA to protect the public from risks of injury from motor vehicles and motor vehicle equipment. The CPSC, the NHTSA and the FTC can initiate litigation requesting that a manufacturer be required to remedy, repurchase or recall articles which fail to comply with federal regulations, which contain a safety related defect or which present a substantial risk of inquiry to users. They may also impose fines or penalties on the manufacturer. Similar laws exist in some states and in other countries in which the Company markets its products. Any recall of its products could have a material adverse effect on the Company. In 1997, the CPSC announced 55 recalls of seven million juvenile products. See "Risk Factors--Product Regulation; Product Recalls" for a discussion of certain recent recalls and corrective actions undertaken by the Company.

    The Company invests considerable resources in the development of well-designed, safe products, and it is a core value of Evenflo to subject new products to extensive testing and safety analyses and to continue to improve its products and safety features. The Company recently entered into a consulting agreement with Intertek Testing Services NA, Inc. ("Intertek"), a risk and hazard analysis company which specializes in the safe design of products. Intertek's staff of engineers and safety experts will provide additional support from the product design stage through product distribution to improve the Company's safety profile. In addition, the Company has completed the construction of a quality control laboratory at its Piqua, Ohio, facility and has implemented a formal hazard analysis process for product testing which will enable the Company to improve the safety and quality of its products. In January 1999, the Company purchased an insurance policy to cover the costs of recalls and corrective actions. The policy has a premium for calendar 1999 of $0.5 million and a deductible of $0.5 million per occurrence and coverage of up to $10.0 million per year.

LEGAL PROCEEDINGS

    Due to the nature of its products, the Company has been engaged in, and will continue to be engaged in, the defense of product liability claims related to its products, particularly with respect to juvenile car seats and play yards. Such claims have caused the Company to incur material litigation and insurance expenses. Since 1988, approximately 293 product liability claims have been brought against the Company, 201 of which related to juvenile car seats.

    From April 1, 1988 to September 30, 1998, out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for car seat claims (including damage awards, settlements, attorneys' fees and other related expenses) have averaged approximately $1.6 million per year, when allocated to the policy periods when the related injuries occurred, while the total out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for all product liability claims have averaged approximately $2.0 million per year, on a similar basis. From fiscal 1993 through fiscal 1998, the Company has incurred average costs for out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for all product liability claims of approximately $2.7 million per year when allocated to the policy periods when the related injuries accurred. The increase in average costs for product liability claims from $2.0 million per year for the ten-year average to $2.7 million per year for the five-year average is due to an increase in Spalding's insurance policy deductibles. Prior to the Transactions, the Company's insurance was purchased on a consolidated basis by Spalding. Spalding increased the size of its insurance deductibles due to industry wide increases in insurance premiums. As described below, Spalding purchased separate additional indemnity insurance in 1995 to reduce the size of its insurance deductibles. The Company anticipates that it will continue to incur average product liability claims of levels similar to the five-year average for the next several years.

    Spalding, on behalf of the Company, currently carries substantial insurance (at a cost to the Company in fiscal 1998 of $1.3 million) and the Company maintains reserves for potential claims. Based on its experience with product liability claims, the amount of reserves established for product liability claims against it and the levels of insurance that it maintains, the Company believes that there are no product liability claims pending which, if adversely determined, would have a material adverse effect on its consolidated financial position, results of operations or cash flows. However, due to the inherent uncertainty of litigation, it is possible that the Company may be subject to adverse judgments which, singly or in the aggregate, could be substantial in amount and may not be covered by insurance or reserves. In addition, no assurance can be given that in the future a claim will not be brought against the Company which would have a material adverse effect on the Company. In addition, in any product liability claim, a judgment against the Company may include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. In addition, because there may be a lapse of time between a product recall or corrective action and the filing of lawsuits against the Company relating to alleged defects, the Company may experience, due to the occurrence of a number of recent recalls and corrective actions, an increase in the number of product liability claims in future periods.

    Prior to the Transactions, the Company's insurance was purchased on a consolidated basis by Spalding. Spalding product liability insurance coverage has been established on policy years beginning April 1 of each year. Spalding's primary insurance per occurrence deductible for 1998 is $2.0 million and the corresponding policy aggregate deductible is $4.5 million. Spalding purchases separate additional indemnity insurance to effectively reduce the per occurrence deductible from $2.0 million to $0.5 million and to reduce the policy year aggregate deductible from $4.5 million to $3.0 million. Spalding's lead umbrella insurance carrier provides for $5.0 million of insurance coverage above the deductible amount of $2.0 million per occurrence and $4.5 million in the aggregate. Commencing in 1992, Spalding purchased a total of $75 million in umbrella coverage for each policy year. The Company believes that, for periods prior to the Transactions, its reserve levels for out-of-pocket indemnities and expenses for product liability claims are adequate. The Company is currently in the process of implementing an insurance program with substantially the same coverage and deductibles for slightly increased premiums.

    The Gerry Acquisition did not impact insurance coverage or materially impact product liability premium costs. The Company is indemnified by Huffy pursuant to the Gerry Acquisition purchase agreement for any liability arising out of claims with respect to products shipped prior to the date of the Gerry Acquisition. There have not been any known significant claims with respect to Gerry products since the date of the Gerry Acquisition. See "Risk Factors--Product Liability Litigation."

    In addition to the defense of product liability claims, the Company has recalled certain of its products, in response to consumer complaints and following internal Company testing, identified product safety problems or manufacturing defects. Product recalls have been primarily in the juvenile car seat and play yard categories. Remedial measures have included increasing notices to consumers on the product itself and improving design. See "--Product Regulation."

    From time to time the Company also is involved in patent infringement actions. The Company believes that it is not presently a defendant or plaintiff in any patent infringement action, the outcome of which would have a material adverse effect on its consolidated financial position, results of operations or cash flows. The Company filed a patent infringement action on April 22, 1998 in the U.S. District Court for the Northern District of Ohio against Graco relating to the Company's CARRY RIGHT handle used on Evenflo's line of car seats. On May 6, 1998, Graco filed an answer and counterclaim alleging infringement by Evenflo of three different patents relating to stroller technology. In addition, on August 7, 1998, Century filed suit in U.S. District Court for the Northern District of Ohio against both Evenflo and Spalding alleging the infringement of two patents relating to the design of the storage compartment and base of certain of the Company's car seats. There can be no assurance as to the outcome of either such litigation.

    In 1989, Evenflo entered into a license agreement for the design of the HAPPY CAMPER play yard. The license agreement was cancelled in April 1997 by the licensor, and on July 18, 1997 Evenflo filed suit for breach of contract. The licensor has filed a claim charging Evenflo with patent infringement and breach of contract. It is anticipated that the consolidated case will go to trial in early 1999. There can be no assurance as to the outcome of such litigation. The loss of the license required the Company to design a new play yard, which interrupted shipments to customers for a nine-month period. However, the Company has recently re-entered the play yard product category with the PLAY CRIB.

    In addition to such product liability and patent infringement claims, the Company is a party to various lawsuits arising in the ordinary course of business. None of these other lawsuits is believed to be material with respect to the business, assets and continuing operations of the Company.

    On September 22, 1998, Spalding, on behalf of all the entities included in the Spalding consolidated federal income tax return (including the Company), entered into an agreement with the Internal Revenue Service ("IRS") completing the audit of the September 30, 1994 and 1995 consolidated federal income tax returns, and finally determining Spalding's tax liability for those years. The primary issue in that audit was the tax treatment accorded the 1994 acquisition of certain foreign trademarks acquired from an affiliate. Under that agreement with the IRS, the fair market value of those trademarks for tax purposes was reduced, resulting in an additional tax liability due to trademark amortization deductions. As part of the Spalding Recapitalization, Abarco indemnified Spalding for the additional tax liability related to periods prior to September 30, 1996. The additional tax liability for the Company and the related reduction of the Company's deferred tax asset were not significant.

EMPLOYEES

    The Company's worldwide workforce consisted of approximately 2,254 employees (full- and part-time) as of December 31, 1998.

    At the Company's facilities, approximately 651 of the Company's employees are represented under collective bargaining agreements, which agreements expire from January 1999 through September 2001. The Company does not anticipate difficulty in extending or negotiating these agreements as they expire. The Company believes that its labor relations are good and no material labor cost increases, other than in the ordinary course of business are expected.

INFORMATION TECHNOLOGY

    Following the Gerry Acquisition, the Company has operated its information systems utilizing three different software systems operating on three different hardware platforms. As part of the integration of Gerry's operations and the unification of the Company's Ohio and Georgia operations, the Company is in the process of a $6.5 million information technology program, of which $4.8 million was spent in the aggregate in the calendar 1998, designed to enhance the Company's information systems, EDI capabilities and data processing capabilities and to resolve the Company's Year 2000 compliance issues. The new system will replace roughly 90% of the Company's current information systems and will be implemented in three phases scheduled to be completed in December 1999. See "--Year 2000 Compliance."

    The Company's improved EDI system will allow less costly order placement and increase the accuracy and timeliness of order processing while enabling the customer to decrease inventory levels. The enhanced information capabilities will reduce the complexity of information gathering, permit improved analyses of orders, sales, customer service levels and inventory and more readily permit the identification of trends in these items.

YEAR 2000 COMPLIANCE

    Many computer software and hardware systems currently are not able to read, calculate or output correctly using dates after 1999, and such systems will require significant modifications in order to be "Year 2000 compliant." The Company has reviewed its computer hardware and software systems and has recently begun to identify those systems that are not Year 2000 compliant. The Company expects to spend approximately $6.5 million by December 1999 to unify and upgrade its information systems, to improve its EDI capabilities and to resolve the Company's Year 2000 compliance issues, with $4.8 million of this amount spent in calendar 1998. The enhanced system will be completed by December 1999, with the upgrades required for Year 2000 compliance to be completed by June 1999. To date, the Company has assessed 95% of its systems and has identified 85% as requiring replacement or remediation. The Company expects that 100% of the systems will be replaced and tested by June 1999. As of December 31, 1998, none of these systems had been replaced in anticipation of the Company's information systems upgrade discussed above. The Company is currently developing alternative plans in the event that critical system upgrades are not completed on time. The Company will complete the development of such contingency plans by April 30, 1999. Contingency plans will exist in each of the business units to correct and upgrade those existing systems where potential failures could occur should the targeted implementation dates of the new systems not be met or if the implementation dates are after the end of the century. All costs associated with Year 2000 compliance will be expensed as incurred, other than acquisition of new software or hardware, which will be capitalized. The capital expenditures budget for fiscal 1998 included and for fiscal 1999 includes the cost of the compliant systems.

    A Corporate Oversight Committee ("COC") has been formed to deal with both non-information technology ("non-IT") and information technology ("IT") issues. Its members will coordinate with all major functional areas within the Company. The COC has developed an initial Year 2000 Concerns list, conducted strategic planning sessions, launched a Corporate Year 2000 awareness program and is in the process of corresponding with suppliers requesting Year 2000 certification. Efforts with major customers are planned for the near future to discuss, identify, test and remediate, if required, potential issues. The COC is working with each business unit to identify potential impacts on both IT and non-IT systems at their specific location, prioritizing each risk, and developing and implementing remediation plans where necessary.

    Although the Company is not aware of any material operational impediments associated with upgrading its computer hardware and software systems to be Year 2000 compliant, the Company cannot make any assurances that the upgrade of the Company's computer systems will be completed on schedule, that the upgraded systems will be free of defects, or that the Company's alternative plans will meet the Company's needs. If any such risks materialize, the Company could experience material adverse consequences, material costs or both.

    There are many risks associated with the year 2000 compliance issue and the most reasonably likely worst case scenario for the Company is undeterminable in the current environment, but may include, without limitation, the possible failure of the Company's computer and information systems, the possible failure in the timely conversion of the systems of other companies on which the Company's systems rely or the possibility that a conversion may be incompatible with the Company's systems. Any such failure could have a material adverse effect on the Company including the inability to bill and collect payments from customers, the inability to order and receive materials and services from suppliers and the potential for errors and omissions in accounting and financial data. In addition, the Company is exposed to the inability of third parties to perform as a result of year 2000 compliance. Any such failure by a third party, including a bank, software product or service provider, utility or other entity may have a material adverse financial or operational effect on the Company. The Company expects to have developed a contingency plan to deal with this scenario by April 30, 1999. The Company is currently contacting its significant suppliers and customers in an attempt to identify any potential Year 2000 compliance issues with them. The Company is currently unable to anticipate the magnitude of the operational or financial impact on the Company of Year 2000 compliance issues with its suppliers and customers.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following individuals are the directors and executive officers of the Company following the Transactions:

NAME                                       AGE                         POSITION
-------------------------------------      ---      -----------------------------------------------
Richard W. Frank.....................          55   Chairman of the Board of Directors and Chief
                                                      Executive Officer
George A. Harris.....................          52   President
Michael L. Johnson...................          40   Senior Vice President--Operations
Daryle A. Lovett.....................          49   Senior Vice President--Finance
Richard F. Schaub, Jr................          38   Senior Vice President--Marketing
David J. Bimschleger.................          43   Senior Vice President--Sales
John D. Dupps........................          41   Vice President--Human Resources
Bachar El Zein.......................          42   Vice President--International
Edwin L. Artzt.......................          68   Director
Henry R. Kravis......................          53   Director
George R. Roberts....................          53   Director
Michael T. Tokarz....................          47   Director
Marc S. Lipschultz...................          29   Director

RICHARD W. FRANK--Mr. Frank has been Chairman of the Board of Directors of the Company (the "Board of Directors") and Chief Executive Officer of the Company since June 1998. Prior to joining the Company, Mr. Frank served as President--USA, Consumer OTC Healthcare, a division of Bayer Corporation, which he joined in 1995. He was Vice President--Consumer Marketing of Helene Curtis prior to 1995. Mr. Frank also held a variety of marketing positions during his eleven year tenure with The Procter & Gamble Company ("P&G").

GEORGE A. HARRIS--Mr. Harris has been the President of the Company since October 1995. Mr. Harris joined Evenflo Juvenile Furniture Company, Inc., a subsidiary of Spalding, as President in November 1990 and was named President of Evenflo companies in May 1995. Mr. Harris has announced his resignation effective April 30, 1999. His position will not be replaced and his duties will be assumed by Mr. Frank. He was Vice President--Sales and Marketing, of the Coleman Company, Inc., Outdoor Products Division, prior to October 1990.

MICHAEL L. JOHNSON--Mr. Johnson has been the Senior Vice President--Operations of the Company since March 1996. Mr. Johnson joined the Company in January 1993 as Vice President--Operations. Prior to joining the Company, Mr. Johnson was employed by General Electric Company as the Operations Manager of the Aerospace Operations Division in Daytona Beach, Florida and served as Production Engineering Manager and Manager of Advanced Manufacturing Engineering.

DARYLE A. LOVETT--Mr. Lovett has been the Senior Vice President--Finance of the Company since he joined the Company in April 1997. From January 1995 to April 1997, Mr. Lovett served as President of Gerry, and from 1981 to January 1995 he served in the capacities of Vice President--Operations and Vice
President--Finance for Gerry.

RICHARD F. SCHAUB, JR.--Mr. Schaub was the Senior Vice President--Marketing of the Company from joining the Company in August 1997 to March 3, 1999, the effective date of his resignation. From 1994 to August 1997, Mr. Schaub served as President of Priss Prints, and from 1991 to 1994, he served as Vice President--Sales and Marketing for Dolly, Inc. He also held a variety of merchandising and marketing positions at Child World, Inc.

DAVID J. BIMSCHLEGER--Mr. Bimschleger has been Senior Vice President--Sales since he joined the Company in October 1998. Prior to joining the Company, Mr. Bimschleger was Vice President--Sales and

Marketing for Strategic Decisions, a category management consulting firm. Prior to joining Strategic Decisions, Mr. Bimschleger was Vice President of Central Division Sales for Chiquita Brands International. Mr. Bimschleger held various sales and category management assignments during his 19 year tenure with Kraft Foods.

JOHN D. DUPPS--Mr. Dupps has been the Vice President--Human Resources of the Company since he joined the Company in March 1996. From 1992 to March 1996, Mr. Dupps was employed by Emerson Electric Company as Vice President--Human Resources for its Wiegand and Fusite Divisions.

BACHAR EL ZEIN--Mr. El Zein has been Vice President-International of the Company since 1993. Mr. El Zein joined the Company in February 1982. Mr. El Zein served in various financial and sales capacities at the Company prior to becoming Vice President-International.

EDWIN L. ARTZT--Mr. Artzt became a director of the Company on September 22, 1998. He is the former chairman and Chief Executive Officer of P&G, and is currently a director and Chairman of the Executive Committee of the Board of Directors of P&G. Mr. Artzt is also a director of American Express Company, GTE Corporation, Delta Airlines and the Barilia Company of Parma, Italy. He is also a member of the boards of University of Pennsylvania's Wharton School of Business, UCLA's Andersen School of Business and Emory Graduate School of Business. He has also served on President Clinton's Advisory Committee on Trade Policy and Negotiations, the Committee for Economic Development and the Business Roundtable.

HENRY R. KRAVIS--Mr. Kravis became a director of the Company on the Closing Date. He is a managing member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., Bruno's, Inc., The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Newsquest Capital plc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Regal Cinemas, Inc., Safeway Inc., Sotheby's Holdings Inc. and Spalding.

GEORGE R. ROBERTS--Mr. Roberts became a director of the Company on the Closing Date. He is a managing member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., Bruno's, Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Regal Cinemas, Inc., Safeway Inc. and Spalding.

MICHAEL T. TOKARZ--Mr. Tokarz became a director of the Company on the Closing Date. He is a member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. He is also a director of IDEX Corporation, KSL Recreation Group, Inc., PRIMEDIA, Inc., Safeway Inc., Spalding and Walter Industries, Inc.

MARC S. LIPSCHULTZ--Mr. Lipschultz became a director of the Company on the Closing Date. He has been an executive at KKR since 1995. Prior thereto, he was an investment banker with Goldman, Sachs & Co. He is also a director of Amphenol Corporation, The Boyds Collection, Ltd. and Spalding.

    Messrs. Kravis and Roberts are first cousins.

    The business address of Messrs. Kravis, Tokarz and Lipschultz is 9 West 57th Street, New York, New York 10019 and of Mr. Roberts is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

COMPENSATION OF DIRECTORS

    All directors are reimbursed for their usual and customary expenses incurred in attending all board and committee meetings. Each director who is not an employee of the Company receives an aggregate annual fee of $25,000, payable in quarterly installments. Directors who are also employees of the Company will receive no remuneration for serving as directors.

SUMMARY COMPENSATION TABLE FOR FISCAL 1998

    The following table sets forth the compensation paid, accrued or awarded by the Company for the account of each of the president and the four most highly compensated executive officers (the "Named Executive Officers") for their services in all capacities to the Company during the fiscal year ended September 30, 1998. All references in the following tables to stock and stock options relate to awards of, and options to purchase, the common stock of Spalding.

                                                                       LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION
                                             ------------------------  -----------------------
                                                                         AWARDS      PAYOUTS
                                                                       -----------  ----------

                                                                       SECURITIES
                                                                       UNDERLYING      LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION                    SALARY     BONUSES(1)   OPTIONS(#)    PAYOUTS     COMPENSATION(2)
-------------------------------------------  -----------  -----------  -----------  ----------  -----------------
Richard W. Frank, Chief Executive
  Officer..................................  $   208,653(3)  $ 125,000     --           --          $   6,731
George A. Harris, President................      304,411      --          855,414      134,150          5,000
Richard F. Schaub, Jr., Senior Vice
  President-Marketing......................      175,000      60,000       77,778       --              4,441
Daryle A. Lovett, Senior Vice
  President-Finance........................      170,000      --           77,778       --              4,918
Michael L. Johnson, Senior Vice
  President-Operations.....................      167,423      --           97,588      110,780          4,850

------------------------------

(1) Bonus awarded as a starting incentive.

(2) Company matching contributions to the Savings Plus Plan.

(3) Represents compensation from June 15, 1998, Mr. Frank's first date of employment with the Company.

STOCK OPTION GRANTS IN FISCAL 1998

    The Company did not grant any stock options to its officers in Fiscal 1998.

EVENFLO SUCCESS PLAN

    Evenflo maintains the Evenflo Success Plan ("ESP") for certain identified key executives of Evenflo, including department managers and executives senior thereto, including the Named Executive Officers, pursuant to which eligible employees are awarded bonuses based on each such employee's performance and that of his or her respective business unit (as determined in accordance with general accepted accounting principles) as compared with a target established prior to the beginning of the year. Awards under the ESP range within a guideline of 5% to 80% of annual salary payments, depending upon a participant's position and commensurate responsibility. If the annual results do not meet the pre-established objectives, no bonus is earned. If annual results exceed the pre-established objectives, the bonus paid is increased proportionally, up to a maximum of 210% of the employee's guideline bonus percentage.

1996 EMPLOYEE STOCK OWNERSHIP PLAN

    The 1996 Stock Purchase and Option Plan for Key Employees of Evenflo & Spalding Holdings Corporation and Subsidiaries (the "1996 Employee Stock Ownership Plan") provides for the issuance of shares of authorized but unissued or reacquired shares of Spalding common stock, subject to adjustment to reflect certain events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company. The 1996 Employee Stock Ownership Plan is intended to assist Spalding in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of Spalding. The 1996 Employee Stock Ownership Plan permits the issuance of Spalding common stock and the grant of non-qualified stock options and incentive options to purchase shares of Spalding common stock and other stock-based awards. Following the consummation of the Transactions, Spalding canceled the 1996 Employee Stock Ownership Plan with respect to Evenflo's employees. The Company intends to adopt the 1998 Stock Purchase and Option Plan for Key Employees of Evenflo Company, Inc., as described below.

LONG-TERM INCENTIVE PLAN

    In connection with the 1996 Employee Stock Ownership Plan, Spalding canceled the Long-Term Incentive Plan ("LTIP") and paid the total outstanding awards in the 1997 fiscal year.

    The LTIP's provided certain key employees with cash awards based upon the attainment of established financial goals for a predefined period, generally three years. Each participant made an election at the beginning of each program period to receive full payments upon vesting or to defer partial or total payment up to seven years. This cash payout was based upon the value of a unit, which was determined by a net earnings formula set forth in the LTIP and calculated as of the September 30 preceding the payment. The LTIP had been in effect since 1985. Most participants elected to defer all or a portion of their cash award at the end of each cycle. The value of units for which payment was deferred was based on the net earnings formula set forth in the LTIP.

RETIREMENT PLANS

    SPALDING & EVENFLO RETIREMENT ACCOUNT PLAN ("SERA"). Spalding sponsors SERA, a cash balance defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for substantially all U.S. salaried employees. This plan includes U.S. salaried employees of Evenflo, except the Suring, Wisconsin location, and non-union hourly employees at the Piqua, Ohio location. SERA covers all eligible full-time employees who are over age 20 and have at least one year of service. Annually, an addition is made to each participant's account based on a percentage of the participant's salary for that year up to a maximum salary of $160,000. The percentage ranges from 2% of pay for employees under age 25 to 9% of pay for employees age 60 and over. The accounts are credited with interest at a rate determined annually based on an average of 30 year treasury bonds.

    SUPPLEMENTAL RETIREMENT PLAN ("SRP"). As a supplement to the SERA, Spalding sponsors the non-qualified SRP which covers highly compensated employees whose benefits are limited by compensation and benefit limitations under the Code. For employees with a salary in excess of $160,000, an addition is made to each participant's account based on a percentage of the participant's salary for that year. The percentage ranges from 2% of pay for employees under age 25 to 9% of pay for employees age 60 and over. The accounts are credited with interest at a rate determined annually based on an average of 30 year treasury bonds.

    The estimated annual benefits payable under SERA and SRP upon retirement at normal retirement age for each of the Named Executive Officers at December 31, 1998 are as follows:

                                                                             ESTIMATED ANNUAL
                                                                            BENEFIT IF RETIRES
                                                            YEAR ATTAINS   AT NORMAL RETIREMENT
NAME                                                           AGE 65            AGE (1)
----------------------------------------------------------  -------------  --------------------
Richard W. Frank..........................................         2009         $   37,317
George A. Harris..........................................         2012             56,355
Richard F. Schaub, Jr.....................................         2024             50,274
Daryle A. Lovett..........................................         2015             31,010
Michael L. Johnson........................................         2023             50,977

------------------------

(1) Under SERA and SRP the normal retirement age is 65. The plans allow benefits to be paid as a lump sum payment. The estimated annual benefits shown above are in the form of a single life annuity which is the equivalent of the individual's projected cash balance account. Benefits have been determined assuming no increase in 1998 compensation levels and an annual interest credit of 6.5% for 1998. An annual interest credit of 5.2% was used for 1999 and future years. Benefits are computed without reference to limitations on compensation and benefits to which the SERA is subject under the Code because any benefits for the Named Executive Officers that are affected by such limitations are made up under Spalding's SRP.

    SAVINGS PLUS PLAN. Spalding sponsors a defined contribution plan qualified under the Code, commonly referred to as a 401(k) plan, for substantially all U.S. salaried employees (the "Savings Plus Plan" and, together with SERA and SRP, the "Retirement Plans"). This plan includes all U.S. Evenflo employees except employees covered by a collective bargaining agreement, Piqua, Ohio non-union factory hourly employees and Suring, Wisconsin employees. Participants may make pre-tax contributions up to 15% of their aggregate annual salaries. Spalding makes a 50% matching contribution on the first 6% of participant contributions. Spalding does not match participant contributions in excess of 6%.

    On the Closing Date, the Company and Spalding entered into the Employee Matters Agreement to allocate assets and liabilities with respect to labor, employment and employee benefit matters. The Employee Matters Agreement provides that the Company will retain all employment-related responsibility no matter when incurred for current and former employees of Evenflo. The Company will provide, for at least one year following the Closing Date, employee benefits that are, in the aggregate, no less favorable than those maintained for the Evenflo employees immediately prior to the closing of the Transactions.

    Following the Closing Date, the Company and Spalding equitably allocated the assets and the liability of the Retirement Plans. The Company is currently in the process of establishing new plans substantially similar to the Retirement Plans on behalf of the Company's employees.

1998 STOCK PLAN

    The Company intends to adopt the 1998 Stock Purchase and Option Plan for Key Employees of Evenflo Company, Inc. (the "1998 Stock Plan") providing for the issuance of shares of authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect certain events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company. The 1998 Stock Plan is intended to assist the Company in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The 1998 Stock Plan will permit the issuance of Common Stock (the "Purchase Stock") and the grant of Non-Qualified Stock Options and Incentive Stock Options (the "Options") to purchase shares of Common Stock and other stock-based awards (the issuance of Purchase Stock and the grant of Options and other stock-based awards pursuant to the 1998 Stock Plan being a "Grant"). Unless sooner terminated by the Company's Board of Directors, the 1998 Stock Plan will expire ten years after its approval by the Company's stockholders. Such termination will not affect the validity of any Grant outstanding on the date of termination.

    The Compensation Committee of the Board of Directors of the Company will administer the 1998 Stock Plan, including, without limitation, the determination of the employees to whom Grants will be made, the number of shares of Common Stock subject to each Grant, and the various terms of such Grants. The Compensation Committee of the Board of Directors may from time to time amend the terms of any Grant, but, except for adjustments made upon a change in the Common Stock of the Company by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, change of control, or similar event, such action shall not adversely affect the rights of any participant under the 1998 Stock Plan with respect to the Purchase Stock and the Options without such participant's consent. The Board of Directors will retain the right to amend, suspend or terminate the 1998 Stock Plan.

MANAGEMENT STOCKHOLDERS' AGREEMENTS

    In connection with the 1998 Stock Plan, the Company and each employee who has received a Grant will enter into a management stockholders' agreement and a stock option agreement. The management stockholders' agreement and related sale participation agreement will (i) place restrictions on each such employee's ability to transfer shares of Common Stock, including a right of first refusal in favor of the Company, (ii) provide each such employee the right to participate pro rata in certain sales of Common Stock by KKR 1996 Fund L.P. or its affiliates and (iii) provide KKR 1996 Fund L.P. and its affiliates the right to require each such employee to participate pro rata in certain sales of Common Stock by KKR 1996 Fund L.P. or its affiliates. The management stockholders' agreements will also grant "piggyback" registration rights to each such employee pursuant to the Fund Registration Rights Agreement. In addition, the management stockholders' agreement will give the Company the right to purchase shares and options held by each such employee upon termination of employment for any reason and will permit each such employee to sell stock and options to the Company, and the Company will be required to purchase such stock upon the occurrence of certain events.

CHANGE IN CONTROL SEVERANCE AGREEMENT

    Spalding maintains Change In Control Severance Agreements (the "Severance Contracts") for certain executives of Evenflo pursuant to which these executives will be compensated and will receive severance benefits when terminated by the Company without cause or by such executive with good reason upon a change in control or potential change in control of Spalding. The Recapitalization constituted a change of control under the Severance Contracts. All but one of these agreements terminated on September 25, 1998. One such agreement, with George A. Harris, will terminate on June 1, 1999.

    The Severance Contracts generally permit an eligible employee to receive severance payments for a period of 24 or 35 months, as the case may be, consisting of (a) monthly payments equal to 1/12 of such person's highest annual base salary during the 36 months immediately prior to September 1, 1996, (b) annual bonus for each fiscal year of the Company within such 24 or 35 month period and (c) continued perquisites and life, disability, accident and health insurance benefits (in lieu of such person's COBRA benefits). In addition, the executives shall become 100% vested in their accrued benefit and/or account balance under any non-qualified deferred compensation plan and will receive an additional lump-sum payment of 50% or 100% of the amount by which the employee's benefits under their tax-qualified retirement plans maintained by Spalding or one of its subsidiaries would have been increased if contributions and/or benefit accruals under such plans had continued during the period of continued benefits. These executives shall also be entitled to receive a gross-up payment such that the net benefit retained by such executives, after taking account of the excise tax imposed under Section 4999 of the Code and any federal, state and local income tax, shall be equal to the benefit to which he or she is entitled under any arrangement in connection with a change of control or termination of employment.

DEFERRED COMPENSATION PLAN

    Prior to the Gerry Acquisition, Gerry maintained on behalf of certain of its executives a Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which such employees could elect to have a designated percentage of their salary deferred. Pursuant to the Gerry Acquisition, the Company assumed the obligations with respect to the Deferred Compensation Plan; however, no additional deferrals may be made subsequent to the Gerry Acquisition. Currently, Daryle A. Lovett and one other employee of the Company are participants in the Deferred Compensation Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    KKR 1996 GP LLC beneficially owns 51% (5,100,000 shares) of the Company's outstanding shares of Common Stock. KKR 1996 GP LLC also beneficially owns approximately 9% of the outstanding shares of Spalding, which holds 42.4% (4,240,000 shares) of the outstanding Common Stock. The managing members of KKR 1996 GP LLC are Messrs. Henry R. Kravis and George R. Roberts and the other members of which are Messrs. Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis, Roberts and Tokarz are also directors of the Company, as is Mr. Marc S. Lipschultz, who is an executive of KKR. Each of the members of KKR 1996 GP LLC is also a member of KKR & Co. L.L.C., which serves as the general partner of KKR. KKR assisted the Company in negotiating the Transactions and arranging the financing therefor, and was reimbursed for its expenses in connection therewith, and from time to time in the future, KKR may receive customary investment banking fees for services rendered to the Company in connection with divestitures, acquisitions, and certain other transactions. In addition, KKR has agreed to render management, business strategy, consulting and financial services to the Company for an annual fee of $300,000. See "Management--Directors and Executive Officers" and "Principal Stockholders."

    Strata L.L.C. beneficially owns 42.4% of the Company's outstanding shares of Common Stock. Shares of Common Stock shown as beneficially owned by Strata L.L.C. are beneficially owned by Strata Associates L.P. ("Strata") through its investment in Spalding. The members of Strata L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis and Roberts are members of the Executive Committee of Strata L.L.C. Messrs. Kravis, Roberts and Tokarz are also directors of the Company, as is Mr. Marc S. Lipschultz who is a limited partner of KKR Associates (Strata). Each of the members of Strata L.L.C. is also a member of the limited liability company which serves as the general partner of KKR and Mr. Lipschultz is an executive of KKR. See "Management--Directors and Executive Officers," "--Compensation of Directors" and "Principal Stockholders."

    Strata L.L.C. is the general partner of KKR Associates (Strata) a Delaware limited partnership, of which certain past and present employees of KKR and partnerships and trusts for the benefit of the families of such past and present employees and a former partner of KKR are the limited partners. KKR Associates (Strata) is the general partner of Strata, which beneficially owns 42.4% of the outstanding Common Stock.

    Great Star holds 6.6% of the outstanding Common Stock and an affiliate, Abarco, holds approximately 7% of the outstanding shares of Spalding. Spalding holds 42.4% of the outstanding Common Stock. A trust for the benefit of the family of Mr. Gustavo Cisneros and a trust for the benefit of the family of Mr. Ricardo Cisneros each owns a 50% indirect beneficial ownership interest in each of Great Star and Abarco. See "Transactions."

TRANSITION SERVICES AGREEMENT

    On the Closing Date, Spalding and the Company entered into the Transition Services Agreement pursuant to which, for a period of up to six months, Spalding will provide certain financial, accounting and other corporate related services to the Company for the costs associated with providing such services. The Company will also reimburse Spalding for its out-of-pocket expenses incurred in rendering such services. The Transition Services Agreement terminated with respect to the majority of such services on September 30, 1998.

INDEMNIFICATION AGREEMENT

    On the Closing Date, Spalding and the Company entered into the Indemnification Agreement pursuant to which Spalding agreed to indemnify the Company for all losses and liabilities of any kind relating to any non-Evenflo related matters and the Company will agree to indemnify Spalding for all losses and liabilities of any kind relating to the Evenflo business. In addition, Spalding agreed to indemnify the Company for the expense of product recalls and corrective actions relating to products manufactured prior to the Closing Date.

STOCKHOLDERS AGREEMENTS

    On the Closing Date, the Company, KKR 1996 Fund L.P. and Lisco entered into the KKR Stockholders Agreement pursuant to which Lisco has the right to participate pro rata in certain sales of Common Stock by KKR 1996 Fund L.P. and affiliates through a Tag Along and KKR 1996 Fund L.P. has the right to require Lisco to participate pro rata in certain sales of Common Stock by KKR 1996 Fund L.P. and affiliates through a Drag Along. The KKR Stockholders Agreement provides Lisco with "piggyback" registration rights and two demand registration rights and provides for certain restrictions and rights regarding the transfer of Common Stock by Lisco. The KKR Stockholders Agreement also grants Lisco the right to appoint one member of the Company's Board of Directors, subject to maintaining specified ownership thresholds.

    On the Closing Date, the Company, KKR 1996 Fund L.P. and Great Star entered into the Great Star Stockholders Agreement pursuant to which Great Star has a Tag Along right with respect to sales of Common Stock by KKR 1996 Fund L.P. and KKR 1996 Fund L.P. has a Drag Along right to require Great Star to participate in certain sales of Common Stock by KKR 1996 Fund L.P. The Great Star Stockholders Agreement also provides Great Star certain "piggyback" registration rights and provides for certain restrictions and rights regarding the transfer of Common Stock held by Great Star.

REGISTRATION RIGHTS AGREEMENT

    KKR 1996 Fund L.P. has the right, as described below, to require the Company to register under the Securities Act shares of Common Stock held by it pursuant to the Fund Registration Rights Agreement. Such registration rights are generally available to KKR 1996 Fund L.P. until registration under the Securities Act is no longer required to enable it to resell the Common Stock owned by it. The Fund Registration Rights Agreement provides, among other things, that the Company will pay all expenses in connection with the first six demand registrations requested by KKR 1996 Fund L.P. and in connection with any registration commenced by the Company as a primary offering in which KKR 1996 Fund L.P. participates through "piggyback" registration rights granted under such agreement. The Company has the right to postpone any demand registration if to register would require an audit of the Company other than its regular audit, if another registration statement has been declared effective under the Securities Act within 180 days or, for a period of 90 days, if the Company determines that it is in the best interests of the Company to do so. The rights of KKR 1996 Fund L.P. to exercise its "piggyback" registration rights are subject to the right of the Company to reduce on a pro rata basis among all requesting holders the number of requested shares of Common Stock to be registered if in the opinion of the managing underwriter the total number of shares to be so registered exceeds that number which may be sold without having an adverse effect on the price, timing or distribution of the offering of the shares. See "Transactions."

EMPLOYEE MATTERS AGREEMENT

    On the Closing Date, the Company and Spalding entered into the Employee Matters Agreement to allocate assets and liabilities with respect to labor, employment and employee benefit matters. The Employee Matters Agreement provides that the Company will retain all employment-related responsibility no matter when incurred for current and former employees of Evenflo. The Company will provide, for at least one year following the Closing Date, employee benefits that are, in the aggregate, no less favorable than those maintained for the Evenflo employees immediately prior to the closing of the Transactions.

TAX ALLOCATION AND INDEMNITY AGREEMENT

    Prior to the Closing Date, Evenflo and its subsidiaries filed a consolidated United States federal income tax return together with Spalding and its other subsidiaries (collectively, the "Spalding Consolidated Group"). As of the Closing Date, Evenflo and its subsidiaries (collectively, the "Evenflo Group") will no longer be eligible to file United States federal income tax returns on a consolidated basis with Spalding and its subsidiaries (other than members of the Evenflo Group) (collectively, the "Spalding Group"). Consequently, on the Closing Date, Spalding and Evenflo entered into a tax allocation and indemnity agreement (the "Tax Allocation Agreement").

    Pursuant to the Tax Allocation Agreement, (i) the tax attributes of the Spalding Consolidated Group (e.g., net operating losses, net capital losses and tax credits) will be allocated and apportioned among the members of the Evenflo Group and the members of the Spalding Group in accordance with the applicable United States Treasury regulations, (ii) Spalding will be responsible for (x) preparing and filing all consolidated United States federal income tax returns (including any amended returns) for the taxable years during which Evenflo and its subsidiaries were members of the Spalding Consolidated Group and (y) paying all taxes shown as due and owing on such consolidated returns, and (iii) Spalding will have the sole right to represent Evenflo's and its subsidiaries' interests in any audit or other administrative or judicial proceeding related to such consolidated returns.

    Under the Tax Allocation Agreement, Evenflo and its subsidiaries are required to pay to Spalding the amount of United States federal income taxes that are attributable to Evenflo and its subsidiaries (as determined in accordance with the provisions of the Consolidated Federal Income Tax Liability Allocation Agreement among Spalding and its Subsidiaries, dated as of September 30, 1993 (the "Old Tax Sharing Agreement")) for all taxable years during which Evenflo and its subsidiaries were members of the Spalding Consolidated Group (including, without limitation, any such taxes that are imposed as a result of an audit or other adjustment). Evenflo and its subsidiaries will be entitled to any refunds of such taxes and Spalding is required to pay Evenflo and its subsidiaries the amount of any tax refund attributable to such parties. In addition, under the Tax Allocation Agreement, the members of the Evenflo Group will be required to reimburse the Spalding Group for any tax attributes of the Spalding Group that are utilized by the Evenflo Group (or any member thereof) to reduce its tax liability and Spalding and the other members of the Spalding Group will have similar obligations to reimburse the Evenflo Group for any tax attributes of the Evenflo Group that are utilized by the Spalding Group (or any member thereof).

    Spalding and the other members of the Spalding Group will jointly and severally indemnify and hold harmless Evenflo and its subsidiaries for any taxes imposed on Spalding or other members of the Spalding Group other than taxes that are attributable to Evenflo and its subsidiaries.

    Pursuant to the terms of the Tax Allocation Agreement, the above principles will govern the filing of any state, local or foreign tax returns required to be filed by Spalding or other members of the Spalding Group on a consolidated, combined or unitary basis with Evenflo or any of its subsidiaries and the allocation of the liability for any taxes with respect thereto.

REPAYMENT OF INTERCOMPANY DEBT

    On the Closing Date, the Company applied $110.0 million of the proceeds from the issuance of the Old Notes and borrowings under the Credit Facility to repay intercompany indebtedness to Spalding.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information concerning beneficial ownership of shares of Common Stock by: (i) persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each person who is a director of the Company; (iii) each person who is a Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.

                                                                               BENEFICIAL
                                                                                OWNERSHIP       PERCENTAGE OF CLASS
NAME OF BENEFICIAL OWNER                                                     OF COMMON STOCK      OUTSTANDING(A)
-------------------------------------------------------------------------  -------------------  -------------------
KKR 1996 GP LLC(b)
  c/o Kohlberg Kravis Roberts & Co. L.P.
  9 West 57th Street
  New York, NY 10019.....................................................         5,100,000               51.0%

Strata L.L.C.(c)
  c/o Kohlberg Kravis Roberts & Co. L.P.
  9 West 57th Street
  New York, NY 10019.....................................................         4,240,000               42.4%

Henry R. Kravis(b)(c)....................................................          --                   --

George R. Roberts(b)(c)..................................................          --                   --

Michael T. Tokarz(b)(c)..................................................          --                   --

Marc S. Lipschultz(b)(c).................................................          --                   --

Great Star Corporation(d)
  c/o ABN Trustcompany
  (Curacao N.V.)
  P.O. Box 224
  15 Pietermaai
  Curacao, Netherlands Antilles..........................................           660,000                6.6%

Edwin L. Artzt...........................................................          --                   --

Richard W. Frank(e)......................................................          --                   --

George A. Harris(e)......................................................          --                   --

Daryle A. Lovett(e)......................................................          --                   --

Allen E. Seymour(e)......................................................          --                   --

Michael L. Johnson(e)....................................................          --                   --

Bachar El Zein(e)........................................................          --                   --

All directors and executive officers as group (b)(c)(e)..................          --                   --

------------------------

(a) The amounts and percentage of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic interest.

(b) Shares of Common Stock shown as beneficially owned by KKR 1996 GP LLC are held by KKR 1996 Fund L.P. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P., a Delaware limited partnership. KKR Associates 1996 L.P. is the sole general partner of KKR 1996 Fund L.P. KKR 1996 GP LLC is a Delaware limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts and the other members of which are Messrs. Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis, Roberts and Tokarz became directors of the Company on the Closing Date. Each of Messrs. Kravis, Roberts, MacDonnell, Raether, Michelson, Tokarz, Greene, Golkin, Robbins, Stuart and Gilhuly may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such shares. Mr. Marc S. Lipschultz became a director of the Company on the Closing Date and is also an executive of KKR and a limited partner of KKR Associates 1996 L.P. Mr. Lipschultz disclaims that he is the beneficial owner of any shares beneficially owned by KKR Associates 1996 L.P. KKR 1996 GP LLC is also the beneficial owner of approximately 9% of the outstanding shares of Spalding on a fully diluted basis.

(c) Shares of Common Stock shown as beneficially owned by Strata L.L.C. are beneficially held by Strata through its investment in Spalding. Strata L.L.C. is the sole general partner of KKR Associates (Strata). KKR Associates (Strata), a Delaware a limited partnership, is the sole general partner of Strata. Strata L.L.C. is a Delaware limited liability company the members of which are Messrs. Kravis, Roberts, MacDonnell, Raether, Michelson, Tokarz, Greene, Golkin, Robbins, Stuart and Gilhuly. Messrs. Kravis and Roberts are members of the Executive Committee of Strata L.L.C. Messrs. Kravis, Roberts and Tokarz became directors of the Company on the Closing Date. Each of Messrs. Kravis, Roberts, MacDonnell, Raether, Michelson, Tokarz, Greene, Golkin, Robins, Stuart and Gilhuly may be deemed to share beneficial ownership of the shares shown as beneficially owned by Strata L.L.C. Each of such individuals disclaim beneficial ownership of such shares. Mr. Lipschultz became a director of the Company on the Closing Date and is also an executive of KKR and a limited partner of KKR Associates (Strata). Mr. Lipschultz disclaims that he is the beneficial owner of any shares beneficially owned by KKR Associates (Strata).

(d) A trust for the benefit of the family of Mr. Gustavo Cisneros and a trust for the benefit of the family of Mr. Ricardo Cisneros each owns a 50% indirect beneficial ownership interest in Great Star. The trustees of both trusts are Dr. Peter Marxer and Protec Trust Management Establishment, each with the address Postfach 484, Heiligkreuz 6, F1 9490 Vaduz, Liechtenstein. Messrs. Gustavo and Ricardo Cisneros each may be deemed to have beneficial ownership of the shares beneficially owned by the trusts created by them. Messrs. Gustavo and Ricardo Cisneros each may also be deemed the beneficial owner of approximately 7% of the outstanding shares of Spalding held by Abarco. Messrs. Gustavo and Ricardo Cisneros each disclaims beneficial ownership of such shares.

(e) The Company intends to adopt the 1998 Stock Plan. Awards to individuals have not yet been determined.

                       DESCRIPTION OF THE CREDIT FACILITY

    The Credit Facility is provided by a syndicate of banks and other financial institutions led by Merrill Lynch Capital Corporation as lead arranger and syndication agent, Bank of America National Trust and Savings Association as administrative agent ("Administrative Agent") and DLJ Capital Funding, Inc. as documentation agent. The Credit Facility provides for $100 million of commitments for revolving credit loans (the "Revolving Credit Loans"), letters of credit and bankers' acceptances. The Credit Facility includes borrowing capacity available for letters of credit and bankers' acceptances, and for borrowings on same-day notice ("Swingline Loans"). The Credit Facility terminates seven years after the Closing Date. As of December 31, 1998, $7.8 million was outstanding under the Credit Facility.

    The Revolving Credit Loans bear interest, at the Company's option, at either: (a) a "base rate" equal to the higher of (i) the federal funds rate plus 0.50% per annum or (ii) the Administrative Agent's prime rate, plus, in each case, an additional margin ranging from 1.25% to 0% per annum depending on the then current ratio of total debt to EBITDA, or (b) a "eurodollar rate" plus an additional margin ranging from 2.50% to 1.0% per annum depending on the then current ratio of total debt to EBITDA (the "eurodollar margin"). Swingline Loans may only be made as base rate loans.

    The Company will pay a commitment fee which will be equal to 0.50% to 0.30% per annum depending on the then current ratio of total debt to EBITDA. Such fee will be payable quarterly in arrears and upon termination of the Credit Facility.

    The Company will pay fees for letters of credit and bankers' acceptances at a rate per annum equal to the then applicable eurodollar margin less 0.125% on all outstanding letters of credit and unmatured acceptances, plus a fronting fee of 0.125% per annum of the stated amount of each letter of credit. Such fees will be payable quarterly in arrears and upon termination of the Credit Facility. In addition, the Company will pay customary transaction charges in connection with any letter of credit or bankers' acceptance.

    The Credit Facility prohibits the Company from repurchasing any Notes or Preferred Stock, subject to limited exceptions. The Company's obligations under the Credit Facility are secured by a pledge of the stock of its material direct domestic subsidiaries and 65% of the stock of its material direct foreign subsidiaries, with certain exceptions, as well as accounts receivable, inventory and certain intangible assets, including intellectual property, with certain exceptions. In addition, indebtedness under the Credit Facility is guaranteed by the domestic subsidiaries of the Company, with certain exceptions. See "Risk Factors-- Effective Structural Subordination" and "--Encumbrances on Assets to Secure Credit Facility."

    The Credit Facility contains customary covenants and restrictions on the Company's ability to engage in certain activities, including those limiting the ability of the Company and certain of its subsidiaries to: create liens, incur indebtedness, pay dividends or make other distributions, acquire any of their capital stock, redeem the notes, make capital expenditures or enter into transactions with affiliates.

    In addition, the Credit Facility requires the Company to:

    (a) maintain a minimum EBITDA to cash interest expense ratio during the four consecutive fiscal quarters immediately preceding the dates set forth below of:

DATE                                                                                  RATIO
----------------------------------------------------------------------------------  ----------
March 31, 1999....................................................................  1.10:1.00
June 30 and September 30, 1999....................................................  1.25:1.00
December 31, 1999 and March 31 and June 30, 2000..................................  1.50:1.00
September 30 and December 31, 2000 and March 31 and June 30, 2001.................  1.75:1.00
September 30 and December 31, 2001 and March 31 and June 30, 2002.................  2.00:1.00
September 30, 2002 and the end of each fiscal quarter thereafter..................  2.50:1.00

    (b) not exceed a maximum total debt to EBITDA ratio during the four consecutive fiscal quarters immediately preceding the dates set forth below of:

DATE                                                                                  RATIO
----------------------------------------------------------------------------------  ----------
March 31, 1999....................................................................  6.95:1.00
June 30, 1999.....................................................................  6.50:1.00
September 30 and December 31, 1999 and March 31, June 30 and September 30, 2000...  5.50:1.00
December 31, 2000 and March 31, June 30 and September 30, 2001....................  5.00:1.00
December 2001 and March 31 and June 30, 2002......................................  4.50:1.00
September 30, 2002 and the end of each fiscal quarter thereafter..................  4.00:1.00

    (c) not exceed a maximum capital expenditures limit per fiscal year of 4% of net sales, subject to certain exceptions.

    The Credit Facility includes customary events of default including failure by the Company or certain subsidiaries to pay principal and interest when due, comply with the covenants described above, comply with any other covenants in the credit agreement for 30 days after written notice is received, pay a final judgment in excess of $9.0 million if such judgment remains unvacated and unstayed pending appeal for a period of 60 days, or maintain certain pension plans, as well as the occurrence of bankruptcy or insolvency of the Company or a change of control of the Company. In addition, (i) a default in payment on any other indebtedness (including the Notes) or (ii) failure to comply with any other provisions or covenants governing such other indebtedness that results in an acceleration of the related debt, will constitute an event of default, the result of which would be the termination of the lenders' commitment under the Credit Facility and the acceleration of the amounts thereunder then outstanding.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The certificate of incorporation of the Company authorizes 25,000,000 shares of Common Stock, of which 10,000,000 shares are outstanding, and 10,000,000 shares of preferred stock, par value $.01 per share, issuable in series by resolution of the Board of Directors of the Company.

COMMON STOCK

    The certificate of incorporation of the Company authorizes 20,000,000 shares of Common Stock designated as the "Class A Common Stock" and 5,000,000 shares of non-voting Common Stock designated as the "Class B Common Stock." As of December 31, 1998, 10,000,000 shares of Class A Common Stock were outstanding and no shares of Class B Common Stock were outstanding. The holders of Class A Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The Class B Common Stock is identical in all respects to the Class A Common Stock except that holders of Class B Common Stock do not have any voting rights with the exception of those described below. Subject to preferential rights with respect to any series of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefor, and in the event of a liquidation, dissolution or winding-up of the affairs of the Company, are entitled to share equally and ratably in all remaining assets and funds of the Company. The holders of Common Stock have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

    Under Delaware law, holders of Class B Common Stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, increase or decrease the aggregate number of authorized shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

PREFERRED STOCK

    The Board of Directors of the Company, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock, subject to limitations imposed by law or the Company's certificate of incorporation. The Board of Directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock; the dividend rate for the series; the terms and conditions of any voting, conversion and exchange rights for the series; the amounts payable on the series upon redemption or the Company's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption of purchase of shares of any series; and the preferences and relative rights among the series of preferred stock.

CUMULATIVE PREFERRED STOCK

    The summary contained herein of certain provisions of the Cumulative Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Company's certificate of incorporation.

    GENERAL. On the Closing Date, the Company issued 400,000 shares of Cumulative Preferred Stock which were distributed to Lisco in the Preferred Stock Distribution and purchased by KKR 1996 Fund L.P. in the Preferred Stock Investment. The Company filed a restated certificate of incorporation containing the terms of the Cumulative Preferred Stock with the Secretary of State of the State of Delaware as required by Delaware law. The Cumulative Preferred Stock ranks junior in right of payment to all liabilities and obligations (whether or not for borrowed money) of the Company (other than Common Stock and any preferred stock of the Company which by its terms is junior to, or on parity with, the Cumulative Preferred Stock). In addition, creditors and stockholders of the Company's subsidiaries also have priority over the Cumulative Preferred Stock with respect to claims on the assets of such subsidiaries.

The Cumulative Preferred Stock is fully paid and nonassessable, and the holders thereof have no subscription or preemptive rights related thereto.

    RANKING. The Cumulative Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, ranks senior to all classes of common stock and each other class of Capital Stock or series of preferred stock (collectively referred to as "Junior Securities"); provided that the holders of the Cumulative Preferred Stock representing a majority of the liquidation preference may approve the issuance of preferred stock of the Company senior to, or on a parity with, the Cumulative Preferred Stock.

    DIVIDENDS. Holders of Cumulative Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, dividends on each outstanding share of the Cumulative Preferred Stock, at a variable rate based on the ten-year treasury rate, based on the then effective liquidation preference per share of Cumulative Preferred Stock. Dividends on the Cumulative Preferred Stock are payable quarterly in arrears on August 15, November 15, February 15 and May 15 of each year, commencing on November 15, 1998. The initial dividend rate with respect to the Cumulative Preferred Stock is 14% per annum. The right to dividends on the Cumulative Preferred Stock is cumulative and dividends accrue (whether or not declared), without interest, from the date of issuance of the Cumulative Preferred Stock.

    No dividends or distributions may be paid or set apart for such payment on Junior Securities (except dividends or distributions on Junior Securities in additional shares of Junior Securities), and no Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid in cash on the Cumulative Preferred Stock.

    OPTIONAL REDEMPTION. The Company at its option may, but shall not be required to, redeem, at any time, for cash (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor), in whole or in part, any or all of the shares of Cumulative Preferred Stock at a redemption price equal to 100% of the aggregate liquidation preference of such shares, together with all accumulated and unpaid dividends to the redemption date (including an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date). In the event of partial redemptions of Cumulative Preferred Stock, the shares to be redeemed will be determined PRO RATA according to the number of shares held by each holder of Cumulative Preferred Stock.

    CHANGE OF CONTROL. The certificate of incorporation provides that, upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase the Cumulative Preferred Stock for cash at a purchase price of 101% of the liquidation preference thereof, together with all accumulated and unpaid dividends to the date of purchase. The definition of "Change of Control" in the certificate of incorporation has substantially the same meaning as set forth under "Description of the Exchange Notes-- Certain Definitions--Change of Control."

    PROCEDURE FOR REDEMPTION. On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Cumulative Preferred Stock called for redemption, and all rights of holders of such shares will terminate except for the right to receive the redemption price. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Cumulative Preferred Stock, not fewer than 10 days nor more than 20 days prior to the date fixed for such redemption. Shares of Cumulative Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued shares of preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Cumulative Preferred Stock must be in compliance with the certificate of incorporation.

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    LIQUIDATION PREFERENCE.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Cumulative Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution $100 per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, on any Common Stock. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Cumulative Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Company.

    The certificate of incorporation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Cumulative Preferred Stock, although such liquidation preference is substantially in excess of the par value of such shares of Cumulative Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Cumulative Preferred Stock exceeds its par value. Consequently, there will be no restriction upon any surplus of the Company solely because the liquidation preference of the Cumulative Preferred Stock exceeds the par value, and there will be no remedies available to holders of the Cumulative Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Cumulative Preferred Stock and its par value.

    VOTING RIGHTS. Holders of the Cumulative Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the certificate of incorporation. The certificate of incorporation provides that: (a) two additional members will be added to the Company's Board of Directors and holders of the Cumulative Preferred Stock, voting separately as a class, will have the right to elect two directors of the expanded Board of Directors if dividends on the Cumulative Preferred Stock are in arrears and unpaid for six consecutive quarterly periods; and (b) holders of the Cumulative Preferred Stock have the right to approve any amendment of the certificate of incorporation adverse to the holders of the Cumulative Preferred Stock. The voting rights set forth in (a) above will continue until such time as all dividends in arrears on the Cumulative Preferred Stock are paid in full, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate.

    Any vacancy occurring in the office of the director elected by holders of the Cumulative Preferred Stock may be filled by the remaining directors elected by such holders unless and until such vacancy shall be filled by such holders.

    The certificate of incorporation also provides that (a) the creation, authorization or issuance of any shares of Junior Securities or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of Cumulative Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Cumulative Preferred Stock.

    Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, increase or decrease the aggregate number of authorized shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

    TRANSFER AGENT AND REGISTRAR. HSBC Bank USA is the transfer agent and registrar for the Cumulative Preferred Stock.

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                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $110.0 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.

    As of the date of this Prospectus, $110.0 million aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about May 14, 1999, to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "-- Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were issued on August 20, 1998, in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement relating to the Exchange Offer not later than 135 days after the date of issuance of the Old Notes; and to use its best efforts to cause the registration statement relating to the Exchange Offer to become effective under the Securities Act not later than 240 days after the date of issuance of the Old Notes and, unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the registration statement relating to the Exchange Offer was declared effective by the Commission, Exchange Notes in exchange for Old Notes tendered prior thereto in the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

    The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC"). Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Old Notes. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

    The Company is making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. See "--Resale of Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE

    The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Old Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    The Company has not requested, and does not intend to request, an interpretation by the Staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the Staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer may not participate in the Exchange Offer with respect to Old Notes acquired other than as a result of market-making activities or other trading activities. See "Plan of Distribution."

    Interest on the Exchange Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Notes, from August 20, 1998.

    Tendering holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

    The Exchange Offer will expire at 5:00 p.m., New York City time, on June 15, 1999, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn. The Company does not anticipate extending the Expiration Date.

    The Company expressly reserves the right to (i) terminate or amend the Exchange Offer and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable. If required by the federal securities laws, the Company will file a post-effective amendment to the Registration Statement of which this Prospectus forms a part relating to an amendment.

    For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Old Notes on the Exchange Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO OLD NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

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
    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of 90 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) specify the principal amount of Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Old Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Old Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

    Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly on the Exchange Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

    In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, any of the following conditions exist:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes or that may materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) any law, rule or regulation or applicable interpretations of the Staff of the Commission is issued or promulgated which, in the good faith determination of the Company, do not permit the Company to effect the Exchange Offer; or

        (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

        (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (f) there shall occur a change in the current interpretation by the Staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

        (g) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other leading institutions in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

    HSBC Bank USA has been appointed as the Exchange Agent for the exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

         BY HAND/OVERNIGHT COURIER:                              BY MAIL:
                HSBC Bank USA                       (insured or registered recommended)
            140 Broadway, Level A                              HSBC Bank USA
        New York, New York 10005-1180                      140 Broadway Level A
          Attention: Paulette Shaw                     New York, New York 10005-1180
                                                         Attention: Paulette Shaw

            BY OVERNIGHT COURIER:                              BY FACSIMILE:
                HSBC Bank USA                                 (212) 658-2292
            140 Broadway, Level A                    (For Eligible Institutions Only)
        New York, New York 10005-1180                          BY TELEPHONE:
          Attention: Paulette Shaw                            (212) 658-5931

Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling forwarding tenders for their customers.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

TRANSFER TAXES

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Old Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

    Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

    The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

RESALE OF EXCHANGE NOTES

    The Company is making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. However, any Holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act
(i) could not rely on the applicable interpretations of the Staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    The Old Notes were issued, and the Exchange Notes offered hereby will be issued, pursuant to an Indenture (the "INDENTURE") between the Company and HSBC Bank USA (formerly known as Marine Midland Bank), as trustee (the "TRUSTEE"). The terms of the Exchange Notes include those stated in the Indenture as well as those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summarizes the material provisions of the Indenture and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." The Indenture is an exhibit to the Registration Statement of which this Prospectus is a part. For purposes of this summary, the term "Company" refers only to Evenflo Company, Inc. and not to any of its Subsidiaries.

    On August 20, 1998, the Company issued $110.0 million aggregate principal amount of Old Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and Exchange Notes then outstanding.

    The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of payment to all existing and future senior Indebtedness of the Company, including Indebtedness pursuant to the Senior Credit Facility. The Notes will be effectively subordinated to all existing and future senior secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all obligations of the Subsidiaries of the Company. As of December 31, 1998, the Exchange Notes would have been effectively subordinated to $7.8 million of senior secured Indebtedness and $6.1 million of obligations of the Subsidiaries of the Company. As of December 31, 1998, the aggregate principal amount of the Company's outstanding Indebtedness was approximately $117.8 million, $7.8 million of which was senior secured Indebtedness under the Senior Credit Facility (excluding $61.0 million of availability under the Senior Credit Facility after giving effect to $31.2 million of outstanding letters of credit and bankers' acceptances). The Indenture permits the Company to incur additional indebtedness, including senior secured Indebtedness, subject to certain limitations. The Company currently does not have any indebtedness which would be subordinate to the Exchange Notes. See "Risk Factors--Effective Structural Subordination" and "--Encumbrances on Assets to Secure Credit Facility" and "Description of the Credit Facility."

    As of December 31, 1998, the aggregate principal amount of the outstanding liabilities and commitments of the Subsidiaries of the Company was $6.1 million (excluding guarantees in respect of the Senior Credit Facility). Holders of indebtedness of, and trade creditors of, Subsidiaries of the Company would generally be entitled to payment of their claims from the assets of the affected Subsidiaries before such assets were made available for distribution to the Company. The Indenture permits the incurrence of substantial indebtedness by the Company's Subsidiaries and permits significant investments by the Company in Subsidiaries, including Restricted Subsidiaries. In the event of bankruptcy, liquidation or reorganization of a Subsidiary, holders of any such Subsidiary's indebtedness will have a claim to the assets of the Subsidiary that is prior to the Company's interest in those assets. See "Risk Factors--Effective Structural Subordination."

    Under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries or Restricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes were initially issued in an aggregate principal amount of $110.0 million and will mature on August 15, 2006. The Indenture for the Notes provides that the aggregate principal amount of the Notes outstanding at any one time will be limited to $200.0 million, PROVIDED that any increase in the aggregate principal amount outstanding after the Offering will be subject to the compliance with all of the covenants under the Indenture. Interest on the Notes will accrue at the rate of 11 3/4% per annum and will be payable semi-annually in arrears on August 15 and February 15, commencing on February 15, 1999, to Holders of record on the immediately preceding August 1 and February 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium if any, Liquidated Damages, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or at such office or agency of the Company as may be maintained for such purpose or, at the option of the Company, payment of Liquidated Damages, if any, or interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; PROVIDED that all payments of principal, premium, if any, Liquidated Damages, if any, and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof; PROVIDED further that all payments in respect of Notes represented by one or more permanent global Notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holders or Holders thereof. Until otherwise designated by the Company the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

OPTIONAL REDEMPTION

    Except as described below, the Notes will not be redeemable at the Company's option prior to August 15, 2002. From and after August 15, 2002, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

                                                                                   REDEMPTION
                                      YEAR                                            PRICE
---------------------------------------------------------------------------------  -----------
2002.............................................................................     105.875%
2003.............................................................................     103.917%
2004.............................................................................     101.958%
2005 and thereafter..............................................................     100.000%

    In addition, at any time or from time to time, on or prior to August 15, 2001, the Company may, at its option, redeem up to 35.0% of the aggregate principal amount of Notes originally issued under the

Indenture on the Issuance Date at a redemption price equal to 111.75% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; PROVIDED that at least 65.0% of the aggregate principal amount of Notes originally issued under the Indenture on the Issuance Date remains outstanding immediately after the occurrence of each such redemption; PROVIDED FURTHER that each such redemption occurs within 60 days of the date of closing of each such Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under "Repurchase at the Option of Holders--Selection and Notice."

    At any time on or prior to August 15, 2002, the Notes may also be redeemed, in whole but not in part, at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption (the "REDEMPTION DATE") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    "APPLICABLE PREMIUM" means, with respect to any Note on any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note at August 15, 2002 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through August 15, 2002 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such Redemption Date plus 50 basis points over (B) the principal amount of such Note.

    "TREASURY RATE" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release
H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2002; PROVIDED, HOWEVER, that if the period from the Redemption Date to August 15, 2002 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL. The Indenture provides that, upon the occurrence of a Change of Control, unless the Company has elected to redeem the Notes in connection with such Change of Control, the Company will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Notes pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at a price in cash (the "CHANGE OF CONTROL PAYMENT") equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Indenture provides that within 30 days following any Change of Control, the Company will mail a notice to each Holder of Notes issued under the Indenture, with a copy to the Trustee, with the following information: (1) a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "CHANGE OF CONTROL PAYMENT DATE"); (3) any Note not properly tendered will remain outstanding and continue to accrue interest; (4) unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (5) Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, PROVIDED that the paying agent receives, not later than the close of business on the last day of the Offer Period (as defined in the Indenture), a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his or her tendered Notes and his or her election to have such Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding obligations under the Senior Credit Facility or obtain the requisite consents thereunder to permit the purchase of the Notes required by this covenant.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The Indenture provides that on the Change of Control Payment Date, the Company will, to the extent permitted by law, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Company. The Indenture provides that the paying agent will promptly mail to each Holder of Notes the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, PROVIDED, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    With certain exceptions, the Senior Credit Facility does, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may, prohibit the Company from purchasing any Notes as a result of a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute an event of default under the Senior Credit Facility. See "Risk Factors--Change of Control."

    The existence of a Holder's right to require the Company to repurchase such Holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

    ASSET SALES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless (x) the Company, or its

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Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) at least 75.0% of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; PROVIDED that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes), that are assumed by the transferee of any such assets, (b) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $25.0 million or (y) 10.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision and for no other purpose.

    Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently reduce (x) Obligations under the Senior Credit Facility (and to correspondingly reduce commitments with respect thereto) or other Indebtedness (other than Subordinated Indebtedness) (provided that if the Company shall so reduce Obligations under such Indebtedness, it will equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not be then prepaid, the Company will make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase the amount of Notes that would otherwise be prepaid at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase) or (y) Indebtedness of a Wholly-Owned Restricted Subsidiary (other than Indebtedness owed to the Company or another Restricted Subsidiary), (ii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case, used or useful in a Similar Business and/or (iii) to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture provides that any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of Notes (an "ASSET SALE OFFER") to purchase the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $10.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

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
    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    With certain exceptions, the Senior Credit Facility does, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may, prohibit the Company from purchasing any Notes pursuant to this covenant. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase such tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute an event of default under the Senior Credit Facility.

    SELECTION AND NOTICE. If less than all of the Notes are to be redeemed at any time or if more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for redemption or purchase, as the case may be, will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); PROVIDED that no Notes of $1,000 or less shall he purchased or redeemed in part.

    Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be purchased or redeemed at such Holder's registered address. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

    A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase or redemption date unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof purchased or called for redemption.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its PRO RATA share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness (other than Indebtedness permitted under clauses (g) and (i) of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"); or (iv) make any Restricted Investment (all such payments and other actions set forth

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in clauses (i) through (iv) above being collectively referred to as "RESTRICTED
PAYMENTS"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issuance Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (v) (only to the extent that amounts paid pursuant to such clause are greater than amounts that could have been paid pursuant to such clause if $2.5 million and $5.0 million were substituted in such clause for $5.0 million and $10.0 million, respectively), (vi) and (ix) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50.0% of the Consolidated Net Earnings of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issuance Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Earnings for such period is a deficit, minus 100% of such deficit), PLUS (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company since immediately after the closing of the Transactions from the issue or sale of Equity Interests of the Company (including Retired Capital Stock (as defined below), but excluding cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Company and its Subsidiaries after the Issuance Date to the extent such amounts have been applied to Restricted Payments in accordance with clause
    (v) of the next succeeding paragraph and excluding Excluded Contributions) or debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS (iii) 100% of the aggregate amount of cash and marketable securities contributed to the capital of the Company following the Issuance Date (excluding Excluded Contributions), PLUS (iv) 100% of the aggregate amount received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries or (B) a dividend from, or the sale (other than to the Company or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the Investment in which was made by the Company or a Restricted Subsidiary pursuant to clauses (vii) or (x) below).

    The foregoing provisions will not prohibit:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (the "RETIRED CAPITAL STOCK") or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock) (the "REFUNDING CAPITAL STOCK"), and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; PROVIDED, HOWEVER, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

       (iii) distributions or payments of Receivables Fees;

        (iv) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

        (v) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company held by any future, present or former employee, director or consultant of the Company, any Subsidiary of the Company or Evenflo & Spalding Holdings Corporation or any subsidiary thereof pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; PROVIDED, HOWEVER, that the aggregate Restricted Payments made under this clause (v) does not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10.0 million in any calendar year); PROVIDED FURTHER that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds from the sale of Equity Interests of the Company to members of management, directors or consultants of the Company and its Subsidiaries that occurs after the Issuance Date (to the extent the cash proceeds from the sale of such Equity Interest have not otherwise been applied to the payment of Restricted Payments by virtue of the preceding paragraph (c)) plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issuance Date less (iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this subparagraph (v); and PROVIDED FURTHER that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

        (vi) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issuance Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii)); PROVIDED, HOWEVER, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such excess dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

       (vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $10.0 million at the time of such Investment (with the fair market value of each

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    Investment being measured at the time made and without giving effect to subsequent changes in value);

        (viii) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

        (ix) the payment of dividends on the Company's Common Stock, following the first public offering of the Company's Common Stock after the Issuance Date, of up to 6.0% per annum of the net proceeds received by the Company in such public offering, other than public offerings with respect to the Company's Common Stock registered on Form S-8;

        (x) Investments in Unrestricted Subsidiaries that are made with Excluded Contributions;

        (xi) the payment of dividends on Disqualified Stock which is issued in accordance with the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

       (xii) other Restricted Payments in an aggregate amount not to exceed $10.0 million; PROVIDED, HOWEVER, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (v), (vi),
    (vii), (viii), (ix), (xi), and (xii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and PROVIDED FURTHER that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the immediately preceding paragraph, only the amounts expended under clauses
    (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (v) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if $2.5 million and $5.0 million were substituted in such clause for $5.0 million and $10.0 million, respectively), (vi) and (ix) shall be included; and

      (xiii) the repurchase, redemption or other acquisition or retirement for value of preferred stock or Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries pursuant to a "change of control" or "asset sale" covenant set forth in the indenture or certificate of designations pursuant to which the same is issued; PROVIDED that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture or certificate of designations pursuant to which the same is issued and PROVIDED FURTHER that the Company has repurchased all Notes required to be repurchased by the Company pursuant to the terms and conditions described under the caption "--Repurchase at the Option of Holders--Change of Control" or "--Repurchase at the Option of Holders--Asset Sales," as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such preferred stock or Subordinated Indebtedness pursuant to the "change of control" or "asset sale" covenant included in such indenture of certificate of designations.

    As of the Issuance Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. In the future, the Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (vii), (x) or
(xii)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

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
    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR" and collectively, an "INCURRENCE") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any shares of Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's and its Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

    The foregoing limitations will not apply to:

        (a) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit and banker's acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $100.0 million outstanding at any one time;

        (b) the incurrence by the Company of Indebtedness represented by the Notes issued on the Issuance Date;

        (c) the Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

        (d) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (d), does not exceed the greater of (x) $15.0 million or (y) 10.0% of Total Assets;

        (e) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that (i) such Indebtedness is not reflected as a dollar amount on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the

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
    time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

        (g) Indebtedness of the Company to a Restricted Subsidiary; PROVIDED that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the Notes; PROVIDED FURTHER that any subsequent issuance or transfer of any Capital Stock or any other event which will result in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (h) shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; PROVIDED that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of preferred stock;

        (i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; PROVIDED that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness from a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; PROVIDED FURTHER that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

        (j) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

        (k) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

        (l) Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

       (m) Indebtedness and Disqualified Stock of the Company and Indebtedness and preferred stock of any of its Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and incurred pursuant to this clause (m), does not exceed $20.0 million at any one time outstanding; PROVIDED, HOWEVER, that Indebtedness of Foreign Subsidiaries, which when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and incurred pursuant to this clause (m), does not exceed $15.0 million (or the equivalent thereof in any other currency) at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (m) shall cease to be deemed incurred or outstanding for purposes of this clause (m) but shall be deemed to be incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (m));

        (n) (i) any guarantee by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture and (ii) any Excluded Guarantee (as defined below under "--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries") of a Restricted Subsidiary;

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        (o) the incurrence by the Company or any of its Restricted Subsidiaries
    of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (o) and clause (p) below or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "REFINANCING INDEBTEDNESS") prior to its respective maturity; PROVIDED, HOWEVER, that such Refinancing Indebtedness
    (i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced, (ii) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or PARI PASSU to the Notes, such Refinancing Indebtedness is subordinated or PARI PASSU to the Notes at least to the same extent as the Indebtedness being refinanced or refunded and (iii) shall not include (x) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or
    (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

        (p) Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; PROVIDED that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger; and PROVIDED FURTHER that after giving effect to such acquisition or merger, either (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (ii) the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger; and

        (q) Indebtedness incurred in respect of the Indemnity Agreement.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (p) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof, except as otherwise set forth in clause (m) above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    LIMITATION ON LIENS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

    MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS. The Indenture provides that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "SUCCESSOR COMPANY"); (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to a

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supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four quarter period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes. Notwithstanding the foregoing clause (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

    Each Guarantor, if any, shall not, and the Company will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "SUCCESSOR GUARANTOR"); (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
(iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee.

    TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "AFFILIATE TRANSACTION") involving aggregate consideration in excess of $5.0 million, unless (a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

    The foregoing provisions will not apply to the following: (i) transactions between or among the Company and/or any of its Restricted Subsidiaries; (ii) Restricted Payments permitted by the provisions of

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the Indenture described above under the covenant "--Limitation on Restricted
Payments"; (iii) the payment of customary annual management, consulting and advisory fees and related expenses to KKR and its Affiliates; (iv) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary; (v) payments by the Company or any of its Restricted Subsidiaries to KKR and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Company in good faith; (vi) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph; (vii) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith; (viii) any agreement as in effect as of the Issuance Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby; (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issuance Date and any similar agreements which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issuance Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;
(x) the Transactions and the payment of all fees and expenses related to the Transactions; (xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (xii) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and (xiii) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder and their Related Parties.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

       (1) contractual encumbrances or restrictions in effect on the Issuance Date, including pursuant to the Senior Credit Facility and its related documentation;

       (2) the Indenture, the Notes and the provisions of the Company's certificate of incorporation relating to the preferred stock of the Company to be issued on the Issuance Date and any

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           certificate of designations or revision to the certificate of incorporation relating to preferred stock issued in exchange for, or as a refinancing, refunding or replacement of, the preferred stock issued on the Issuance Date;

       (3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

       (4) applicable law or any applicable rule, regulation or order;

       (5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

       (6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

       (7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

       (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

       (9) other Indebtedness or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

       (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

       (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

       (12) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such Receivables Facility; or

       (13) any encumbrances or restrictions of the type referred to in clauses
           (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. (a) The Indenture provides that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee

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
of payment of the Notes by such Restricted Subsidiary except that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and
(iii) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Guarantee of the Notes has been duly executed and authorized and (B) such Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; PROVIDED that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary of the Company and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or (y) that guarantees the payment of Obligations of the Company or any Restricted Subsidiary under the Senior Credit Facility or any other Credit Facility (other than in respect of Subordinated Indebtedness) and any refunding, refinancing or replacement thereof, in whole or in part, PROVIDED that such refunding, refinancing or replacement thereof constitutes Indebtedness that is not Subordinated Indebtedness and is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act (any guarantee excluded by operation of this clause (y) being an "EXCLUDED GUARANTEE").

    (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

    REPORTS AND OTHER INFORMATION. The Indenture provides that, commencing with the period ended September 30, 1998, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder and to prospective purchasers of Notes identified to the Company by the Initial Purchasers, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the Commission of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

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EVENTS OF DEFAULT AND REMEDIES

    The following events constitute Events of Default under the Indenture:

        (i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

        (ii) default for 30 days or more in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

        (iii) failure by the Company or any Guarantor for 30 days after receipt of written notice given by the Trustee or the holders of at least 30.0% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes;

        (iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issuance Date, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $10.0 million or more at any one time outstanding;

        (v) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

        (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; or

        (vii) any Guarantee shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Company or any Guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture).

    If any Event of Default (other than of a type specified in clause (vi) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) of the first paragraph of this section, all outstanding Notes will become due and payable without further action. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their

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interest. In addition, the Trustee shall have no obligation to accelerate the
Notes, if in the best judgment of the Trustee, acceleration is not in the best interests of the holders.

    The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (iv) above, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or
(y) the holders thereof have rescinded or waive the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

    The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Company or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee incorporator or stockholder of the Company or any Guarantor, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for assistance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The obligations of the Company and the Guarantors, if any, under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and have each Guarantor's obligation discharged with respect to its Guarantee ("LEGAL DEFEASANCE") and cure all then existing Events of Default except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due solely out of the trust created pursuant to the Indenture, (ii) the Company's obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor released with respect to certain covenants that are described in the Indenture ("COVENANT DEFEASANCE") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

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    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

        (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Notes on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on the outstanding Notes;

        (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (iv) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

        (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

        (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

        (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

        (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore

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been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (ii) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest and Liquidated Damages, if any, to the date of maturity or redemption;
(b) no Default or Event of Default with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (c) the Company or any Guarantor has paid or caused to be paid all sums payable by it under such Indenture; and (d) the Company has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    The Indenture provides that without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of the Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders, (v) make any Note payable in money other than that stated in such Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of

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principal of or premium, if any, or interest on the Notes, (vii) make any change in the foregoing amendment and waiver provisions or (viii) impair the right of any Holder of the Notes to receive payment of principal of, or interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes.

    The Indenture provides that, notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the Notes (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to comply with the covenant relating to mergers, consolidations and sales of assets, (iv) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of such Notes, (v) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (vi) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, (vii) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (viii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee pursuant to the requirements thereof, or (ix) to add a Guarantor under the Indenture.

    The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of and such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or resign.

    The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of such Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to the Company at Northwoods Business Center II, 707 Crossroads Court, Vandalia, Ohio 45377,
Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, Exchange Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Exchange Notes initially will be represented by one or more Exchange Notes in registered, global form without interest coupons (collectively, the "GLOBAL EXCHANGE NOTES"). The Global Exchange Notes will be deposited with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee (a "NOMINEE"), in each case, for credit to an account of a direct or indirect participant in DTC as described below.

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    The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Exchange Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

    Initially, the Trustee will act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities of its participating organizations (collectively, the "DIRECT PARTICIPANTS") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including the Euroclear System ("EUROCLEAR") and Cedel Bank, societe anonyme ("CEDEL"). Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "INDIRECT PARTICIPANTS"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will he recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants with portions of the principal amount of the Global Exchange Notes, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

    Investors in the Global Exchange Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Exchange Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such systems.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests.

    EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners

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
thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, if any, and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

    Except for trades involving only Euroclear or CEDEL participants, interests in the Global Exchange Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Exchange Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Exchange Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Exchange Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; HOWEVER, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL, as the case may be, and within their established deadlines (Brussels time for Euroclear and U.K. time for CEDEL). Indirect Participants who hold interest in the Exchange Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Exchange Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

    Because of time zone differences, the securities account of an Indirect Participant who holds an interest in the Exchange Notes through Euroclear or CEDEL purchasing an interest in a Global Exchange Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL Indirect Participant during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Exchange Note to a DTC

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
participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

    DTC has advised the Company that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Exchange Notes in certificated form, and to distribute such certificated forms of Exchange Notes to its Direct Participants.

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among Direct Participants, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

    The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES

    An entire Global Exchange Note may be exchanged for definitive Exchange Notes in registered, certificated form without interest coupons ("CERTIFICATED EXCHANGE NOTES") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Exchange Notes.

    Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    Neither the Company nor the Trustee will be liable for any delay by the holder of the Global Exchange Notes or the DTC in identifying the beneficial owners of Exchange Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or DTC for all purposes.

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
SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the holder of such Global Exchange Note. With respect to Certificated Exchange Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Exchange Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Pursuant to the Registration Rights Agreement, the Company agreed to file the Exchange Offer Registration Statement on the appropriate form under the Securities Act with the Commission with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities (as defined) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes in the Exchange Offer. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act (a "SHELF REGISTRATION STATEMENT" and, together with the Exchange Offer Registration Statement, the "REGISTRATION STATEMENTS") to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person for an Exchange Note in the Exchange Offer, (ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act. Pursuant to the Registration Rights Agreement, the Company shall make available, for a period of 90 days after the consummation of the Exchange Offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of the Exchange Notes.

    The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 135 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 240 days after the Issuance Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 75 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 60 days after such filings. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on

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
or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "EFFECTIVENESS TARGET DATE"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "REGISTRATION DEFAULT"), then the Company will pay liquidated damages to each Holder of Notes ("Liquidated Damages"). Liquidated Damages will accrue, at an annual rate of 0.25% of the aggregate principal amount of the Old Notes, on the date of such Registration Default, payable in cash semi-annually in arrears on each interest payment date, commencing on the date of such Registration Default. All accrued liquidated damages will be paid by the Company on each interest payment date until cured or waived to the global Old Note Holder by wire transfer of immediately available funds and to Holders of certificated Old Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

    The Registration Rights Agreement provides that the Liquidated Damages specified above will be the exclusive remedy available to Holders of Transfer Restricted Securities for any failure by the Company to comply with the registration requirements of the Registration Rights Agreement.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement.

GOVERNING LAW

    The Indenture, the Notes and the Guarantees, if any, will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

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    "AFFILIATE"  of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10.0% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "DISPOSITION") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than: (a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business; (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "--Certain Covenants--Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture; (c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the first paragraph of the covenant described above under "--Certain Covenants--Limitation on Restricted Payments;" (d) any disposition of assets with an aggregate fair market value of less than $1.0 million; (e) any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business; (g) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issuance Date including, without limitation, sale-leasebacks and assets securitizations; (h) foreclosures on assets; (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and (j) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

    "CAPITALIZED LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

    "CAPITAL STOCK"  means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) U.S. dollars, (ii) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95.0% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable

                                      117
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from either Moody's or S&P and (viii) Indebtedness or preferred stock issued by
Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

    "CHANGE OF CONTROL"  means the occurrence of any of the following:

        (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or

        (ii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "CONSOLIDATED" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

    "CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Earnings (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to Hedging Obligations to the extent included in Consolidated Interest Expense, excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; PROVIDED, HOWEVER, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

    "CONSOLIDATED NET EARNINGS" means, with respect to any Person for any period, the aggregate of the Net Earnings, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; PROVIDED, HOWEVER, that (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded, (ii) the Net Earnings for such period shall not include the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax earnings (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded, (iv) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded, (v) the Net Earnings for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the

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referent Person or a Wholly-Owned Restricted Subsidiary thereof in respect of such period, (vi) the Net Earnings of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition and (vii) the Net Earnings for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Earnings is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

    "CONTINGENT OBLIGATIONS" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

    "CREDIT FACILITIES" means, with respect to the Company, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders or indentures providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long-term Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED NONCASH CONSIDERATION" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

    "DESIGNATED PREFERRED STOCK" means preferred stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in paragraph
(c) of the covenant described under "--Certain Covenants-- Limitation on Restricted Payments."

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; PROVIDED, HOWEVER that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such

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
employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, PROVIDED, FURTHER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is putable or exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is putable or exchangeable) upon the occurrence of any of the events constituting an asset sale or a change of control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is putable or exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is putable or exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under the caption "Repurchase at the Option of Holders--Change of Control" or "Repurchase at the Option of Holders--Asset Sales," as the case may be.

    "EBITDA" means, with respect to any Person for any period, the Consolidated Net Earnings of such Person for such period plus (a) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Earnings, plus (b) Consolidated Interest Expense of such Person for such period and any Receivables Fees paid by such Person or any of its Restricted Subsidiaries during such period, in each case to the extent the same was deducted in calculating such Consolidated Net Earnings, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Earnings, plus (d) any expenses or charges related to any Equity Offering, Permitted Investment or Indebtedness permitted to be incurred by the Indenture (including such expenses or charges related to the Transactions) or any costs incurred in the cancellation of stock options and, in each case, deducted in such period in computing Consolidated Net Earnings, plus
(e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Earnings, plus (f) without duplication, any other non-cash charges reducing Consolidated Net Earnings for such period (excluding any such charge which requires an accrual of a cash reserve for anticipated cash charges for any future period), plus (g) the amount of any minority interest expense deducted in calculating Consolidated Net Earnings, less, without duplication (h) non-cash items increasing Consolidated Net Earnings of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any public or private sale of common stock or preferred stock of the Company (excluding Disqualified Stock), other than (i) public offerings with respect to the Company's Common Stock registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "EXCLUDED CONTRIBUTIONS" means the net cash proceeds received by the Company after the closing of the Transactions from (a) contributions to its equity capital other than contributions from the issuance of Disqualified Stock and (b) the sale (other than to a Subsidiary or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in paragraph (c) of the "Limitation on Restricted Payments" covenant.

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
    "EXISTING INDEBTEDNESS" means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issuance Date, plus interest accruing thereon, after application of the net proceeds of the sale of the Notes as described in this Prospectus.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person.

    "FOREIGN SUBSIDIARY" means a Restricted Subsidiary not organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

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
    "GOVERNMENT SECURITIES" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

    "GUARANTEE" means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning. No Guarantees will be issued in connection with the initial offering and sale of the Notes.

    "GUARANTOR" means any Person that incurs a Guarantee; PROVIDED that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. No Guarantees will be issued in connection with the initial offering and sale of the Notes.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "HOLDER"  means a holder of the Notes.

    "INDEBTEDNESS" means, with respect to any Person, (a) any indebtedness of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or (iv) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); PROVIDED, HOWEVER, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness of a Person.

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
    "INDEMNITY AGREEMENT" means the agreement to be entered into between the Company and Evenflo & Spalding Holdings Corporation pursuant to which each party will indemnify the other for all losses arising from the other's business prior to the Transactions.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

    "INVESTMENT GRADE SECURITIES" means (i) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "ISSUANCE DATE" means the closing date for the sale and original issuance of the Notes under the Indenture.

    "KKR" means Kohlberg Kravis Roberts & Co. L.P.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

    "MANAGEMENT GROUP" means the group consisting of the Officers of the Company.

    "MOODY'S"  means Moody's Investors Service, Inc.

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    "NET EARNINGS"  means, with respect to any Person, the net earnings (loss)
of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (i) of the second paragraph of "--Repurchase at the Option of Holders--Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICER" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Company.

    "OFFICERS' CERTIFICATE" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

    "PERMITTED HOLDERS" means KKR and any of its Affiliates and the Management Group.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or any Restricted Subsidiary; (b) any Investment in cash and Cash Equivalents or Investment Grade Securities; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Repurchase at the Option of Holders--Asset Sales" or any other disposition of assets not constituting an Asset Sale; (e) any Investment existing on the Issuance Date; (f) advances to employees not in excess of $5.0 million outstanding at any one time, in the aggregate; (g) any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (h) Hedging Obligations permitted under clause (j) of the "Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant; (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary

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course of business; (j) any Investment in a Similar Business (other than an
Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed the greater of (x) $25.0 million or
(y) 10.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (k) Investments the payment for which consists of Equity Interests of the Company (exclusive of Disqualified Stock); PROVIDED, HOWEVER, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the "Limitation on Restricted Payments" covenant; (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of
(x) $15.0 million or (y) 5.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (m) any transaction to the extent it constitutes an investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "--Certain Covenants--Transactions with Affiliates" (except transactions described in clauses (ii) and (vi) of such paragraph); (n) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; (o) Investments relating to any special purpose Wholly-Owned Subsidiary of the Company organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such Receivables Facility; and (p) guarantees (including Guarantees) of Indebtedness permitted under the covenant "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock".

    "PERMITTED LIENS" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or deposits or cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or for contested taxes or import or custom duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen and repairmen Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;
(c) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided reserves required pursuant to GAAP have been taken on the books of the Company or its Restricted Subsidiaries, as the case may be; (d) Liens in favor of issuers of surety or performance bonds or bankers' acceptance or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Indebtedness; (e) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing a Hedging Obligation, so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property; (g) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (h) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; (i) Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or

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constructed in the ordinary course of business provided that (x) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed and (y) such Liens are created within 90 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto; (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; PROVIDED that such deposit account is not a pledged cash collateral account; (k) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business; (l) Liens existing on the Issuance Date; (m) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; PROVIDED FURTHER, HOWEVER, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (n) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED FURTHER, HOWEVER, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; (o) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Wholly-Owned Subsidiary;
(p) Liens securing the Notes and Guarantees; (q) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that
(A) such Liens are not materially less favorable to the Holders and (B) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;
(r) Liens on assets incurred in connection with a Receivables Facility; (s) Liens securing Indebtedness and other obligations under a senior credit agreement or other senior bank facility, including, without limitation, the Senior Credit Facility, and related Hedging Obligations and Liens on assets of Restricted Subsidiaries securing guarantees of Indebtedness and other obligations under a senior credit agreement or other senior bank facility, including, without limitation, the Senior Credit Facility, permitted to be incurred under the Indenture; (t) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business; (u) Liens securing Indebtedness permitted to be incurred pursuant to clause (m) of the second paragraph of "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;" and (v) Liens created, incurred or existing in respect of unfunded pension obligations or any similar obligations of the Company or any of its Restricted Subsidiaries or any Guarantor.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "RECEIVABLES FACILITY" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

    "RECEIVABLES FEES" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

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
    "RELATED PARTIES" means any Person controlled by a Permitted Holder, including any partnership or limited liability company of which a Permitted Holder or its Affiliates is the general partner or managing member, as the case may be.

    "RESTRICTED INVESTMENT"  means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

    "S&P"  means Standard and Poor's Ratings Group.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "SENIOR CREDIT FACILITY" means that certain revolving credit facility described in this Prospectus among the Company and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof; PROVIDED, HOWEVER, that if at any time there is more than one facility which could constitute the Senior Credit Facility, the Company will designate to the Trustee which one of such facilities will be the Senior Credit Facility for purposes of the subordination and acceleration provisions of the Indenture.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "SIMILAR BUSINESS" means a business, the majority of whose revenues are derived from the design, manufacture, import and/or distribution of juvenile and infant products, or any line of business engaged in by the Company or its Subsidiaries on the Issuance Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

    "SUBORDINATED INDEBTEDNESS" means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly-Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

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
    "TOTAL ASSETS" means time total consolidated assets of the Company and its Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Company.

    "TRANSACTIONS" means (i) the transactions contemplated by the stock purchase agreement dated August 20, 1998, between KKR 1996 Fund L.P. and Lisco, Inc., pursuant to which KKR 1996 Fund L.P. will acquire 51% of the outstanding common stock of the Company and 100% of the outstanding preferred stock of the Company, including the distribution of such preferred stock by the Company to Lisco, Inc., (ii) the transactions contemplated by the stock purchase agreement dated August 20, 1998, between Great Star Corporation and Lisco, Inc., pursuant to which Great Star Corporation will acquire 6.6% of the outstanding common stock of the Company, (iii) the repayment by the Company of approximately $110.0 million of intercompany debt owed to Spalding & Evenflo Companies, Inc. and its Affiliates, (iv) the offering of $110.0 million of Notes by the Company and (v) the entering into of the Senior Credit Facility on the Issuance Date.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns, or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated), PROVIDED that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) the Company certifies that such designation complies with the covenants described under "--Certain Covenants--Limitation on Restricted Payments" and (c) each of (I) the Subsidiary to be designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that, immediately after giving effect to such designation, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (ii) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

    "WHOLLY-OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and one or more Wholly-Owned Subsidiaries of such Person.

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
                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

EXCHANGE OF NOTES

    The following describes the material United States federal income tax consequences of the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer. The following is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof.

    The exchange of Old Notes for Exchange Notes in the Exchange Offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period of the Old Note and the basis of the Exchange Note will be the same as the basis of the Old Note immediately before the exchange.

    IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following describes the material United States federal income tax consequences of the ownership of Notes as of the date hereof by a Non-U.S. Holder (as defined below). Except where noted it deals only with Notes held as capital assets by Non-U.S. Holders. As used herein the term "Non-U.S. Holder" means any person or entity that is not a United States Holder ("U.S. Holder"). A U.S. Holder is any beneficial owner of a Note that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United Stated persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code") or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

    The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a Note owned by a Non-U.S. Holder, provided that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership,
    (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

        (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a Note; and

        (c) a Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

    To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a U.S. Holder. Currently, these requirements will be met if (1) the beneficial owner provides his or her name and address, and certifies, under penalties of perjury, that he or she is not a United States Holder (which certification may be made on an Internal Revenue Service ("IRS") Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

    If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from (or a reduction in) withholding under the benefit of an applicable tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-U.S. Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations. Moreover, under the Final Regulations, the benefit of an applicable tax treaty may, in certain circumstances, and subject to significant limitations under the Code, be claimed by the foreign partners of a foreign partnership that holds the Notes. Foreign partners are urged to consult their own tax advisors to determine whether they are eligible to claim such benefits.

    If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's earnings and profits.

    Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, or
(ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

    Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

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
    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, no information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-U.S. Holders if a statement described in (a)(iv) above has been received (and the payor does not have actual knowledge that the beneficial owner is a U.S. Holder).

    In addition, backup withholding and information reporting may apply to the proceeds of the sale of a Note within the United States or conducted through certain U.S. related financial intermediaries unless the statement described in
(a)(iv) above has been received (and the payor does not have actual knowledge that the beneficial owner is a U.S. Holder) or the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. A broker-dealer may not participate in the Exchange Offer with respect to Old Notes acquired other than as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer and so notifies the Company, or causes the Company to be so notified in writing, the Company has agreed for a period of 90 days after the date of this Prospectus, that it will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. In addition, until August 12, 1999 (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the Old Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

    By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading or which may impose upon the Company disclosure obligations that may have a material adverse effect on the Company (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has notified such broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to such broker-dealer.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Exchange Notes offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York. Certain partners of Simpson Thacher & Bartlett, members of their families, related persons and others, have an indirect interest, through limited partnerships, through KKR 1996 Fund L.P., in less than 1% of the Common Stock.

                                    EXPERTS

    The consolidated balance sheets as of September 30, 1997 and 1998 and December 31, 1998 and the related statements of consolidated earnings (loss) and comprehensive earnings (loss), cash flows and shareholders' equity for each of the three fiscal years in the period ended September 30, 1998 and the three month period ended December 31, 1998, of Evenflo Company, Inc. included in the Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The statements of revenues and direct costs for the years ended December 31, 1995 and 1996 of Gerry Baby Products included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Evenflo Company, Inc. and Subsidiaries Consolidated Financial Statements
  Independent Auditors' Report.............................................................................        F-2
  Statements of Consolidated Earnings (Loss) and Comprehensive Earnings (Loss) for the years ended
    September 30, 1996, 1997 and 1998 and for the three months ended December 31, 1997 (unaudited) and
    1998...................................................................................................        F-3
  Consolidated Balance Sheets as of September 30, 1997 and 1998 and December 31, 1998......................        F-4
  Statements of Consolidated Cash Flows for the years ended September 30, 1996, 1997 and 1998 and for the
    three months ended December 31, 1997 (unaudited) and 1998..............................................        F-5
  Statements of Consolidated Shareholders' Equity for the years ended September 30, 1996, 1997 and 1998 and
    for the three months ended December 31, 1997 (unaudited) and 1998......................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

Gerry Baby Products Financial Statements
  Independent Auditors' Report.............................................................................       F-31
  Statements of Revenues and Direct Costs for the years ended December 31, 1995 and 1996 and (unaudited)
    for the three months ended March 31, 1997..............................................................       F-32
  Notes to Statements of Revenues and Direct Costs.........................................................       F-33

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evenflo Company, Inc.:

We have audited the accompanying consolidated balance sheets of Evenflo Company, Inc. and subsidiaries (the "Company") as of September 30, 1997 and 1998 and December 31, 1998, and the related statements of consolidated earnings (loss) and comprehensive earnings (loss), cash flows and shareholders' equity for each of the three fiscal years in the period ended September 30, 1998 and for the three month period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Evenflo Company Inc. and subsidiaries as of September 30, 1997 and 1998 and as of December 31, 1998, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 30, 1998 and for the three month period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note G to the consolidated financial statements, the Company's consolidated balance sheet as of September 30, 1997 and the related statements of consolidated earnings (loss) and comprehensive earnings (loss) for the years ended September 30, 1997 and 1998 have been restated.

DELOITTE & TOUCHE LLP

Dayton, Ohio
February 19, 1999
(May 6, 1999, with respect to the Note to the table in Note G)

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

                   STATEMENTS OF CONSOLIDATED EARNINGS (LOSS)
                       AND COMPREHENSIVE EARNINGS (LOSS)

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                                           YEAR ENDED SEPTEMBER 30,            DECEMBER 31,
                                                      ----------------------------------  -----------------------
                                                         1996        1997        1998        1997         1998
                                                      ----------  ----------  ----------  -----------  ----------
                                                                  (AS RESTATED, SEE NOTE
                                                                            G)            (UNAUDITED)
NET SALES...........................................  $  237,165  $  296,743  $  339,077   $  69,650   $   72,552
  Cost of sales.....................................     178,733     235,925     270,708      58,070       66,811
                                                      ----------  ----------  ----------  -----------  ----------
GROSS PROFIT........................................      58,432      60,818      68,369      11,580        5,741
  Selling, general and administrative expenses......      42,801      52,232      63,133      13,203       16,071
  Allocated Spalding expenses.......................       2,500       2,900       2,566         700            0
  Restructuring costs...............................           0       8,371       2,666          60            0
  1994 Management Stock Ownership Plan expense......       2,621           0           0           0            0
                                                      ----------  ----------  ----------  -----------  ----------
INCOME (LOSS) FROM OPERATIONS.......................      10,510      (2,685)          4      (2,383)     (10,330)
  Interest expense, net.............................       4,128       7,243      11,458       2,494        4,220
  Currency (gain) loss, net.........................         204          47       1,076          77         (251)
                                                      ----------  ----------  ----------  -----------  ----------
EARNINGS (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY LOSS................................       6,178      (9,975)    (12,530)     (4,954)     (14,299)
  Income taxes (benefit)............................       3,197      (4,364)     (4,171)     (1,255)      (5,413)
                                                      ----------  ----------  ----------  -----------  ----------
EARNINGS (LOSS) BEFORE EXTRAORDINARY LOSS...........       2,981      (5,611)     (8,359)     (3,699)      (8,886)
  Extraordinary loss on early extinguishment of
    debt, net of income
    tax benefit of $360 and $696....................        (560)          0      (1,304)          0            0
                                                      ----------  ----------  ----------  -----------  ----------
NET EARNINGS (LOSS).................................       2,421      (5,611)     (9,663)     (3,699)      (8,886)
  Other comprehensive earnings (loss)-- currency
    translation adjustments.........................        (260)       (367)     (1,720)       (313)      (1,175)
                                                      ----------  ----------  ----------  -----------  ----------
COMPREHENSIVE EARNINGS (LOSS).......................  $    2,161  $   (5,978) $  (11,383)  $  (4,012)  $  (10,061)
                                                      ----------  ----------  ----------  -----------  ----------
                                                      ----------  ----------  ----------  -----------  ----------

          See accompanying Notes to Consolidated Financial Statements.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       AS OF SEPTEMBER 30, 1997 AND 1998
                             AND DECEMBER 31, 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 SEPTEMBER 30,
                                                                            -----------------------  DECEMBER 31,
                                                                                            1998         1998
                                                                               1997      ----------  ------------
                                                                            -----------
                                                                                (AS
                                                                             RESTATED,
                                                                            SEE NOTE G)
                                              ASSETS
CURRENT ASSETS
Cash......................................................................   $   1,536   $    7,142   $    4,197
Receivables, less allowance of $1,407, $1,592 and $1,177..................      67,705       88,512       79,605
Inventories...............................................................      60,721       53,132       52,542
Deferred income taxes.....................................................      10,594        9,513       11,397
Other.....................................................................       2,317        1,939        1,308
                                                                            -----------  ----------  ------------
    TOTAL CURRENT ASSETS..................................................     142,873      160,238      149,049
Property, plant and equipment, net........................................      60,461       65,614       64,881
Intangible assets, net....................................................      48,262       46,715       46,329
Deferred financing costs..................................................       2,100        5,904        5,715
Deferred income taxes.....................................................           0        5,431        7,660
Other.....................................................................       1,509        1,459        1,819
                                                                            -----------  ----------  ------------
    TOTAL ASSETS..........................................................   $ 255,205   $  285,361   $  275,453
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Bankers acceptances and letters of credit.................................   $  16,645   $   28,823   $   19,725
Accounts payable..........................................................      39,608       31,364       32,260
Accrued expenses..........................................................      34,312       35,868       36,652
Income taxes..............................................................          82          (19)        (411)
                                                                            -----------  ----------  ------------
    TOTAL CURRENT LIABILITIES.............................................      90,647       96,036       88,226
Senior notes due 2006.....................................................           0      110,000      110,000
Revolving Credit Facility.................................................           0            0        7,800
Long-term debt to Spalding................................................      92,120            0            0
Payable to Spalding.......................................................       3,846            0            0
Deferred income taxes.....................................................         463            0            0
Pension...................................................................       2,940        3,519        3,658
Post-retirement benefits..................................................       1,470        1,359        1,383
                                                                            -----------  ----------  ------------
    TOTAL LIABILITIES.....................................................     191,486      210,914      211,067
COMMITMENTS AND CONTINGENCIES (NOTES N AND Q)
SHAREHOLDERS' EQUITY:
Preferred stock--$.01 par value, 10,000,000 shares authorized; 400,000
  shares outstanding (liquidation value of $40,000,000)...................           0       40,000       40,000
Common stock:
  Class A--$1 par value, 20,000,000 shares authorized; 2,000, 10,000,000
    and 10,000,000 shares outstanding, respectively.......................           2       10,000       10,000
  Class B--$1 par value, 5,000,000 shares authorized; none outstanding....           0            0            0
Paid-in capital...........................................................      88,906       61,387       61,387
Retained earnings (deficit)...............................................     (23,914)     (33,945)     (42,831)
Accumulated other comprehensive earnings (loss)--currency translation
  adjustments.............................................................      (1,275)      (2,995)      (4,170)
                                                                            -----------  ----------  ------------
    TOTAL SHAREHOLDERS' EQUITY............................................      63,719       74,447       64,386
                                                                            -----------  ----------  ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................   $ 255,205   $  285,361   $  275,453
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------

          See accompanying Notes to Consolidated Financial Statements.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                        YEAR ENDED               THREE MONTHS ENDED
                                                                       SEPTEMBER 30,                DECEMBER 31,
                                                              -------------------------------  ----------------------
INCREASE (DECREASE) IN CASH                                     1996       1997       1998                    1998
------------------------------------------------------------  ---------  ---------  ---------     1997      ---------
                                                                                               -----------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss) (as restated, see Note G)...............  $   2,421  $  (5,611) $  (9,663)  $  (3,699)  $  (8,886)
Adjustments to reconcile net earnings (loss) to net cash
  provided (used) by operating activities:
  Non-cash writedown of inventories.........................          0      3,100          0           0       7,883
  Depreciation..............................................      5,708      8,207     12,341       3,021       3,180
  Intangibles amortization..................................        794      1,106      1,528         388         388
  Deferred income taxes.....................................      1,059     (4,093)    (5,181)        845      (4,113)
  Deferred financing cost amortization......................        180        400        196         100         189
  Expenses related to 1994 Management Stock Ownership
    Plan....................................................      2,621          0          0           0           0
  Extraordinary loss on early extinquishment of debt........        920          0      2,000           0           0
  Other.....................................................        300        460        468           0         163
  Changes in working capital components:
    Receivables.............................................     (1,625)       (37)   (20,807)     13,116       8,907
    Inventories.............................................     (3,510)   (10,809)     7,589      (2,136)     (7,293)
    Current liabilities, excluding bank loans...............     15,632      8,556      5,389     (17,280)     (7,812)
    Other...................................................       (213)    (2,221)      (649)       (291)       (951)
                                                              ---------  ---------  ---------  -----------  ---------
    NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES........     24,287       (942)    (6,789)     (5,936)     (8,345)
                                                              ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................     (9,377)   (20,927)   (18,118)     (4,228)     (2,400)
Payment to purchase net assets of Gerry.....................          0    (68,652)         0           0           0
Acquisition of non-U.S. trademarks from affiliate...........       (363)         0          0           0           0
                                                              ---------  ---------  ---------  -----------  ---------
    NET CASH FLOWS USED IN INVESTING ACTIVITIES.............     (9,740)   (89,579)   (18,118)     (4,228)     (2,400)
                                                              ---------  ---------  ---------  -----------  ---------
    NET CASH PROVIDED (USED) BEFORE FINANCING ACTIVITIES....     14,547    (90,521)   (24,907)    (10,164)    (10,745)
                                                              ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Senior Notes due 2006.............          0          0    110,000           0           0
Net borrowings from Revolving Credit Facility...............          0          0     10,000           0       7,800
Repayment of intercompany indebtedness to Spalding..........          0          0   (110,000)          0           0
Deferred financing costs....................................          0          0     (6,000)          0           0
Repayment of Revolving Credit Facility......................          0          0    (10,000)          0           0
Note payable to Spalding....................................          0     49,120          0           0           0
(Repayments) proceeds of non-U.S. debt......................         (4)      (204)         0         154           0
Net change in long-term Spalding receivable/payable.........     (5,046)    30,524     41,033       3,672           0
Net cash transfers from (to) Spalding.......................     (7,557)     8,239     (4,520)      6,210           0
Dividend to Spalding........................................          0       (367)         0           0           0
Additional capital contribution by Spalding.................        363          0          0           0           0
                                                              ---------  ---------  ---------  -----------  ---------
    NET CASH FLOWS PROVIDED (USED) BY FINANCING
      ACTIVITIES............................................    (12,244)    87,312     30,513      10,036       7,800
                                                              ---------  ---------  ---------  -----------  ---------
Cash--net change............................................      2,303     (3,209)     5,606        (128)     (2,945)
      beginning of period...................................      2,442      4,745      1,536       1,536       7,142
                                                              ---------  ---------  ---------  -----------  ---------
      end of period.........................................  $   4,745  $   1,536  $   7,142   $   1,408   $   4,197
                                                              ---------  ---------  ---------  -----------  ---------
                                                              ---------  ---------  ---------  -----------  ---------
SUPPLEMENTAL CASH FLOW DATA
Interest paid...............................................  $   3,732  $   6,763  $   9,824   $   2,537   $     942
Income taxes paid (refunded)................................      1,731       (266)      (453)     (2,318)       (225)
Issuance of preferred stock.................................          0          0     40,000           0           0
Reduction of paid-in capital by preferred stock issuance....          0          0    (40,000)          0           0
Additional capital contribution by Spalding resulting from
  forgiveness of intercompany indebtedness..................          0          0     26,999           0           0
Reduction of intercompany indebtedness......................          0          0    (43,059)          0           0
Reduction of deferred tax asset due to IRS settlement.......          0          0        368           0           0
Reduction of retained earnings for IRS settlement...........          0          0       (368)          0           0
Allocation of portion of Spalding debt......................     11,000          0     16,000           0           0
Allocation of Spalding deferred financing costs.............     (2,500)         0        100           0           0

          See accompanying Notes to Consolidated Financial Statements.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                    ACCUMULATED
                                                                                      RETAINED         OTHER
                                                 PREFERRED     COMMON      PAID-IN    EARNINGS     COMPREHENSIVE
                                                   STOCK        STOCK      CAPITAL    (DEFICIT)   EARNINGS (LOSS)    TOTAL
                                                -----------  -----------  ---------  -----------  ---------------  ---------
AUDITED

September 30, 1995............................   $       0    $       2   $  87,861   $ (20,357)     $    (648)    $  66,858

Net earnings (loss) for the year..............           0            0           0       2,421              0         2,421
Net cash transfers to Spalding................           0            0      (7,557)          0              0        (7,557)
Currency translation adjustments..............           0            0           0           0           (260)         (260)
Additional capital contribution by Spalding...           0            0         363           0              0           363
                                                -----------  -----------  ---------  -----------       -------     ---------
September 30, 1996............................           0            2      80,667     (17,936)          (908)       61,825

Net earnings (loss) for the year (as restated,
  see Note G).................................           0            0           0      (5,611)             0        (5,611)
Net cash transfers from Spalding..............           0            0       8,239           0              0         8,239
Currency translation adjustments..............           0            0           0           0           (367)         (367)
Dividend to Spalding..........................           0            0           0        (367)             0          (367)
                                                -----------  -----------  ---------  -----------       -------     ---------
September 30, 1997............................           0            2      88,906     (23,914)        (1,275)       63,719

Net earnings (loss) for the year (as restated,
  see Note G).................................           0            0           0      (9,663)             0        (9,663)
Common stock split............................           0        9,998      (9,998)          0              0             0
Issuance of preferred stock...................      40,000            0     (40,000)          0              0             0
Additional capital contribution by Spalding...           0            0      26,999           0              0        26,999
Deferred tax adjustment on acquired
  trademarks..................................           0            0           0        (368)             0          (368)
Net cash transfers to Spalding................           0            0      (4,520)          0              0        (4,520)
Currency translation adjustments..............           0            0           0           0         (1,720)       (1,720)
                                                -----------  -----------  ---------  -----------       -------     ---------
September 30, 1998............................      40,000       10,000      61,387     (33,945)        (2,995)       74,447
Net earnings (loss)...........................           0            0           0      (8,886)             0        (8,886)
Currency translation adjustments..............           0            0           0           0         (1,175)       (1,175)
                                                -----------  -----------  ---------  -----------       -------     ---------
December 31, 1998.............................   $  40,000    $  10,000   $  61,387   $ (42,831)     $  (4,170)    $  64,386
                                                -----------  -----------  ---------  -----------       -------     ---------
                                                -----------  -----------  ---------  -----------       -------     ---------

UNAUDITED

September 30, 1997............................   $       0    $       2   $  88,906   $ (23,914)     $  (1,275)    $  63,719
Net earnings (loss)...........................           0            0           0      (3,699)             0        (3,699)
Net cash transfers from Spalding..............           0            0       6,210           0              0         6,210
Currency translation adjustments..............           0            0           0           0           (313)         (313)
                                                -----------  -----------  ---------  -----------       -------     ---------
December 31, 1997.............................   $       0    $       2   $  95,116   $ (27,613)     $  (1,588)    $  65,917
                                                -----------  -----------  ---------  -----------       -------     ---------
                                                -----------  -----------  ---------  -----------       -------     ---------

          See accompanying Notes to Consolidated Financial Statements.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE A--ORGANIZATION

    ORGANIZATION AND OPERATION. The accompanying consolidated financial statements include the accounts of Evenflo Company, Inc. and its wholly-owned subsidiaries (the "Company"). The Company manufactures and markets, under the Evenflo, Gerry and Snugli trade names, specialty juvenile products, including reusable and disposable baby bottle feeding systems, breast-feeding aids, pacifiers and oral development items, baby bath, health and safety items, monitors and baby care products and accessories, as well as juvenile car seats, stationary activity products, strollers, high chairs, portable play yards, cribs, dressers and changing tables, gates, soft carriers and frame carriers, child carriers and mattresses. The Company sells its products in the United States and other countries.

    On May 20, 1998, Spalding Holdings Corporation ("Spalding") initiated a reorganization (the "Reorganization") by realigning the ownership structure of all of the entities included in the business segment known as Evenflo (the "Evenflo Segment"). Prior to that date, the Evenflo Segment consisted of the combined financial statements of Evenflo Company, Inc., a wholly-owned subsidiary of Spalding, and the other wholly-owned Spalding subsidiaries and divisions of subsidiaries that either sold infant and juvenile products or that held the patents and trademarks for those products. In the Reorganization, Spalding contributed its ownership investments in these other subsidiaries and divisions of subsidiaries to Evenflo Company, Inc. As a result, Evenflo Company, Inc. became the parent company of all the other entities included in the Evenflo Segment. The realignment of these subsidiaries and divisions of subsidiaries was accounted for as a reorganization of companies under the common control of Spalding in a manner similar to a pooling of interests. Accordingly, the financial statement accounts of Evenflo Company, Inc. and subsidiaries were transferred by Spalding to the Company at Spalding's historical cost.

    Prior to August 20, 1998, the Company was a wholly-owned subsidiary of Spalding and was included in the consolidated financial statements of Spalding. On August 20, 1998, Spalding completed the recapitalization of the Company (the "Recapitalization") in which it became a stand-alone company. On that date, Spalding sold a 51% ownership interest (5,100,000 shares) in the common stock of the Company to KKR 1996 Fund L.P. ("KKR 1996 Fund"), a Spalding shareholder, for a purchase price of $25,500 and a 6.6% ownership interest (660,000 shares) in the common stock of the Company to Great Star Corporation, an affiliate of Abarco N.V. ("Abarco"), another Spalding shareholder, for a purchase price of $3,300. In addition KKR 1996 Fund purchased Spalding's investment (400,000 shares) in the Company's Cumulative Preferred Stock (see Note K) for a purchase price of $40,000. Such preferred stock, having a face value of $40,000 and an initial dividend rate of 14%, had been issued to Spalding prior to the Reorganization. Spalding retained a 42.4% ownership interest (4,240,000 shares) in the outstanding common stock of the Company. Since these transactions occurred between existing Spalding shareholders, the transactions did not affect the consolidated financial statements of the Company.

    Also on August 20, 1998, as part of the Recapitalization, the Company issued and sold $110,000 aggregate principal amount of senior notes in a private offering and entered into a $100,000 revolving credit facility with a syndicate of banks and other financial institutions, of which the Company borrowed $10,000. The Company used the proceeds of $120,000 to repay intercompany indebtedness to Spalding of $110,000 and to pay transaction fees and expenses of $10,000, of which $6,000 related to the debt issues has been recorded as deferred financing costs and $4,000 related to other professional services in the Recapitalization has been expensed. The Company's intercompany payables to Spalding were $136,999 as

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE A--ORGANIZATION (CONTINUED)
of August 20, 1998, which included the long-term debt payable to Spalding (see Note H). On that date Spalding made a contribution of capital to the Company in the amount of $26,999, the amount of the Company's intercompany payables in excess of the $110,000 repayment.

    The Recapitalization and relating financings and transactions have been accounted for as a recapitalization. Accordingly, the historical carrying values of the Company's assets and liabilities have not been impacted by such transactions.

    ACQUISITION OF GERRY. On April 21, 1997, the Company acquired certain net assets of Gerry Baby Products ("Gerry") for a purchase price of $68,652. Gerry had manufacturing operations in Colorado and in Wisconsin and maintained its administrative operations in Colorado. Gerry manufactured and/or marketed specialty juvenile products under the GERRY and SNUGLI brand names. The net assets acquired consisted of the following:

Receivables.......................................................  $  21,117
Inventories.......................................................     20,003
Other current assets..............................................         11
Property, plant and equipment.....................................     14,324
Intangible assets.................................................     26,823
Other assets......................................................         53
                                                                    ---------
  Total...........................................................     82,331
Accounts payable..................................................    (10,230)
Accrued expenses..................................................     (3,449)
                                                                    ---------
  Net assets purchased............................................  $  68,652
                                                                    ---------
                                                                    ---------

    The intangible assets consist of U.S. trademarks of $16,900, foreign trademarks of $1,600, non-compete agreements of $1,000 and goodwill of $7,323. Based on the longevity of the Gerry name, the market penetration of the Gerry products, and the expectations for the infant and juvenile business as a whole, the Company believes that the trademarks and goodwill acquired have indefinite lives; accordingly, the Company is amortizing the trademarks and goodwill over a 40-year period. The non-compete agreements are being amortized over the lives of the agreements.

    The Gerry acquisition was accounted for using the purchase method of accounting; accordingly, the operating results of Gerry have been included in the statements of consolidated earnings (loss) and comprehensive earnings (loss) from the date of acquisition. In applying purchase accounting, inventory was increased by $1,268, which is the amount of acquired profit related to the expected future sale of the Gerry finished goods acquired. Accordingly, the Company's cost of sales for 1997 was increased by $1,268 from selling, in the ordinary course of business, inventory which was written up to fair value at the date of acquisition. If the acquisition had taken place at October 1, 1995 rather than in April 1997, unaudited pro forma consolidated net sales and net earnings (loss) would have been $361,192 and $2,298 for the year ended September 30, 1996 and $358,105 and $(7,296) for the year ended September 30, 1997.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Evenflo Company, Inc. and its subsidiaries. All significant accounts and transactions between the consolidated entities have been eliminated in consolidation.

    CHANGE IN FISCAL YEAR. On September 22, 1998, the Company changed its fiscal year end from September 30 to December 31.

    TRANSACTIONS WITH SPALDING. The Company was included in Spalding's U.S. cash management system through August 20, 1998. The Company maintains separate lockbox cash collection accounts and cash disbursement accounts. Each business day cash was transferred to the Company's cash accounts from the collection accounts to cover disbursements. If there was a shortfall after such transfer, Spalding advanced sufficient cash to cover the shortfall. If there was excess cash, Spalding used the cash to cover Spalding's disbursement needs or pay down Spalding debt. Spalding maintained credit facilities to be used for the working capital needs of its various operations including the Company. Interest was neither credited for the benefit of positive cash flow nor charged for cash requirements. The net cash transfers were treated as receivables and payables with Spalding.

    Certain Spalding administrative expenses through August 20, 1998 have been allocated to the Company to reflect assistance provided in the areas of accounting, auditing, employee relations, insurance, legal, planning, tax and treasury. These allocations considered the Company's proportionate size as indicated by net sales. In addition, Spalding allocated out-of-pocket expenses relating to acquisition activity incurred by Spalding on behalf of the Company. The Spalding expense allocation was recorded as a charge to operations with a corresponding increase to the payable to Spalding. Management believes that the methodology used to allocate the costs is reasonable, but may not necessarily be indicative of the costs of such services had they been performed by the Company.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. The fair value of the note payable to Spalding, which carries a variable interest rate, approximates the carrying value. The fair value of the Senior Notes at September 30, 1998 and December 31, 1998 was $106,700 and $113,300.

    INVENTORIES. Inventories are valued at the lower of cost or market (net realizable value). Cost for United States inventories has been determined by use of the last-in, first-out method. Cost for non-U.S. inventories has been determined by use of the first-in, first-out method.

    PROPERTY, PLANT AND EQUIPMENT. These assets are stated at cost and are depreciated principally using the straight-line method over estimated useful lives which range from 3 to 20 years. Certain assets are depreciated for income tax purposes using accelerated methods. Assets that become fully depreciated are removed from the asset and related accumulated depreciation accounts when they are taken out of service.

    INTANGIBLE ASSETS. Intangible assets are amortized on the straight-line basis. The amortization period for trademarks and goodwill is 40 years and for non-compete agreements is 10 years, the lives of the agreements.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    IMPAIRMENT OF LONG-LIVED ASSETS. The carrying values of goodwill and other intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying values. The Company evaluates the recoverability of the net carrying value of its property, plant and equipment and its intangible assets by comparing the carrying values to the estimated future undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets.

    INCOME TAXES. The Company accounts for income taxes under the asset and liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that the change in the rate is enacted.

    Through August 20, 1998, Spalding and its United States subsidiaries, including the Company, were parties to a tax sharing agreement which provided that each member of the consolidated return group shall pay its share of the consolidated tax liability based on the ratio of its separate liability to the aggregate separate liabilities of all group members. A member made or received compensatory payments to the extent its separate liability differed from its share of the group's liability.

    PRODUCT RECALLS AND SAFETY CAMPAIGNS. At the time a product recall or a safety campaign becomes probable, the Company accrues the estimated recall costs using the guidance of Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," and charges those costs to income (loss) from operations.

    RETIREMENT PLANS AND POSTRETIREMENT BENEFITS. Current service costs of retirement plans and post-retirement healthcare and life insurance benefits are accrued annually. Prior service costs resulting from amendments to the plans are amortized over the average remaining service period of employees expected to receive benefits.

    SPALDING EMPLOYEE STOCK OWNERSHIP PLAN. The Company does not currently have an employee stock ownership plan; however, certain Company employees were participants in the Spalding 1996 Employee Stock Ownership Plan. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value.

    Spalding chose to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. Spalding uses the intrinsic value method under APB No. 25. Accordingly, compensation cost for the stock options included under the 1996 Employee Stock Ownership Plan for the Company's employees is measured as the excess, if any, of the fair value of Spalding's common stock at the date of the grant over the amount a Company employee must pay to acquire the stock.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION. The Company recognizes revenue from product sales when the goods are shipped and title passes to the customer.

    ADVERTISING. Advertising costs are expensed as incurred and included in selling, general and administrative expenses. Advertising expenses amounted to $13,441, $17,239, $18,735, $4,531 and $5,142 in the years ended September 30,
1996, 1997 and 1998 and the three months ended December 31, 1997 and 1998.

    CURRENCY TRANSLATION. Non-U.S. currency-denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the balance sheet dates. Income and expense items are translated at the average exchange rates during the respective periods. Translation adjustments resulting from fluctuations in the exchange rates are recorded as a separate component of common shareholders' equity.

    USE OF ESTIMATES. The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingencies at the date of the consolidated financial statements and of sales and expenses recognized during the reporting period. Actual results could differ from these estimates.

    CASH FLOWS. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    RECENT ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires public entities to report certain information about operating segments, their products and services, the geographic areas in which they operate, and their major customers, in complete financial statements and in condensed interim financial statements issued to shareholders. The Company adopted SFAS No. 131 during the three months ended December 31, 1998. This standard addresses disclosure issues and therefore did not affect the Company's financial position or results of operations.

    In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. This standard addresses disclosure issues and therefore will not affect the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure these instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends upon the intended use of the derivative and resulting designation if used as a hedge. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) after June 15, 1999. The Company has not evaluated whether this standard will have a material effect on its financial position or results of operations.

    RECLASSIFICATIONS. Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 presentation.

NOTE C--INVENTORIES

                                                              SEPTEMBER 30,      DECEMBER 31,
                                                           --------------------  ------------
                                                             1997       1998         1998
                                                           ---------  ---------  ------------
Finished goods...........................................  $  28,392  $  23,056   $   27,698
Work in process..........................................      9,800      9,824       11,240
Raw materials............................................     22,529     20,252       13,604
                                                           ---------  ---------  ------------
  Total inventories......................................  $  60,721  $  53,132   $   52,542
                                                           ---------  ---------  ------------
                                                           ---------  ---------  ------------

    The cost of 94% of September 30, 1997 and 1998 and 92% of December 31, 1998, inventories was computed using the last-in, first-out (LIFO) method of inventory valuation. Use of the LIFO method decreased the September 30, 1997 and 1998 and December 31, 1998 inventories by $1,123, $1,997 and $2,134, respectively.

NOTE D--PROPERTY, PLANT AND EQUIPMENT, NET

                                                              SEPTEMBER 30,      DECEMBER 31,
                                                           --------------------  ------------
                                                             1997       1998         1998
                                                           ---------  ---------  ------------
Land.....................................................  $   1,735  $   2,202   $    2,202
Buildings and building improvements......................     22,230     28,140       29,561
Machinery and equipment..................................     71,309     80,886       81,917
                                                           ---------  ---------  ------------
                                                              95,274    111,228      113,680
Accumulated depreciation.................................    (34,813)   (45,614)     (48,799)
                                                           ---------  ---------  ------------
  Property, plant and equipment, net.....................  $  60,461  $  65,614   $   64,881
                                                           ---------  ---------  ------------
                                                           ---------  ---------  ------------

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE E--INTANGIBLE ASSETS, NET

                                                              SEPTEMBER 30,      DECEMBER 31,
                                                           --------------------  ------------
                                                             1997       1998         1998
                                                           ---------  ---------  ------------
United States trademarks.................................  $  39,900  $  39,900   $   39,900
Non-U.S. trademarks......................................      2,720      2,720        2,720
Goodwill.................................................     24,997     24,997       24,997
Non-compete agreements...................................      1,000      1,000        1,000
                                                           ---------  ---------  ------------
                                                              68,617     68,617       68,617
Accumulated amortization.................................    (20,355)   (21,902)     (22,288)
                                                           ---------  ---------  ------------
  Intangible assets, net.................................  $  48,262  $  46,715   $   46,329
                                                           ---------  ---------  ------------
                                                           ---------  ---------  ------------

    Goodwill consists of amounts representing purchase prices of businesses in excess of the net assets acquired. When Spalding was originally acquired in 1984 from a financial seller, the amount of goodwill related to the Company was $17,674. When the Company acquired Gerry in 1997 (see Note A), an additional goodwill amount of $7,323 was recorded.

NOTE F--ACCRUED EXPENSES

                                                              SEPTEMBER 30,
                                                           --------------------  DECEMBER 31,
                                                             1997       1998         1998
                                                           ---------  ---------  ------------
Compensation and other employee benefits.................  $   5,084  $   5,051   $    5,375
Liability for self insurance.............................     10,787     10,832       10,940
Liability for restructuring costs (as restated, see Note
  G).....................................................      7,027        200          197
Other, principally operating expenses....................     11,414     19,785       20,140
                                                           ---------  ---------  ------------
  Total accrued expenses.................................  $  34,312  $  35,868   $   36,652
                                                           ---------  ---------  ------------
                                                           ---------  ---------  ------------

    The majority of the Company's employees are covered under insured group health and workers' compensation insurance programs. Commercial and product liability insurance coverages are high deductible insured programs. Commercial liability deductibles are $250 per occurrence. Product liability deductibles are $500 per occurrence and $3,000 in aggregate. As a supplement to these programs, the Company carries $75,000 in umbrella coverage. The liability for self insurance claims shown in the table above covers the deductibles and self insurance programs and is based upon an annual review by the Company and its independent actuary of claims filed and claims incurred but not yet reported. In January 1999, the Company purchased product recall coverage for $525 per year, with a deductible of $500 per occurrence and a limit of $10,000 per year.

    See Note G for details of the liability for restructuring charges.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE G--RESTRUCTURING, UNUSUAL AND NON-CASH CHARGES

    RESTRUCTURING CHARGES. (as restated, see Note following the table below). In July 1997, Company management initiated the development of a plan to integrate the Gerry Colorado administrative and manufacturing operations into Evenflo's Ohio and Georgia locations. As a result of this plan, the Company recorded a charge of $8,371 for restructuring costs. At September 30, 1997, the remaining accrual of $7,027, represented restructuring charges that meet the definition of "exit costs" in accordance with EITF Issue No. 94-3. This accrual included: severance and outplacement benefit costs for most of the personnel at the Gerry Colorado location; shutdown of the facility and termination of the lease; and other costs, principally asset impairment and costs to settle supplier contractual obligations arising from, or affected by, the Colorado shut-down.

    The table below shows the components of 1997 and 1998 restructuring provisions, which include a reserve balance of $7,027 as of September 30, 1997, and the activity affecting the reserve balance through December 31, 1998, as follows:

                                                   1997                          1998
                                     1997        ACTIVITY      BALANCE AT      ACTIVITY        1998         BALANCE AT
                                 RESTRUCTURING  CHARGED TO    SEPTEMBER 30,   CHARGED TO   RESTRUCTURING   SEPTEMBER 30,
                                   PROVISION      RESERVE         1997          RESERVE      PROVISION         1998
                                 -------------  -----------  ---------------  -----------  -------------  ---------------
Severance costs................    $   4,105     $    (163)     $   3,942      $  (3,681)    $     (61)      $     200
Facility shutdown..............        2,630          (201)         2,429         (4,005)        1,576               0
Other..........................        1,619          (963)           656            (92)         (564)              0
                                 -------------  -----------       -------     -----------  -------------         -----
Total reserve activity.........        8,354     $  (1,327)     $   7,027      $  (7,778)          951       $     200
                                                -----------       -------     -----------                        -----
                                                -----------       -------     -----------                        -----
Additional relocation related
  costs........................           17                                                     1,715
                                 -------------                                             -------------
Restructuring costs for fiscal
  1997 and 1998 (see Note).....    $   8,371                                                 $   2,666
                                 -------------                                             -------------
                                 -------------                                             -------------

                                                      BALANCE AT
                                 ACTIVITY CHARGED    DECEMBER 31,
                                    TO RESERVE           1998
                                 -----------------  ---------------
Severance costs................      $      (3)        $     197
Facility shutdown..............              0                 0
Other..........................              0                 0
                                           ---             -----
Total reserve activity.........      $      (3)        $     197
                                           ---             -----
                                           ---             -----
Additional relocation related
  costs........................
Restructuring costs for fiscal
  1997 and 1998 (see Note).....

----------------------------------

    Note-- On May 6, 1999, after discussion with the staff of the Securities and Exchange Commission, the Company's management reconsidered its accrual for computer conversion costs. Such costs were originally accrued as a component of the Company's restructuring charges in fiscal 1997 and were reversed in fiscal 1998 when the Company's management adopted a different approach to resolve its computer conversion requirements. As a result, restructuring charges in fiscal 1997 have been reduced by $1,220, and restructuring charges in fiscal 1998 have been increased by $1,220. The fiscal 1997 and fiscal 1998 financial statements have been restated to reflect such changes together with the related income tax effects of $520.

    Explanations of the amounts in the table above are summarized as follows:

    - Severance costs of $4,105 were accrued for 176 salaried personnel and 241 collective bargaining unit personnel. Severance payments were made to 128 salaried personnel and 237 collective bargaining unit personnel from December 1997 through April 1998. The lower number of terminated employees resulted from individuals voluntarily leaving the Company before qualifying for the full severance payment.

    - Various sections of the facility were closed during the period from December 1997 through April 1998 and the facility was turned over to the landlord in July 1998. Costs for facility shutdown of $2,630 include noncancelable lease obligations and costs to be incurred subsequent to operations ceasing but prior to termination of the lease. These costs include repairs to the facilities to meet the

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE G--RESTRUCTURING, UNUSUAL AND NON-CASH CHARGES (CONTINUED)
     landlord's specifications, utilities during the facility closing and salaries and benefits of employees retained to complete the closure of the facilities. Actual costs of $1,576 in excess of the original restructuring accrual were caused by the cessation of operations earlier than anticipated, resulting in more of the facility costs being considered exit costs as opposed to ongoing operating costs.

    In the year ended September 30, 1998, the Company revised its estimate for the 1997 restructuring costs and recorded the following: an additional charge of $1,576 for the Gerry Colorado facility shutdown and a reversal of $625 of severance and other costs. The Company incurred an additional $1,715 of restructuring costs in 1998 that did not meet the criteria under EITF 94-3 for accrual as of September 30, 1997. These costs, which were incurred and recorded in the year ended September 30, 1998, consist of recruitment and training, freight on transfer of inventory to Evenflo's Ohio and Georgia locations, computer conversion costs and costs related to transferring molds and tooling. The net of the additional 1998 charges and the above reversal of the 1997 restructuring provision are included in the restructuring costs of $2,666 for the year ended September 30, 1998.

    UNUSUAL AND NON-CASH CHARGES. As of December 31, 1998, the Company recorded a non-cash charge of $7,883 to write down certain inventory to its net realizable value as a result of management's decision in January 1999 to discontinue certain products. This non-cash charge is included in cost of sales for the three months ended December 31, 1998.

    The Company incurred unusual costs in the year ended September 30, 1998, consisting of (i) $235 included in cost of sales to rent warehouse space and move inventory in order to receive inventory relocated from the Gerry Colorado warehouse operations to Evenflo's Ohio and Georgia locations, (ii) $159 included in cost of sales attributable to Project Discovery, a program to improve productivity and increase capacity levels by reengineering its Piqua, Ohio, assembly lines and reconfiguring its principal warehouse, (iii) $800 charged to selling, general and administrative expenses relating to Year 2000 conversion costs, and (iv) $4,000 charged to selling, general and administrative costs for professional services related to the Recapitalization of the Company.

    The Company incurred unusual costs in the year ended September 30, 1997, consisting of (i) $2,761 included in cost of sales for Project Discovery, (ii) $1,268 expensed to cost of sales, as a result of expensing the increase to fair market value of Gerry's inventory as such inventory was sold, such increase resulting from the application of purchase accounting in the Gerry acquisition,
(iii) $3,100 charged to cost of sales to write down discontinued Gerry products, and (iv) $2,629 charged to selling, general and administrative expenses to combine Evenflo's feeding and furniture operations which were previously managed separately.

    The Company incurred unusual costs in the year ended September 30, 1996, consisting of (i) $2,310 expensed to selling, general and administrative due to accounts receivable charge-offs as a result of the bankruptcy of two of its customers and (ii) $1,302 charged to selling, general and adminstrative expenses to combine Evenflo's feeding and furniture operations, which were previously managed separately.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE H--LONG-TERM DEBT TO SPALDING

                                                                        SEPTEMBER 30,
                                                                    ----------------------  DECEMBER 31,
                                                                       1997        1998         1998
                                                                    ----------  ----------  ------------
Note payable to Spalding..........................................  $   49,120           0            0
Allocated portion of Spalding debt................................      43,000           0            0
                                                                    ----------  ----------  ------------
    Total long-term debt to Spalding..............................  $   92,120           0            0
                                                                    ----------  ----------  ------------
                                                                    ----------  ----------  ------------

    In 1997 Spalding loaned the Company $49,120 for use in acquiring certain net assets of Gerry. The note was due September 30, 1999 and carried a variable interest rate equal to the Spalding weighted average interest rate under the Spalding borrowings (9.46% at September 30, 1997). This loan was repaid in connection with the payment of $110,000 to Spalding on August 20, 1998 (see Note A under "Organization and Operation").

    On September 30, 1996, Spalding completed a recapitalization (the "Spalding Recapitalization"), which was financed in part with the proceeds from certain bank borrowings by Spalding totaling $425,800. The shares of common stock of certain of Spalding's domestic subsidiaries (including Evenflo Company, Inc.) were pledged as collateral and certain of Spalding's subsidiaries (including Evenflo Company, Inc.) guaranteed the indebtedness under the Spalding bank borrowings. In connection with Spalding's debt agreements, the Company was required to comply, along with Spalding, with certain restrictions which, among others, include meeting or maintaining certain financial ratios and limiting capital expenditures.

    Prior to the Spalding Recapitalization, Evenflo Company, Inc. had guaranteed the bank borrowings of Spalding (which were repaid from the proceeds of the Spalding Recapitalization indebtedness) for the year ended September 30, 1996.

    As a result of the Evenflo Company, Inc. guarantees, Spalding allocated to the Company its portion of the Spalding guaranteed indebtedness in the amount of $43,000 at September 30, 1996 and 1997, the Spalding related deferred financing costs and the Spalding interest expense for each fiscal year based on respective fair values at September 30, 1996. Interest expense, including the Company's share of debt issue cost amortization, on such indebtedness was $3,200, $4,100 and $4,200 for the years ended September 30, 1996 and 1997 and the period from October 1, 1997 to August 20, 1998. The Company's allocated portion of deferred financing costs that remained unamortized on August 20, 1998 were $2,000. These allocations were effected by charging the Company's intercompany indebtedness to Spalding. Such amounts were included in the intercompany payables to Spalding that was partially offset by the payment of $110,000 (see Note A). The unamortized deferred financing costs of $2,000 were written off as an extraordinary loss on the early extinguishment of debt. The loss is recorded net of taxes of $696 in the determination of current net earnings (loss).

NOTE I--OTHER LONG-TERM DEBT ARRANGEMENTS

    The Company's U.S. operations have certain debt arrangements to support working capital needs and other general corporate requirements. These debt arrangements are a secured credit facility (the "Credit Facility") of $100,000 and a borrowing of $110,000 under the 11 3/4% senior notes due 2006 ("Notes").

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE I--OTHER LONG-TERM DEBT ARRANGEMENTS (CONTINUED)
These debt arrangements are described in greater detail below. The balances of these debt arrangements are as follows:

                                                                       SEPTEMBER 30,
                                                                   ---------------------  DECEMBER 31,
                                                                     1997        1998         1998
                                                                   ---------  ----------  ------------
Bankers' acceptances and letters of credits......................  $  16,645  $   28,823   $   19,725
                                                                   ---------  ----------  ------------
                                                                   ---------  ----------  ------------
Revolving Credit Facility........................................          0           0   $    7,800
                                                                   ---------  ----------  ------------
                                                                   ---------  ----------  ------------
11 3/4% Senior Notes due 2006....................................          0  $  110,000   $  110,000
                                                                   ---------  ----------  ------------
                                                                   ---------  ----------  ------------

CREDIT FACILITY

    On August 20, 1998, as part of the Recapitalization (see Note A), the Company entered into a secured credit facility (the "Credit Facility") with a syndicate of banks and other financial institutions. The Credit Facility provides for a $100,000 of commitments for revolving credit loans (the "Revolving Credit Loans"), which may be used for working capital needs and general purposes, for special facility obligations (letters of credit and bankers' acceptances) and for borrowings on same-day notice ("Swingline Loans"). Special facility obligations are limited to a maximum of $55,000, bankers' acceptances are limited to a maximum of $30,000 and Swingline Loans are limited to a maximum of $5,000. The Credit Facility terminates on August 19, 2005. On August 20, 1998, the Company borrowed $10,000 as a Revolving Credit Loan that was repaid prior to September 30, 1998. At December 31, 1998, the Company had borrowing availability of approximately $61,033 under the Credit Facility subject to certain conditions (after giving effect to $7,800 of revolving credit loans and $31,167 of letters of credit and banker's acceptances, including $11,442 of commitments for stand-by letters of credit and for letters of credit that have not yet been executed).

    The Revolving Credit Loans bear interest, at the Company's option, at either: (a) a "base rate" equal to the higher of (i) the federal funds rate plus 0.50% per annum or (ii) the Administrative Agent's prime rate, plus, in each case, an additional margin ranging from 1.25% to 0% per annum depending on the then current ratio of total debt to EBITDA, or (b) a "eurodollar rate" plus an additional margin ranging from 2.50% to 1.0% per annum depending on the then current ratio of total debt to EBITDA (the "eurodollar margin"). Swingline Loans may only be made as base rate loans.

    The Company pays a commitment fee of 0.50% to 0.30% per annum depending on the current ratio of total debt to EBITDA. Such fee will be payable quarterly in arrears and upon termination of the Credit Facility.

    The Company pays fees for letters of credit and bankers' acceptances at a rate per annum equal to the applicable eurodollar margin less 0.125% on all outstanding letters of credit and unmatured acceptances, plus a fronting fee of 0.125% per annum of the stated amount of each letter of credit. Such fees are payable quarterly in arrears and will be payable upon termination of the Credit Facility. In addition, the Company pays customary transaction charges in connection with any letter of credit or bankers' acceptance.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE I--OTHER LONG-TERM DEBT ARRANGEMENTS (CONTINUED)
    The Credit Facility prohibits the Company from repurchasing any Notes or the Company's outstanding preferred stock, subject to limited exceptions. The Company's obligations under the Credit Facility are secured by a pledge of the common stock of its material direct domestic subsidiaries and 65% of the common stock of its material direct foreign subsidiaries, with certain exceptions, as well as accounts receivable, inventory and certain intangible assets, including intellectual property, with certain exceptions. In addition, indebtedness under the Credit Facility is guaranteed by the domestic subsidiaries of the Company, with certain exceptions.

    The Credit Facility contains customary covenants and restrictions on the Company's ability to engage in certain activities including (i) limitations on liens, (ii) limitations on consolidations and mergers of the Company and sales of the assets of the Company, (iii) restrictions on the purchase, redemption or acquisition of any capital stock, equity interest or any other obligations or other securities and restrictions on the advances, loans, extension of credit or capital contributions to, or investment in, other entities, (iv) restrictions on additional indebtedness to be incurred by the Company, (v) restrictions on payments of dividends or other distribution of assets, (vi) limits on capital expenditures, and (vii) compliance with certain financial covenants relating to an interest coverage ratio and a leverage ratio.

    The Credit Facility includes customary events of default.

11 3/4% SENIOR NOTES DUE 2006

    In conjunction with the closing of the Reorganization on August 20, 1998 (see Note A), the Company issued $110,000 aggregate principal amount of the Notes. The Notes will mature on August 15, 2006 and are senior unsecured obligations of the Company. Interest on the Notes will be payable semiannually August 15 and February 15 of each year, commencing on February 15, 1999.

    The Notes are not redeemable at the option of the Company, in whole, at any time prior to August 15, 2002. However, at any time on or prior to August 15, 2001, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 111 3/4% of the aggregate principal amount plus accrued interest thereon. Subsequent to August 15, 2002, the Company may redeem any or all of the Notes at decreasing annual redemption prices ranging from approximately 106% to 100%.

    The Company is not required to make mandatory redemptions or sinking fund payments prior to maturity of the Notes, except if holders request that the Company repurchase the Notes in the event of a change of control (as defined in the indenture relating to the Notes) or upon the Company's receipt of the proceeds of certain asset sales that are not reinvested or applied to reduce indebtedness within a certain time period. However, the Company, in accordance with an agreement with the holders of the Notes, is in the process of completing a public debt offering which will result in the Company's offer to exchange its Notes for new 11 3/4% Series B Senior Notes due 2006 (the "Exchange Notes"). The terms of the Exchange Notes are identical in all material respects to the terms of the Notes, except that the Exchange Notes would be freely transferable by the holders thereof. If this offering is not completed, the Company may be required to pay up to an additional 1% interest on the Notes.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE I--OTHER LONG-TERM DEBT ARRANGEMENTS (CONTINUED)
    The Notes contain customary covenants and restrictions on the Company's ability to engage in certain activities, which include (i) limitations on restricted payments for the payment of dividends, (ii) limitations on incurrence of additional indebtedness and issuance of disqualified stock, (iii) restrictions on the merger, consolidation, or sale of substantially all assets of the Company, (iv) limitations on transactions with affiliates relating to the sale, lease, transfer or disposition of any of its properties or assets in excess of certain amounts, (v) limitations on guarantees of indebtedness by the Company, and (vi) certain reporting requirements in accordance with Securities and Exchange Commission rules.

    The Notes include customary events of default.

NOTE J--INCOME TAXES

    Earnings (loss) before income taxes and extraordinary loss in the United States and outside the United States, along with the components of the income tax provision, are as follows:

                                                                                                    THREE MONTHS ENDED
                                                                   YEAR ENDED SEPTEMBER 30,            DECEMBER 31,
                                                                -------------------------------  ------------------------
                                                                  1996       1997       1998         1997         1998
                                                                ---------  ---------  ---------  -------------  ---------
                                                                                                  (UNAUDITED)
Earnings (loss) before income taxes and extraordinary loss:
  United States (as restated, see Note G).....................  $   5,156  $ (12,735) $ (12,630)   $  (5,065)   $ (14,466)
  Other nations...............................................      1,022      2,760        100          111          167
                                                                ---------  ---------  ---------  -------------  ---------
      Total...................................................  $   6,178  $  (9,975) $ (12,530)   $  (4,954)   $ (14,299)
                                                                ---------  ---------  ---------  -------------  ---------
                                                                ---------  ---------  ---------  -------------  ---------
Income tax provision:
  Current taxes:
    Federal taxes.............................................  $   2,135  $  (1,687) $       0    $  (2,066)   $       0
    State taxes...............................................        (39)        83         87         (230)        (240)
    Other nations' taxes......................................        403        289        283          128          110
                                                                ---------  ---------  ---------  -------------  ---------
      Total...................................................      2,499     (1,315)       370       (2,168)        (130)
  Deferred taxes:
    Federal taxes.............................................        316     (2,800)    (5,137)         822       (4,963)
    State taxes...............................................         22       (249)      (100)          91         (320)
                                                                ---------  ---------  ---------  -------------  ---------
      Total...................................................        338     (3,049)    (5,237)         913       (5,283)
                                                                ---------  ---------  ---------  -------------  ---------
      Total income taxes (benefit)............................  $   2,837  $  (4,364) $  (4,867)   $  (1,255)   $  (5,413)
                                                                ---------  ---------  ---------  -------------  ---------
                                                                ---------  ---------  ---------  -------------  ---------
  Allocation of income taxes (benefit):
    Income taxes (benefit)....................................  $   3,197  $  (4,364) $  (4,171)   $  (1,255)   $  (5,413)
    Extraordinary loss........................................       (360)         0       (696)           0            0
                                                                ---------  ---------  ---------  -------------  ---------
      Total...................................................  $   2,837  $  (4,364) $  (4,867)   $  (1,255)   $  (5,413)
                                                                ---------  ---------  ---------  -------------  ---------
                                                                ---------  ---------  ---------  -------------  ---------

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE J--INCOME TAXES (CONTINUED)
    The differences between the effective income tax rate and the U.S. statutory rate are as follows:

                                                                                                         THREE MONTHS ENDED
                                                                          YEAR ENDED
                                                                         SEPTEMBER 30,                      DECEMBER 31,
                                                             -------------------------------------  ----------------------------
                                                                1996         1997         1998           1997           1998
                                                                -----        -----        -----     ---------------     -----
                                                                                                      (UNAUDITED)
U.S. statutory rate........................................          35%         (35)%        (35 )%         (35    )%        (35 )%
State income taxes, net of federal benefit.................           0           (1 )          0             0              (3)
Non-U.S. tax rate differences..............................          (1 )         (2 )          0             0               0
Canada losses (earnings) for which no taxes were recorded
  due to net operating loss carryforwards..................           1           (5 )          4             4               0
1994 Management Stock Ownership Plan expenses..............          15            0            0             0               0
Interim underaccrual of benefit............................           0            0            0             3               0
Other......................................................           2           (1 )         (2)            3               0
                                                                     --
                                                                                 ---          ---           ---             ---
    Effective tax rate.....................................          52%         (44 )%        (33)%         (25    )%        (38 )%
                                                                     --
                                                                     --
                                                                                 ---          ---           ---             ---
                                                                                 ---          ---           ---             ---

    Prior to July 31, 1998, a division of a Canadian subsidiary of Spalding was included in the Evenflo Segment (see Note A). The losses (earnings) of this division were not subject to income tax because of a net operating loss that was available to this subsidiary. Accordingly, the Company has not recorded any tax expense or benefit for the years ended September 30, 1996 and 1997 and for the period from October 1, 1997 to July 31, 1998.

    Under the asset and liability method prescribed by SFAS 109, deferred income taxes, net of appropriate valuation allowances, are provided for the temporary differences between the financial reporting and tax basis of assets and liabilities at currently enacted tax rates. Temporary differences and carryforwards are as follows:

                                                                                 NONCURRENT NET
                                              CURRENT NET                         DEFERRED TAX
                                          DEFERRED TAX ASSET                    ASSET (LIABILITY)
                                  -----------------------------------  -----------------------------------
                                     SEPTEMBER 30,      DECEMBER 31,      SEPTEMBER 30,      DECEMBER 31,
                                  --------------------  -------------  --------------------  -------------
                                    1997       1998         1998         1997       1998         1998
                                  ---------  ---------  -------------  ---------  ---------  -------------
Accrued liabilities.............  $   9,186  $   8,752    $   7,618    $       0  $       0    $       0
Inventory.......................          0        689        3,735            0          0            0
Pension.........................          0          0            0        1,147      1,024        1,134
Post-retirement benefits........          0          0            0          573        530          549
Depreciation....................          0          0            0       (1,906)    (2,834)      (2,764)
Intangibles amortization........          0          0            0       (1,087)      (306)      (3,144)
Net operating loss
  carryforwards.................          0          0            0          438      6,899       12,579
Other...........................      1,408         72           44          810        788          (24)
                                  ---------  ---------  -------------  ---------  ---------  -------------
Total deferred income taxes.....     10,594      9,513       11,397          (25)     6,101        8,330
Valuation allowance on state net
  operating losses..............          0          0            0         (438)      (670)        (670)
                                  ---------  ---------  -------------  ---------  ---------  -------------
Net deferred income taxes.......  $  10,594  $   9,513    $  11,397    $    (463) $   5,431    $   7,660
                                  ---------  ---------  -------------  ---------  ---------  -------------
                                  ---------  ---------  -------------  ---------  ---------  -------------

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE J--INCOME TAXES (CONTINUED)
    On September 22, 1998, the Company along with Spalding entered into an agreement with the Internal Revenue Service ("IRS") completing the audit of the consolidated federal income tax returns for the years ended September 30, 1994 and 1995, and finally determining the Company's tax liability for those years. The primary issue in that audit was the tax treatment accorded certain foreign trademarks acquired from an affiliate. The settlement amount related to the Company was not significant.

    At September 30, 1997 and 1998 and December 31, 1998, undistributed earnings of non-U.S. subsidiaries of the Company included in consolidated retained earnings (deficit) amounted to $3,749, $3,493 and $3,694. The Company intends to continue to indefinitely reinvest these earnings, which reflect full provision for non-U.S. income taxes, to expand its international operations. Accordingly, no provision has been made for U.S. income taxes that might be payable upon repatriation of such earnings.

    At December 31, 1998, the Company had $33,812 of federal net operating loss carryforwards that expire through the year 2014.

NOTE K--SHAREHOLDERS' EQUITY

    PREFERRED STOCK. Prior to August 20, 1998, the Company authorized the issuance of up to 10,000,000 shares of preferred stock, par value of $.01, the terms of which are to be decided by the Board of Directors of the Company. On August 20, 1998, the Company issued 400,000 shares of nonvoting, cumulative, variable rate preferred stock with a face value and liquidation value of $100 a share (the "Cumulative Preferred Stock") to Spalding (see Note A). On August 20, 1998, Spalding sold the Cumulative Preferred Stock to KKR 1996 Fund for $40,000.

    The holder of the Cumulative Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, dividends on each outstanding share of the Cumulative Preferred Stock, at a variable rate based on the ten-year treasury rate, based on the then effective liquidation preference per share of Cumulative Preferred Stock. Dividends on the Cumulative Preferred Stock are payable quarterly in arrears on August 15, November 15, February 15 and May 15 of each year, commencing on November 15, 1998. The initial dividend rate with respect to the Cumulative Preferred Stock is 14% per annum. The right to dividends on the Cumulative Preferred Stock is cumulative and dividends accrue (whether or not declared), without interest, from the date of issuance of the Cumulative Preferred Stock. Because the Board of Directors has not declared any preferred dividends through December 31, 1998, the amount of the Cumulative Preferred Stock dividends in arrears as of that date is $2,041.

    The Company at its option may, but shall not be required to, redeem, at any time, for cash, in whole or in par, any or all of the shares of Cumulative Preferred Stock at a redemption price equal to 100% of the aggregate liquidation preference of such shares, together with all accumulated and unpaid dividends to the redemption date. Upon the occurrence of a "change of control", as defined, the Company will be required to make an offer to purchase the Cumulative Preferred Stock for cash at a purchase price of 101% of the liquidation preference thereof, together with all accumulated and unpaid dividends to the date of purchase.

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holder of the Cumulative Preferred Stock will be entitled to be paid out of the assets of the Company available for

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE K--SHAREHOLDERS' EQUITY (CONTINUED) distribution $100 per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of the Company.

    COMMON STOCK. The certificate of incorporation of the Company authorizes 20,000,000 shares of common stock designated as the "Class A Common Stock" and 5,000,000 shares of non-voting common stock designated as the "Class B Common Stock", each having a par value of $1 a share. As of December 31, 1998, 10,000,000 shares of Class A Common Stock were outstanding and no shares of Class B Common Stock were outstanding. The holders of Class A Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The Class B Common Stock is identical in all respects to the Class A Common Stock except that holders of Class B Common Stock do not have any voting rights with the exception of certain special privileges available under Delaware law.

    On August 20, 1998, the Board of Directors authorized a 5,000 to 1 Class A Common Stock split to be effected in the form of a dividend just prior to the Recapitalization transactions (see Note A), which increased the shares held by Spalding from 2,000 to 10,000,000. The par value difference between 2,000 shares and 10,000,000 shares in the amount of $9,998 was reclassified from paid-in capital to common stock.

    SPALDING 1996 EMPLOYEE STOCK OWNERSHIP PLAN. The Company does not currently have an employee stock ownership plan; however, certain Company employees were participants in the Spalding 1996 Employee Stock Ownership Plan.

    The Spalding 1996 Employee Stock Ownership Plan consists of an aggregate of 9,800,000 shares of common stock of Spalding, which were sold or granted as options to key employees of Spalding, including employees of the Company prior to August 20, 1998. The share issuance price and the option price must be at least 50% of the fair market value of the common shares on the date of the sale or grant and an option's maximum term is ten years. The option vests ratably over a five-year period. Any outstanding options will become immediately exercisable upon a change in control of Spalding. If an employee retires, any shares owned may be put to Spalding or Spalding can call the shares based on a fair market value formula, as defined. If an employee dies, becomes permanently disabled or terminates employment, Spalding can call the shares based on a fair market value formula, as defined.

    In 1997 and 1998, employees of the Company purchased 385,579 and 74,441 Spalding shares for $1,928 and $372 and were granted 1,269,816 and 260,559 common share options at fair market value. As of September 30, 1998, the Spalding 1996 Employee Stock Ownership Plan was canceled with respect to Evenflo employees.

    Spalding has elected the disclosure-only basis provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the options. Had compensation cost been determined based on the fair market value at the grant date consistent with the method provided by SFAS No. 123, the Company's net earnings (loss) for the year ended September 30, 1997 on a pro forma basis would have been $(5,837) as compared to the reported amount of $(5,611).

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE K--SHAREHOLDERS' EQUITY (CONTINUED)

    The estimated fair value was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants to Company employees:

                                                                       1997
                                                                     ---------
Dividend yield.....................................................         0%
Expected volatility................................................         0%
Risk-free interest rate............................................      6.38%
Option Term........................................................    5 years
Estimated fair value of granted options............................      $1.37

NOTE L--PENSION PLANS

    The Company's United States operations have noncontributory, defined benefit pension plans covering substantially all employees. These plans provide employees with pension benefits that either are based on age and compensation or are based on stated amounts for each year of service. The Company's funding policy is to contribute annually the minimum amounts permitted by the Internal Revenue Code. Plan assets are invested in a broadly diversified portfolio consisting primarily of common stock and fixed income securities.

    Prior to August 20, 1998, Spalding maintained certain pension plans that covered employees in both the Spalding and Evenflo Segments. Consistent with the Reorganization, pension plans attributable to the Company have become a liability to the Company and are included in the Company's balance sheet as of September 30, 1998. The reorganization of the Spalding pension plans has been treated as a "Separation of Funds" rather than a combined curtailment and settlement as described under Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" ("SFAS No. 88"). The net impact of this accounting is that the Company retains the (accrued)/prepaid balance at August 20, 1998 and amortizes any deferrals (gains/losses, prior service cost, transition obligation, etc.) associated with the plans rather than immediately recognizing them. Pension plan expenses attributable to the Company are included in the accompanying statement of consolidated earnings (loss) and comprehensive earnings (loss).

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE L--PENSION PLANS (CONTINUED)
    The funded status of the Company's United States defined benefit pension plans consists of the following:

                                                             ASSETS EXCEED
                                                              ACCUMULATED
                                                               BENEFITS      ACCUMULATED BENEFITS EXCEED ASSETS
                                                             -------------  -------------------------------------
                                                             SEPTEMBER 30,       SEPTEMBER 30,
                                                             -------------  -----------------------  DECEMBER 31,
                                                                 1997           1997        1998         1998
                                                             -------------  ------------  ---------  ------------
Actuarial present value of benefits based on service to
  date and present pay levels:
  Vested...................................................       $13,944            $0     $14,800      $14,808
  Non-vested...............................................         1,017            78         715          719
                                                             -------------  ------------  ---------  ------------
Accumulated benefit obligation.............................        14,961            78      15,515       15,527
Additional amounts related to projected pay increases......           201             0         294          287
                                                             -------------  ------------  ---------  ------------
Total projected benefit obligation based on service to
  date.....................................................        15,162            78      15,809       15,814
Plan assets at fair value..................................        15,654            22      14,523       14,523
                                                             -------------  ------------  ---------  ------------
Projected benefit obligation in excess of (less than) plan
  assets...................................................          (492 )          56       1,286        1,291
Unamortized net amount resulting from changes in plan
  experience and actuarial assumptions.....................         2,241            (9 )       769          954
Unrecognized net transition obligation.....................           406             0          80           77
Unamortized prior service cost.............................           787             0       1,403        1,362
                                                             -------------  ------------  ---------  ------------
Pension liability..........................................        $2,942           $47      $3,538       $3,684
                                                             -------------  ------------  ---------  ------------
                                                             -------------  ------------  ---------  ------------

    In 1998, there were no plans for which the assets exceeded the accumulated benefits.

    On September 30, 1997 and 1998 and December 31, 1998, the Company's United States pension liability due currently was $49, $19 and $26, and the long-term portion was $2,940, $3,519 and $3,658.

    The pension expense of the Company's United States defined benefit plans includes the following components:

                                                                             YEAR ENDED
                                                                            SEPTEMBER 30,            THREE MONTHS ENDED
                                                                   -------------------------------      DECEMBER 31,
                                                                     1996       1997       1998             1998
                                                                   ---------  ---------  ---------  ---------------------
Benefits earned during the period................................  $     709  $     927  $   1,073        $     245
Interest accrued on benefits earned in prior years...............        816        748        898              245
Return on plan assets............................................       (732)      (789)       238              306
Net amortization.................................................       (126)      (108)    (1,589)            (526)
                                                                   ---------  ---------  ---------            -----
Pension expense of domestic defined benefit pension plans........  $     667  $     778  $     620        $     270
                                                                   ---------  ---------  ---------            -----
                                                                   ---------  ---------  ---------            -----

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE L--PENSION PLANS (CONTINUED)
    Pension expense for the three months ended December 31, 1997 was $443.

    Assumptions used in the accounting for United States defined benefit pension plans as of September 30, 1997 and 1998 and December 31, 1998 were:

                                                                                        SEPTEMBER 30,
                                                                                     --------------------   DECEMBER 31,
                                                                                       1997       1998          1998
                                                                                     ---------  ---------  ---------------
Discount rate......................................................................       7.00%      6.25%         6.25%
Rate of increase in compensation levels............................................       4.50%      4.50%         4.50%
Expected long-term rate of return on assets........................................       8.50%      8.50%         8.50%

    The Company's United States operations and most non-U.S. subsidiaries have separate defined contribution plans. The purpose of these defined contribution plans is generally to provide additional financial security during retirement by providing employees with an incentive to make regular savings. Company contributions to the plans are based on employee contributions or compensation. The non-U.S. plans are integrated with the benefits required by the laws of the various countries. The Company's defined contribution plans' expenses totaled $257, $538, $647, $922 and $900 for the years ended September 30, 1996, 1997 and
1998 and the three months ended December 31, 1997 and 1998.

NOTE M--POSTRETIREMENT BENEFITS

    The Company provides certain postretirement health care and life insurance benefits for its domestic retired employees and their dependents. Substantially all of the Company's United States employees may become eligible for those benefits if they reach normal retirement age while working for the Company. Most international employees are covered by government sponsored programs, and the cost to the Company is not significant. The Company does not fund retiree health care benefits in advance and has the right to modify these plans in the future.

    Consistent with the Reorganization, postretirement benefits attributable to the Company have become a liability to the Company and are included in the Company's balance sheet as of September 30, 1998. The reorganization of the Spalding postretirement benefits has been treated as a "Separation of Funds" rather than a combined curtailment and settlement as described under SFAS No.
88. The net impact of this accounting is that the Company retains the (accrued)/prepaid balance at August 20, 1998 and amortizes any deferrals (gains/losses, prior service cost, transition obligation, etc.) associated with the plans rather than immediately recognizing them. Postretirement benefit expenses attributable to the Company are included in the accompanying statement of consolidated earnings (loss) and comprehensive earnings (loss).

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE M--POSTRETIREMENT BENEFITS (CONTINUED)
    The status of the postretirement benefit plans consists of the following:

                                                                                     SEPTEMBER 30,
                                                                                  --------------------  DECEMBER 31,
                                                                                    1997       1998         1998
                                                                                  ---------  ---------  -------------
Actuarial present value of benefit obligation based on service to date:
  Retirees......................................................................  $     857  $     983    $     983
  Fully eligible active participants............................................        210        184          184
  Other active participants.....................................................        341        461          461
                                                                                  ---------  ---------       ------
Accumulated postretirement benefit obligation...................................      1,408      1,628        1,628
Unamortized net amount resulting from changes in plan experience and actuarial
  assumptions...................................................................         74       (269)        (245)
                                                                                  ---------  ---------       ------
Postretirement benefit liability................................................  $   1,482  $   1,359    $   1,383
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------

    On September 30, 1997 and 1998 and December 31, 1998 the postretirement benefit liability due currently was $12, $0 and $0 and the long-term portion was $1,470, $1,359 and $1,383.

    The 1996, 1997 and 1998 postretirement benefit expense includes the following components:

                                                                                  YEAR ENDED
                                                                                 SEPTEMBER 30,               THREE MONTHS
                                                                        -------------------------------   ENDED DECEMBER 31,
                                                                          1996       1997       1998             1998
                                                                        ---------  ---------  ---------  ---------------------
Benefits earned during the period.....................................  $      23  $      25  $      42        $      13
Interest accrued on benefits earned in prior years....................         94         95        101               25
Net amortization......................................................          4         (3)        (1)              (6)
                                                                        ---------  ---------  ---------              ---
Postretirement benefit expense........................................  $     121  $     117  $     142        $      32
                                                                        ---------  ---------  ---------              ---
                                                                        ---------  ---------  ---------              ---

    Postretirement benefit expense for the three months ended December 31, 1997 was $13.

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE M--POSTRETIREMENT BENEFITS (CONTINUED)
    Assumptions used in the accounting for postretirement benefit plans as of September 30, 1997 and 1998 and December 31, 1998 were:

                                                                                         SEPTEMBER 30,
                                                                                      --------------------  DECEMBER 31,
                                                                                        1997       1998         1998
                                                                                      ---------  ---------  -------------
Discount rate.......................................................................       7.00%      6.25%        6.25%
Rate of increase in compensation levels.............................................       4.50%      4.50%        4.50%
Assumed current year health care cost trend rate
  Retirees under 65.................................................................       4.00%      7.50%        7.50%
  Medicare eligible retirees........................................................       5.00%      7.50%        7.50%
Assumed ultimate trend rate.........................................................       0.00%      5.00%        5.00%
Year ultimate health care cost rate will be achieved................................       2003       2003         2003
Effect of 1% increase in health care cost trend rates
  Accumulated postretirement benefit obligation.....................................  $      80  $     144    $     144
  Annual aggregate benefit and interest costs.......................................         10         19            6

NOTE N--LEASE COMMITMENTS

    The Company leases certain manufacturing, warehousing and office facilities, and equipment under various operating lease arrangements expiring periodically through 2008. The Company has no material capital leases.

    The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998:

YEAR ENDING DECEMBER 31,
-------------------------------------------------------------------------------------
1999.................................................................................  $     571
2000.................................................................................        522
2001.................................................................................        382
2002.................................................................................        311
2003.................................................................................        312
Thereafter...........................................................................      1,294
                                                                                       ---------
Total minimum lease payments.........................................................  $   3,392
                                                                                       ---------
                                                                                       ---------

    Rental expense under operating leases was $531, $1,024, $1,588, $407 and $156 for the years ended September 30, 1996, 1997 and 1998 and for the three months ended December 31, 1997 and 1998.

NOTE O--CURRENCY EXCHANGE CONTRACTS

    The Company may from time to time enter into forward currency exchange contracts to protect inventory purchases and affiliated note activities against changes in future currency exchange rates; however, for the years ended September 30, 1997 and 1998 and the three months ended December 31, 1998, the Company did not enter into any forward exchange contracts. A forward currency exchange

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE O--CURRENCY EXCHANGE CONTRACTS (CONTINUED) contract is an agreement between two parties to buy or sell currency at a set price on a future date. The market value of the contract will fluctuate with changes in currency exchange rates. The contract is marked-to-market using the spot rate at the end of each accounting period and the change in market value is recorded by the Company as currency gain or loss. Risk may arise upon entering into these contracts from unanticipated movements in the value of a foreign currency relative to the U.S. dollar. As of September 30, 1997 and 1998 and December 31, 1998, the Company had no currency contracts outstanding.

NOTE P--CONCENTRATION OF CREDIT RISK

    During the years ended September 30, 1996, 1997 and 1998 and the three months ended December 31, 1997 and 1998, the Company's sales to two U.S. customers amounted to 34%, 37%, 42%, 35% and 42%, respectively, of net sales. No other customer exceeded 10% during these periods.

NOTE Q--CONTINGENCIES

    The Company is both a plaintiff and defendant in numerous lawsuits incidental to its operations, some alleging substantial claims. In addition, the Company's operations are subject to federal, state and local environmental laws and regulations. The Company has entered into settlement agreements with the U.S. Environmental Protection Agency and other parties on several sites and is still negotiating on other sites. The settlement amounts and estimated liabilities are not significant.

    Management is of the opinion that, after taking into account the merits of defenses, insurance coverage and established reserves, the ultimate resolution of these matters will not have a material adverse effect in relation to the Company's consolidated financial statements.

    Under an indemnification agreement entered into on August 20, 1998, Spalding agreed to indemnify the Company for all losses and liabilities of any kind relating to any non-Company matters and the Company agreed to indemnify Spalding for all losses and liabilities of any kind relating to the Company's business. In addition, Spalding agreed to indemnify the Company for the expense of product recalls and corrective actions relating to products manufactured by the Company prior to August 20, 1998, the date that Spalding sold control of the Company to another entity (see Note A). As of December 31, 1998, for active recalls or corrective actions indemnified by Spalding, the Company has incurred actual expenses of approximately $43 and recorded a product recall liability for additional estimated costs of approximately $900. As a result of the indemnification, the Company has also recorded a receivable from Spalding for approximately $1,205, which included approximately $912 for the year ended September 30, 1998 and $293 for the three months ended December 31, 1998. In January 1999, the Company purchased product recall coverage for $525 per year, with a deductible of $500 per occurrence and a limit of $10,000 per year.

NOTE R--RELATED PARTY TRANSACTIONS

    See Note A--"Organization" for a description of the transactions with Spalding in connection with the Reorganization.

    See Note B--"Summary of Significant Accounting Policies" for transactions with Spalding, a description of the tax sharing agreement between Spalding and the Company, certain information concerning the

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE R--RELATED PARTY TRANSACTIONS (CONTINUED) cancellation of Spalding's long-term incentive compensation plans and descriptions of Spalding's employee stock ownership plans.

    See Note G--"Long-Term Debt to Spalding" for a description of a note payable to Spalding to enable the Company to purchase certain net assets of Gerry and of the methodology used by Spalding in allocating to the Company certain guaranteed bank debt and related deferred financing costs and interest.

    See Note P--"Contingencies" for a description of the mutual indemnification agreement between the Company and Spalding related to the Reorganization and resulting separation of the companies.

    Effective August 20, 1998, the Company and KKR, an affiliate of the Company, entered into a management agreement providing for the performance by KKR of certain management services for the Company for an annual fee of $300, plus expenses. The Company expensed $33 in the year ended September 30, 1998 and $75 in the three months ended December 31, 1998, pursuant to such management agreement with KKR.

NOTE S--SEGMENT REPORTING

    The Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", during the three months ended December 31, 1998. The adoption of SFAS 131 resulted in no changes to the prior year segment

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND THE THREE MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED) AND 1998

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE S--SEGMENT REPORTING (CONTINUED)
information presentation. The following schedule presents geographical information about the Company's continuing operations in the infant and juvenile product markets:

                                                                     YEAR ENDED                THREE MONTHS ENDED
                                                                   SEPTEMBER 30,                  DECEMBER 31,
                                                         ----------------------------------  -----------------------
                                                            1996        1997        1998        1997         1998
                                                         ----------  ----------  ----------  -----------  ----------
                                                                                             (UNAUDITED)
GEOGRAPHIC LOCATION
Net sales
  United States........................................  $  206,421  $  261,549  $  304,173   $  61,755   $   64,088
  Other nations........................................      30,744      35,194      34,904       7,895        8,464
                                                         ----------  ----------  ----------  -----------  ----------
    Total net sales....................................  $  237,165  $  296,743  $  339,077   $  69,650   $   72,552
                                                         ----------  ----------  ----------  -----------  ----------
                                                         ----------  ----------  ----------  -----------  ----------
Earnings (loss) before income taxes and extraordinary
  loss:
  United States (as restated, see Note G)..............  $   14,231  $    6,903  $    2,840   $  (1,811)  $  (10,246)
  Other nations........................................       1,196       2,856         100         111          167
  Allocated Spalding expenses..........................      (2,500)     (2,900)     (2,566)       (700)           0
  Restructuring costs..................................           0      (9,591)     (1,446)        (60)           0
  1994 Management Stock Ownership Plan expense.........      (2,621)          0           0           0            0
  Interest expense, net................................      (4,128)     (7,243)    (11,458)     (2,494)      (4,220)
                                                         ----------  ----------  ----------  -----------  ----------
    Earnings (loss) before income taxes and
      extraordinary loss...............................  $    6,178  $   (9,975) $  (12,530)  $  (4,954)  $  (14,299)
                                                         ----------  ----------  ----------  -----------  ----------
                                                         ----------  ----------  ----------  -----------  ----------
Identifiable assets
  United States........................................  $  165,135  $  240,459  $  270,714   $ 228,829   $  257,049
  Other nations........................................      12,256      14,746      14,647      15,177       18,404
                                                         ----------  ----------  ----------  -----------  ----------
    Total assets.......................................  $  177,391  $  255,205  $  285,361   $ 244,006   $  275,453
                                                         ----------  ----------  ----------  -----------  ----------
                                                         ----------  ----------  ----------  -----------  ----------

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evenflo Company, Inc.:

We have audited the accompanying statements of revenues and direct costs of Gerry Baby Products ("Gerry") for the years ended December 31, 1995 and 1996. The statements of revenues and direct costs are the responsibility of Gerry's management. Our responsibility is to express an opinion on the statements of revenues and direct costs based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of revenues and direct costs is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct costs. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements of revenues and direct costs presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of revenues and direct costs present fairly, in all material respects, the revenues and direct costs of Gerry for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

As more fully described in Note B to the statements of revenues and direct costs, Gerry has been operated as part of a subsidiary of Huffy Corporation ("Huffy") for the years ended December 31, 1995 and 1996. Historically, no effort was made to quantify or record certain expense allocations and indirect costs to the portion of the Huffy subsidiary purchased by the Company. Accordingly, these expense allocations and indirect costs have not been included in the accompanying statements of revenues and direct costs.

DELOITTE & TOUCHE LLP

Tampa, Florida
July 10, 1998

                              GERRY BABY PRODUCTS

                    STATEMENTS OF REVENUES AND DIRECT COSTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
           AND (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                 1995        1996
                                                                              ----------  ----------     1997
                                                                                                      -----------
                                                                                                      (UNAUDITED)
Net sales...................................................................  $  114,437     124,064      33,446
  Cost of sales.............................................................      97,155     104,845      28,179
                                                                              ----------  ----------  -----------
Gross profit................................................................      17,282      19,219       5,267
  Direct selling, general and administrative expenses.......................      14,499      15,801       4,705
                                                                              ----------  ----------  -----------
Excess of revenues over direct costs........................................  $    2,783       3,418         562
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

       See accompanying Notes to Statements of Revenues and Direct Costs.

                              GERRY BABY PRODUCTS

                NOTES TO STATEMENTS OF REVENUES AND DIRECT COSTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
           AND (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A--DESCRIPTION OF BUSINESS

    On April 21, 1997, Evenflo Company, Inc. ("Evenflo"), acquired certain net assets of Gerry Baby Products ("Gerry"), a part of a subsidiary of Huffy Corporation ("Huffy") for $68,652. Gerry manufactures and/or markets specialty juvenile products including baby bath, health and safety items, monitors and other baby care products and accessories, as well as juvenile car seats, strollers, high chairs, cribs, dressers and changing tables, gates and soft carriers and frame carriers marketed under the GERRY and SNUGLI brand names.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION. The accompanying statements of revenues and direct costs reflect the operations of Gerry, operating as a part of a wholly-owned subsidiary of Huffy, and may not necessarily be indicative of the financial results had Gerry been operating as a separate entity. Historically, no effort was made to quantify or record certain expense allocations and indirect costs to the portion of the Huffy subsidiary purchased by the Company. Allocations to Gerry for certain expenses such as interest, portions of product liability costs, legal, insurance, employee benefits, corporate overhead and income taxes by Huffy are not included in these statements for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997. Accordingly, the accompanying statements show only the revenues and direct costs for those periods.

    INVENTORIES. Inventories are valued at the lower of cost (first-in, first-out) or market.

    PROPERTY, PLANT AND EQUIPMENT. Depreciation expense was approximately $3,200 and $3,600 for the years ended December 31, 1995 and 1996 and $849 for the three months ended March 31, 1997.

    REVENUE RECOGNITION. Gerry recognizes revenue from product sales when the goods are shipped and title passes to the customer.

    USE OF ESTIMATES. The preparation of the accompanying statements of revenues and direct costs in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and direct costs during the reporting period. Actual results could differ from those estimated.

NOTE C--COMMITMENTS AND CONTINGENCIES

    Gerry leases certain Colorado manufacturing, warehousing, and office facilities under a noncancelable lease agreement which expires October 21, 1998. This lease generally contains a requirement for Gerry to pay taxes, insurance, maintenance and other expenses in addition to the minimum base rentals. Rental expense under the operating lease was approximately $1,500 and $1,400 for the years ended December 31, 1995 and 1996 and $341 for the three months ended March 31, 1997.

    In connection with the Evenflo purchase, the Gerry Colorado operations have been relocated to the Evenflo Ohio and Georgia facilities and the Colorado lease was cancelled on July 10, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           1
Summary Historical and Pro Forma Consolidated
  Financial Data.................................          12
Risk Factors.....................................          15
Transactions.....................................          27
Use of Proceeds..................................          30
Capitalization...................................          30
Pro Forma Condensed Consolidated Financial
  Statement......................................          31
Selected Consolidated Historical Financial
  Data...........................................          35
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          38
Business.........................................          51
Management.......................................          64
Certain Relationships and Related Transactions...          70
Principal Shareholders...........................          73
Description of the Credit Facility...............          75
Description of Capital Stock.....................          77
The Exchange Offer...............................          80
Description of the Exchange Notes................          91
United States Federal Income Tax Consequences....         129
Plan of Distribution.............................         131
Legal Matters....................................         132
Experts..........................................         132
Index to Financial Statements....................         F-1

                             EVENFLO COMPANY, INC.

                            OFFER TO EXCHANGE UP TO
                          $110,000,000 OF ITS 11 3/4%
                                    SERIES B
                             SENIOR NOTES DUE 2006
                           WHICH HAVE BEEN REGISTERED
                           UNDER THE SECURITIES ACT,
                                FOR ANY AND ALL
                               OF ITS OUTSTANDING
                         11 3/4% SENIOR NOTES DUE 2006

                               -----------------

                                   PROSPECTUS

                               -----------------

                                  MAY 13, 1999

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